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MONGODB, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-220557

         PROSPECTUS

8,000,000 Shares

Class A Common Stock

        MongoDB, Inc. is offering 8,000,000 shares of its Class A common stock. This is our initial public offering, and no public market currently exists for our shares of Class A Common Stock.

        We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock will be entitled to ten votes per share and will be convertible into one share of Class A common stock at any time. Outstanding shares of Class B common stock will represent approximately 98% of the voting power of our outstanding capital stock immediately following the closing of this offering, with our directors and executive officers and their affiliates holding approximately 70%, assuming in each case no exercise of the underwriters' over-allotment option.

        Our Class A common stock has been approved for listing on the NASDAQ Global Market under the symbol "MDB."

        We are an "emerging growth company" as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 16.

PRICE $24.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to MongoDB

Per Share	$24.00	$1.68	$22.32

Total	$192,000,000	$13,440,000	$178,560,000

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        We have granted the underwriters the right to purchase up to an additional 1,200,000 shares of Class A common stock to cover over-allotments.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of Class A common stock to purchasers on October 23, 2017.

Morgan Stanley	Goldman Sachs & Co. LLC	Barclays	Allen & Company LLC

Stifel	Canaccord Genuity	JMP Securities

October 18, 2017

MongoDB is the leading modern general purpose database platform

STRONG DEVELOPER ADOPTION

30M+ total downloads

of our Community Server "freemium" offering

LARGE CUSTOMER BASE

- as of July 31, 2017 -

>4,300 customers

>50% of Fortune 100

ROBUST CUSTOMER EXPANSION

>120% ARR expansion

- for each of the last 10 quarters -

110
164
246
296
FY'15
FY'16
FY'17
Q2 FY'18

296 customers with >$100K ARR and annualized MRR

mongoDB.

        You should rely only on the information contained in this document and any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

        Through and including November 12, 2017 (25 days after the date of this prospectus), all dealers that effect transactions in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        For investors outside the United States: We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus and the information set forth under the sections titled "Risk Factors," "Special Note Regarding Forward-Looking Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unless the context otherwise requires, we use the terms "MongoDB," "company," "our," "us," and "we" in this prospectus to refer to MongoDB, Inc. and, where appropriate, our consolidated subsidiaries. Our fiscal year ends January 31.

 MONGODB, INC.

Overview

        MongoDB is the leading modern, general purpose database platform. Our platform unleashes the power of software and data for developers and the applications they build.

        Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. To compete effectively in today's global, data-driven market environment, organizations must provide their end-users with applications that capture and leverage the vast volumes and varieties of available data. As a result, the software developers who build and maintain these applications are increasingly influential in organizations and demand for their talent has grown substantially. Consequently, organizations have significantly increased investment in developers and their productivity has become a strategic imperative for organizations of all sizes, industries and geographies.

        A database is at the heart of every software application. As a result, selecting a database is a highly strategic decision that directly affects developer productivity, application performance and organizational competitiveness. We built our platform to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. Our platform addresses the performance, scalability, flexibility and reliability demands of modern applications while maintaining the core capabilities of legacy databases. This allows software developers to build or modernize applications quickly and intuitively, making developers more productive and giving their organizations a competitive advantage.

        Relational databases were first developed in the 1970s and their underlying architecture remains largely unchanged even though the nature of applications, how they are deployed and their role in business have evolved dramatically. Modern software development is highly iterative and requires flexibility. Relational databases were not built to support the volume, variety and velocity of data being generated today, hindering application performance and developer productivity. In a relational database environment, developers are often required to spend significant time fixing and maintaining the linkages between modern applications and the rigid database structures that are inherent in relational offerings. Further, relational databases were built before cloud computing was popularized and were not designed for "always-on" globally distributed deployments. These factors have left developers and their organizations in need of more agile and effective database alternatives. A number of non-relational database alternatives, sometimes called NoSQL, have attempted to address the limitations of relational databases, but they have not achieved widespread developer mindshare and marketplace adoption. Based on DB-Engines' rankings, we have been the leading modern database by popularity worldwide since 2013. When we refer to a modern database, we are referring to a database that was originally commercialized after the year 2000 and that is designed for globally distributed deployments.

        Our unique platform architecture combines the best of both relational and non-relational databases. We believe our core platform differentiation is driven by our ability to address the needs of organizations for performance, scalability, flexibility and reliability while maintaining the strengths of relational databases. Our document-based architecture enables developers to manage data in a more natural way, making it easy and intuitive for developers to rapidly and cost-effectively build, modernize, deploy and maintain applications, thereby increasing developer productivity. Customers can run our platform in any environment, depending on their operational requirements: in the cloud, on-premise or in a hybrid environment.

        We believe we have a highly differentiated business model. Our platform is offered under a software subscription business model, with subscription revenue accounting for 90% and 91% of our total revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. Our Community Server offering may be downloaded multiple times by an individual user prior to any subsequent subscription purchase. This allows developers to evaluate our platform in a frictionless manner, which we believe has contributed to our platform's popularity and driven enterprise adoption of our subscription offering. Our software has been downloaded from our website over 30 million times since February 2009 and over 10 million times in the last 12 months alone. We provide our platform under a licensing model that protects our intellectual property and supports our software subscription business model.

        We have experienced rapid growth. As of July 31, 2017, we had over 4,300 customers across a wide range of industries and in more than 85 countries, compared to over 1,700 and 3,200 customers as of January 31, 2016 and 2017, respectively. Our customers include over half of the Global Fortune 100 companies. As of July 31, 2017, we had over 1,350 customers that were sold through our direct sales force and channel partners, as compared to over 900 and over 1,200 such customers as of January 31, 2016 and 2017, respectively. These customers accounted for 96%, 95% and 92% of our subscription revenue for the fiscal years ended January 31, 2016 and 2017 and the six months ended July 31, 2017, respectively. For the fiscal years ended January 31, 2015, 2016 and 2017, our total revenue was $40.8 million, $65.3 million and $101.4 million, respectively, representing year-over-year growth of 60% for fiscal year 2016 and 55% for fiscal year 2017. For the six months ended July 31, 2017, our total revenue was $68.0 million, representing a 51% increase over revenue for the six months ended July 31, 2016. We believe our net annual recurring revenue, or ARR, expansion rate, which has been over 120% for each of the last ten fiscal quarters, demonstrates the attractiveness of our platform to our customers. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cohort and Contribution Margin Analyses—Direct Customer Cohort Analysis" for a description of ARR and a discussion of net ARR expansion rate. Our net loss was $76.7 million, $73.5 million, $86.7 million and $45.8 million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our operating cash flow was $(62.0) million, $(47.0) million, $(38.1) million and $(26.9) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our free cash flow was $(64.7) million, $(47.4) million, $(39.8) million and $(28.5) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Non-GAAP Free Cash Flow."

Industry Background

        There are a number of important industry trends and market dynamics that are transforming the ways organizations utilize software applications and leverage the underlying data. These include:

Software Applications Are Transforming Business

        Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. Disruptive companies are leveraging software applications to redefine large global industries such as entertainment, financial services, healthcare, hospitality, lodging, retail and transportation. At the same time, more traditional companies that historically have not primarily relied on software innovation as a key differentiator are increasingly modernizing their operations by investing significantly in software application development and hiring developers to differentiate themselves competitively.

Software Developers Are Strategically Important to Organizations

        As software applications have become essential to all businesses, the software developers who build and maintain these applications are increasingly influential in organizations and demand for their talent has grown substantially. Consequently, organizations have significantly increased investment in developers and their productivity has become a strategic imperative for organizations of all sizes, industries and geographies.

        Corporate IT departments have historically dictated the technologies that developers could use. With the rising influence of developers and the prevalence of cloud-based software solutions, developers are increasingly able and empowered to make their own technology choices.

A Database Is at the Heart of Every Application

        Every software application requires a database to store, organize and process data. A database directly impacts an application's performance, scalability, flexibility and reliability. For this reason, the selection of a database is a highly strategic decision impacting application performance and organizational competitiveness. Similarly, as developers modernize or upgrade an existing application, they choose whether a new database can better meet their requirements. Large organizations can have tens of thousands of applications and associated databases.

The Volume, Variety and Velocity of Data Today Complicates Application Development

        The volume, variety and velocity of data generated and accessed through applications worldwide is increasing, driven by the rise of cloud computing, the increasing prevalence of mobile, social and Internet of Things, or IoT, applications, and the low cost of storage. The Cisco Global Cloud Index estimates that 600 zettabytes, or ZBs, of data will be generated annually by all people, machines and things by 2020, up from 145 ZBs generated in 2015. Accompanying this explosion in data volume is an expansion in the variety of data, including data with different structures, often called semi-structured data, and new patterns of data, such as time-series data. This places increasing pressure on the developers who build and maintain software applications to select the right database for an application, to ensure that the database can accommodate the required volume, variety and velocity of data to deliver the desired end-user experience.

Organizations Are Modernizing their IT Infrastructure and Adopting Cloud Architectures

        Organizations worldwide are undergoing a fundamental modernization of legacy IT infrastructure and rapidly adopting cloud or hybrid architectures. As developers re-platform existing applications, they have the opportunity to re-evaluate the underlying database platform that the application is built on to ensure that it will support the functionality required today and is flexible enough to adapt to future requirements. In addition, organizations prefer solutions that do not lock them in to any one public cloud provider, which limits their flexibility and exposes them to potential cost increases over time.

Limitations of Relational and Other Existing Databases

        Relational databases were first developed in the 1970s. These legacy databases became the foundational technology for mainframe and client server-based applications, providing sophisticated and efficient access to data, guarantees of data integrity and valuable enterprise-oriented features, including management tools and integrations. These core capabilities remain important today.

        The underlying architecture of relational databases, however, remains largely unchanged even though the nature of applications, how they are deployed and their role in business have evolved dramatically. Relational databases were not built to deliver the performance, scalability, flexibility and reliability required by modern applications. These legacy databases use rigid, inflexible schemas, where data is stored in tables of rows and columns, and where even simple schema changes can be complicated. Modern software development is highly iterative and requires flexibility, and this rigid structure makes it costly and time consuming for developers to build, maintain and update applications as required. Further, relational databases were built before cloud computing was popularized and were not designed for "always-on" globally distributed deployments. All of these factors hinder developer productivity and reduce organizational competitiveness, leaving developers and their organizations in need of more effective, more agile, lower cost database solutions.

        A number of non-relational database alternatives have attempted to address the limitations of relational databases. However, in attempting to solve the challenges of legacy relational databases, many of these vendors have made architectural choices that compromised many of the core capabilities of relational databases, limiting these vendors to a relatively narrow set of use cases. As a result, they have not achieved widespread developer mindshare and marketplace adoption.

Our Market Opportunity

        The database market is one of the largest in the software industry. According to IDC, the worldwide database software market, which it refers to as structured data management software, was $44.6 billion in 2016 and is expected to grow to $61.3 billion in 2020, representing an 8% compound annual growth rate. Legacy database vendors have historically dominated this market. We believe this market is one of the few within the enterprise technology stack that has yet to be disrupted by a modern alternative, creating our opportunity.

Our Unique Approach to Our Opportunity

        We believe that there are two important and highly differentiating aspects of our approach to the large and highly strategic database market.

        Our Unique Platform Architecture.    Our platform architecture, called our Nexus Architecture, combines the best of both relational and non-relational databases. Our Nexus Architecture delivers the benefits of relational databases, including sophisticated and efficient access to data, guarantees of data integrity and enterprise management tools and integrations, while providing the scalability, flexibility and always-on reliability required for modern applications. Our design choices allow us to support a broad range of application use cases and increase the appeal for organizations to standardize on our platform, further contributing to the broad scope of our market opportunity. In fiscal year 2017, approximately 30% of our new business resulted from the migration of applications from relational databases.

        Our Unique Business Model.    We believe we have a highly differentiated business model that combines the developer mindshare and adoption benefits of open source with the economic benefits of a proprietary software subscription business model. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. This allows developers to evaluate our platform in a frictionless manner, which we believe has contributed to our platform's popularity among developers and driven enterprise adoption of our subscription offering. Community Server has been downloaded from our website over 30 million times since February 2009 and over 10 million times in the last 12 months alone. Unlike software companies built around third-party open source projects, we own the intellectual property of our offerings since we are the creators of the software, enabling our proprietary software subscription business model. Subscription revenue accounted for 90% and 91% of our total revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. The economic attractiveness of our subscription-based model is driven by customer renewals and increasing existing customer subscriptions over time, referred to as land-and-expand.

Our Solution

        MongoDB is the leading, modern database platform, built to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. Our primary subscription package is MongoDB Enterprise Advanced, our comprehensive offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment. MongoDB Enterprise Advanced includes our proprietary database server, advanced security, enterprise management capabilities, our graphical user interface, analytics integrations, technical support and a commercial license to our platform. We also offer MongoDB Atlas, our cloud hosted database-as-a-service, or DBaaS, offering that includes comprehensive infrastructure and management of our Community Server offering. The key differentiators of our platform include:

  •
  We Built a Modern Platform for Applications.  Our founders were frustrated by the challenges of working with legacy database offerings. Our platform was built to address these challenges while maintaining the best aspects of relational databases, allowing developers both to build new, modern applications that could not be built on relational databases and to more quickly and easily modernize existing applications. Core features and capabilities of our platform include:

  •
  Performance.  We deliver the extreme throughput and predictable low-latency required by the most demanding applications and leverage modern server architectures, delivering millions of operations per second.

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  Scalability.  Our architecture scales horizontally across thousands of servers, supporting petabytes of data and millions of users in a globally distributed environment.

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  Flexibility.  Our document-based architecture easily accommodates the variety of data required by modern applications.

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  Reliability.  Our platform includes the critical, advanced security features and fault-tolerance that enterprises demand. It was built to operate in a globally distributed environment for "always-on" applications.

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  We Built Our Platform for Developers.  MongoDB was built by developers for developers. We architected our platform with robust functionality and made it easy and intuitive for developers to build, modernize, deploy and maintain applications rapidly and cost-effectively, thereby increasing developer productivity. Our document-based architecture enables developers to manage and interact with data in a more natural way. As a result, developers can focus on the application and end-user experience as they do not have to spend significant time fixing and maintaining the linkages between the application and a rigid relational database structure. We also offer drivers in all leading programming languages, allowing developers to interact with our platform using the programming language of their choice, further increasing developer productivity.

  •
  We Allow Customers to Run Any Application Anywhere.  As a general purpose database, we support applications across a wide range of use cases. Our software is easily configurable, allowing customers to adjust settings and parameters to optimize performance for a specific application and use case. Customers can run our platform in any environment, depending on their operational requirements: in the cloud, on-premise or in a hybrid environment. In addition, customers can deploy our platform in any of the public cloud alternatives, providing them with increased flexibility and cost-optimization opportunities by preventing public cloud vendor lock-in.

Key Customer Benefits

        Our platform delivers the following key business benefits for our customers:

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  Maximize Competitive Advantage through Software and Data.  Our platform is built to support modern applications, allowing organizations to harness the full power of software and data to drive competitive advantage. Developers use our platform to build new, operational and customer-facing applications, including applications that cannot be built on relational databases. As a result, our platform can help drive our customers' ability to compete, improve end-user satisfaction, increase their revenue and gain market share.

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  Increase Developer Productivity.  By empowering developers to build or modernize applications quickly and cost-efficiently, we enable developers' agility, accelerating the time-to-revenue for new products.

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  Deliver High Reliability for Mission-Critical Deployments.  Our platform is designed to support mission-critical applications by being fault-tolerant and always on, reducing downtime for our customers and minimizing the risk of lost revenue.

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  Reduce Total Cost of Ownership.  The speed and efficiency of application development using our platform, coupled with decreased developer resources required for application maintenance, can result in a dramatic reduction in the total cost of ownership for organizations. In addition, our platform runs on commodity hardware, requires less oversight and management from operations personnel and can operate in the cloud or other low-cost environments, leading to reduced application-related costs for our customers.

Our Growth Strategy

        We are pursuing our large market opportunity with growth strategies that include:

  •
  Acquire New Customers.  We believe there is a substantial opportunity to continue to grow our customer base. We benefit from word-of-mouth awareness and frictionless usage and experimentation by the developer community through our Community Server offering. As a result, our direct sales prospects are often familiar with our platform and may have already built applications using our technology. While we sell to organizations of all sizes across a broad range of industries, our key focus is on enterprises that invest more heavily in software application development and deployment. These organizations have a greater need for databases and, in the largest enterprises, can have tens of thousands of applications and associated databases.

  •
  Drive Usage of MongoDB Atlas.  In June 2016, we introduced MongoDB Atlas, our DBaaS offering. This hosted cloud offering is an important part of our run-anywhere solution and allows us to generate revenue from Community Server, converting users who do not need all of the benefits of MongoDB Enterprise Advanced into customers. To accelerate adoption of this hosted cloud offering, we recently introduced tools to easily migrate existing users of our Community Server offering to become customers of MongoDB Atlas.

  •
  Expand Sales Within Our Customer Base.  We seek to grow our sales with our customers in several ways. As an application grows and requires additional capacity, our customers increase their subscriptions to our platform. In addition, our customers may expand their subscriptions to our platform as they migrate additional existing applications or build new applications, either within the same department or in other lines of business or geographies. Also, as customers modernize their IT infrastructure and move to the cloud, they may migrate applications from legacy databases. Even within our largest customers, we believe we currently represent a small percentage of their overall spend on databases, reflecting our small market penetration. Our net ARR expansion rate, which has been over 120% for each of the last ten fiscal quarters, demonstrates our ability to expand within existing customers.

  •
  Extend Product Leadership and Introduce New Products.  We intend to continue to invest in our product offerings with the goal of becoming the most widely deployed database in the world. We direct our product innovation toward initiatives intended to drive customer adoption and expansion and increase developer productivity.

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  Foster the MongoDB Developer Community.  We have attracted a large and growing community of highly engaged developers, who have downloaded our Community Server offering over 30 million times from our website alone since February 2009. We believe that the engagement of developers increases our brand awareness. Many of these developers become proponents of MongoDB within their organizations, which may result in new enterprise customers selecting our platform as well as expansion opportunities within existing customers. We intend to continue to invest in the MongoDB developer community.

  •
  Grow and Cultivate Our Partner Ecosystem.  We have built a partner ecosystem of independent software vendors, systems integrators, value added resellers and technology partners. Our partners include Accenture, Adobe, Amazon Web Services, or AWS, Cisco, Google, Infosys, Microsoft, Splunk, Tableau and more than 1,000 other organizations. We intend to continue to expand and enhance our partner relationships to grow our market presence and drive greater sales efficiency.

  •
  Expand Internationally.  We believe there is significant opportunity to continue to expand the use of our platform outside the United States. In both the fiscal year ended January 31, 2017 and the six months ended July 31, 2017, total revenue generated outside of the United States was 35% of our total revenue. We intend to continue to expand our sales and drive adoption of our platform globally.

Selected Risks Affecting Our Business

        Investing in our Class A common stock involves risk. You should carefully consider all the information in this prospectus prior to investing in our Class A common stock. These risks are discussed more fully in the section entitled "Risk Factors" immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

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  We have a limited operating history, which makes it difficult to predict our future results of operations.

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  We have a history of losses, and as our costs increase, we may not be able to generate sufficient revenue to achieve or sustain profitability.

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  Because we derive substantially all of our revenue from our database platform, failure of this platform to satisfy customer demands, could adversely affect our business, results of operations, financial condition and growth prospects.

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  We currently face significant competition.

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  If we do not effectively expand our sales and marketing organization, we may be unable to add new customers or increase sales to our existing customers.

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  Our adoption strategies include offering Community Server and a free tier MongoDB Atlas, and we may not be able to realize the benefits of these strategies.

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  We have invested significantly in our MongoDB Atlas offering and if it fails to achieve market adoption our business, results of operations and financial condition could be harmed.

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  We could be negatively impacted if the GNU Affero General Public License version 3 and other open source licenses under which some of our software is licensed are not enforceable.

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  We offer Community Server under an open source license, which could negatively affect our ability to monetize and protect our intellectual property rights.

  •
  If we are not able to introduce new features or services successfully and to make enhancements to our software or services, our business and results of operations could be adversely affected.

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  If we fail to continue to grow and to manage our growth effectively, we may be unable to execute our business plan, increase our revenue, improve our results of operations, maintain high levels of service, or adequately address competitive challenges.

  •
  The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change of control. Specifically, outstanding shares of Class B common stock will represent approximately 98% of the voting power of our outstanding capital stock immediately following the closing of this offering, with our directors and executive officers and their affiliates holding approximately 70%, assuming in each case no exercise of the underwriters' over-allotment option.

Corporate Information

        MongoDB, Inc. was incorporated under the laws of the State of Delaware in November 2007, under the name 10Gen, Inc. We changed our name to MongoDB, Inc. on August 27, 2013. Our principal executive offices are located at MongoDB, Inc., 229 W. 43rd Street, 5th Floor, New York, NY 10036. Our telephone number is 646-727-4092. Our website address is www.mongodb.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common stock.

        "MongoDB" and the MongoDB leaf logo, and other trademarks or service marks of MongoDB, Inc. appearing in this prospectus are the property of MongoDB, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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  a requirement to have only two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure;

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  an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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  an exemption from implementation of new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

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  reduced disclosure obligations regarding executive compensation arrangements; and

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  no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

        We may take advantage of some or all these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which our annual gross revenue is $1.07 billion or more, or (c) in which we are deemed to be a "large accelerated filer," under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. Further, it is possible that some investors will find our Class A common stock less attractive as a result of these elections, which may result in a less active trading market for our Class A common stock and higher volatility in our stock price.

 THE OFFERING

Class A common stock offered by us	8,000,000 shares
Class A common stock to be outstanding after this offering	8,068,199 shares
Class B common stock to be outstanding after this offering	40,900,106 shares
Total Class A common stock and Class B common stock to be outstanding after this offering	48,968,305 shares
Over-allotment option of Class A common stock offered by us	1,200,000 shares
Voting rights

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. The holders of Class A common stock are entitled to one vote per share, and the holders of Class B common stock are entitled to ten votes per share, on all matters that are subject to stockholder vote. The holders of Class B common stock also have approval rights for certain corporate actions. Each share of Class B common stock may be converted into one share of Class A common stock at any time at the option of its holder and will be automatically converted into one share of Class A common stock upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the outstanding shares of Class B common stock represent less than 10% of the aggregate number of shares of our capital stock, all outstanding shares of Class B common stock shall convert automatically into Class A common stock. See the section titled "Description of Capital Stock" for additional information.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Immediately following the closing of this offering, our directors and executive officers and their affiliates will beneficially own approximately 70% of the voting power of our outstanding capital stock (assuming in each case no exercise of the underwriters' over-allotment option) and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See "Principal Stockholders" and "Description of Capital Stock."
Use of proceeds

We estimate that we will receive net proceeds of approximately $175.4 million (or approximately $202.2 million if the underwriters exercise their over-allotment option in full), based on the initial public offering price of $24.00 per share, after deducting underwriter discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering are to increase our financial flexibility, create a public market for our Class A common stock, and facilitate our future access to the capital markets.

We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may use a portion of the proceeds from this offering for acquisitions or strategic investments in businesses or technologies, although we do not currently have any plans for any such acquisitions or investments. See "Use of Proceeds" for additional information.

Directed share program

At our request, the underwriters have reserved for sale at the initial public offering price per share up to 400,000 shares of our Class A common stock, or up to 5% of the shares of Class A common stock offered by this prospectus, to certain individuals through a directed share program, including our executive officers and employees, as well as friends and family members of our executive officers, founders and certain members of senior management. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any executive officer or employee, which will be subject to a 180-day lock-up restriction. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered under this prospectus. See "Underwriting."

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.
NASDAQ symbol	"MDB"

        The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 68,199 shares of Class A common stock and 40,900,106 shares of Class B common stock outstanding as of July 31, 2017, and excludes:

  •
  2,918,476 shares of Class A common stock and 9,514,220 shares of Class B common stock, in each case, issuable upon the exercise of options outstanding as of July 31, 2017, at a weighted-average exercise price of $8.95 and $6.43 per share, respectively;

  •
  123,602 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2017, at a weighted-average exercise price of $5.85 per share;

  •
  an additional 5,003,719 shares of Class A common stock reserved for future issuance pursuant to our 2016 Equity Incentive Plan, as amended and restated in connection with this offering, as well as, upon the expiration or termination prior to exercise of any shares of Class B common stock issuable upon the exercise of stock options outstanding under our 2008 Stock Plan, an equal number of shares of Class A common stock, such number of shares not to exceed 9,514,220; and

  •
  995,000 shares of Class A common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  a one-for-two reverse stock split of our common stock, effected October 5, 2017;

  •
  the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 26,952,887 shares of our Class B common stock immediately prior to the closing of this offering;

  •
  no exercise of outstanding options or warrants after July 31, 2017;

  •
  no exercise by the underwriters of their over-allotment option to purchase additional shares of our Class A common stock; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        We derived the summary consolidated statements of operations data for the fiscal years ended January 31, 2016 and 2017 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the six months ended July 31, 2016 and 2017 and the summary consolidated balance sheet data as of July 31, 2017 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of our unaudited interim consolidated financial statements. We derived the summary consolidated statement of operations data for the fiscal year ended January 31, 2015 from our audited consolidated financial statements not included in this prospectus. Our fiscal year ends January 31.

        Historical results are not necessarily indicative of the results that may be expected in the future, and the results for the six months ended July 31, 2017 are not necessarily indicative of the results to be expected for the full year or any other period. When you read this summary consolidated financial data, it is important that you read it together with the historical consolidated financial statements and the related notes included elsewhere in this prospectus, as well as the sections of this prospectus titled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$34,109	$58,561	$91,235	$40,213	$61,718
Services	6,679	6,710	10,123	4,906	6,272

Total revenue	40,788	65,271	101,358	45,119	67,990
Cost of revenue(1):
Subscription	11,305	13,146	19,352	8,675	13,765
Services	6,805	7,715	10,515	5,628	5,622

Total cost of revenue	18,110	20,861	29,867	14,303	19,387

Gross profit	22,678	44,410	71,491	30,816	48,603
Operating expenses:
Sales and marketing(1)	52,072	56,613	78,584	37,454	49,037
Research and development(1)	33,316	43,465	51,772	25,240	28,826
General and administrative(1)	13,005	17,070	27,082	13,531	16,704

Total operating expenses	98,393	117,148	157,438	76,225	94,567

Loss from operations	(75,715)	(72,738)	(85,947)	(45,409)	(45,964)
Other income (expense), net	(660)	(306)	(15)	233	676

Loss before provision for income taxes	(76,375)	(73,044)	(85,962)	(45,176)	(45,288)
Provision for income taxes	298	442	719	150	481

Net loss	$(76,673)	$(73,486)	$(86,681)	$(45,326)	$(45,769)

Net loss per share attributable to common stockholders, basic and diluted	$(7.21)	$(6.54)	$(7.10)	$(3.85)	$(3.42)

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands, except share and per share data)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted(2)	10,633,985	11,240,696	12,211,711	11,763,154	13,386,109

Pro forma net loss per share attributable to common stockholders, basic and diluted(2)			$(2.28)		$(1.14)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted(2)			38,068,020		40,296,208

(1)
Includes stock-based compensation expense as follows:

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands)
Cost of revenue—subscription	$182	$282	$570	$294	$321
Cost of revenue—services	187	272	482	327	170
Sales and marketing	2,637	3,524	5,514	3,251	2,697
Research and development	2,194	4,034	5,755	3,312	2,567
General and administrative	1,897	4,675	8,683	5,099	3,616

Total stock-based compensation expense	$7,097	$12,787	$21,004	$12,283	$9,371

(2)
See Note 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share and pro forma net loss per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of July 31, 2017
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$92,451	$92,451	$269,038
Working capital(3)	29,347	29,347	207,542
Total assets	157,916	157,916	331,718
Deferred revenue, current and non-current	105,266	105,266	105,266
Long-term debt, current and non-current, net of debt issuance costs	—	—	—
Redeemable convertible preferred stock warrant liability	1	—	—
Redeemable convertible preferred stock	346,428	—	—
Accumulated deficit	(393,170)	(393,170)	(393,170)
Total stockholders' (deficit) equity	(318,197)	28,232	203,641

(1)
Pro forma consolidated balance sheet data reflects (a) the conversion of all outstanding shares of redeemable convertible preferred stock into Class B common stock as if such conversion had occurred on July 31, 2017; (b) the reclassification of our redeemable convertible preferred stock warrant liability to stockholders' equity in connection with the expiration of our outstanding redeemable convertible preferred stock warrants; and (c) the filing of our amended and restated certificate of incorporation, each of which will occur immediately prior to the completion of this offering.

(2)
Pro forma as adjusted consolidated balance sheet data reflects the pro forma items described immediately above and our sale of 8,000,000 shares of Class A common stock in this offering at the initial public offering price of $24.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
We define working capital as current assets less current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before making a decision to invest in our Class A common stock. Any of the following risks could have an adverse effect on our business, results of operations, financial condition and prospects, and could cause the trading price of our Class A common stock to decline, which would cause you to lose all or part of your investment. Our business, results of operations, financial condition, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business and Industry

We have a limited operating history, which makes it difficult to predict our future results of operations.

        We were incorporated in 2007 and introduced MongoDB Community Server in 2009, MongoDB Enterprise Advanced in 2013 and MongoDB Atlas in 2016. As a result of our limited operating history, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to accurately predict future growth. Our historical revenue growth has been inconsistent and should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our subscription offerings and related services, reduced conversion of our open source users to paying customers, increasing competition, changes to technology or our intellectual property or our failure, for any reason, to continue to capitalize on growth opportunities. We have also encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have a history of losses, and as our costs increase, we may not be able to generate sufficient revenue to achieve or sustain profitability.

        We have incurred net losses in each period since our inception, including net losses of $73.5 million, $86.7 million and $45.8 million for fiscal years 2016 and 2017 and the six months ended July 31, 2017, respectively. We had an accumulated deficit of $393.2 million as of July 31, 2017. We expect our operating expenses to increase significantly as we increase our sales and marketing efforts, continue to invest in research and development, and expand our operations and infrastructure, both domestically and internationally. In addition, we expect to incur significant additional legal, accounting, and other expenses related to being a public company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we expect to continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.

Because we derive substantially all of our revenue from our database platform, failure of this platform to satisfy customer demands could adversely affect our business, results of operations, financial condition and growth prospects.

        We derive and expect to continue to derive substantially all of our revenue from our database platform. As such, market adoption of our database platform is critical to our continued success. Demand for our platform is affected by a number of factors beyond our control, including continued market acceptance by developers, the availability of our Community Server offering, the continued

volume, variety and velocity that data is generated, timing of development and release of new offerings by our competitors, technological change, and the rate of growth in our market. If we are unable to continue to meet the demands of our customers and the developer community, our business operations, financial results and growth prospects will be materially and adversely affected.

We currently face significant competition.

        The database software market, for both relational and non-relational database products, is highly competitive, rapidly evolving and others may put out competing databases or sell services in connection with existing open source databases, including ours. The principal competitive factors in our market include: mindshare with software developers and IT executives; product capabilities, including flexibility, scalability, performance, security and reliability; flexible deployment model, including in the cloud, on-premise or in a hybrid environment; ease of deployment; breadth of use cases supported; ease of integration with existing IT infrastructure; robustness of professional services and customer support; price and total cost of ownership; adherence to industry standards and certifications; size of customer base and level of user adoption; strength of sales and marketing efforts; and brand awareness and reputation. If we fail to compete effectively with respect to any of these competitive factors, we may fail to attract new customers or lose or fail to renew existing customers, which would cause our operating results to suffer.

        We primarily compete with legacy relational database software providers such as IBM, Microsoft, Oracle and other similar companies. We also compete with non-relational database software providers and certain cloud providers such as Amazon Web Services, or AWS, Google Cloud Platform, or GCP, and Microsoft Azure. In addition, other large software and internet companies may seek to enter our market.

        Some of our actual and potential competitors, in particular the legacy relational database providers, have advantages over us, such as longer operating histories, more established relationships with current or potential customers and commercial partners, significantly greater financial, technical, marketing or other resources, stronger brand recognition, larger intellectual property portfolios and broader global distribution and presence. Such competitors may make their products available at a low cost or no cost basis in order to enhance their overall relationships with current or potential customers. Our competitors may also be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. With the introduction of new technologies and new market entrants, we expect competition to intensify in the future. In addition, some of our larger competitors have substantially broader offerings and can bundle competing products with hardware or other software offerings, including their cloud computing and customer relationship management platforms. As a result, customers may choose a bundled offering from our competitors, even if individual products have more limited functionality compared to our software. These larger competitors are also often in a better position to withstand any significant reduction in technology spending, and will therefore not be as susceptible to competition or economic downturns. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in geographies where we do not operate.

        Furthermore, our actual and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and offerings in the markets we address. In addition, third parties with greater available resources may acquire current or potential competitors. As a result of such relationships and acquisitions, our actual or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their offerings more quickly than we do. For all of these reasons, we may not be able to compete successfully against our current or future competitors.

If we do not effectively expand our sales and marketing organization, we may be unable to add new customers or increase sales to our existing customers.

        Increasing our customer base and achieving broader market acceptance of our subscription offerings and related services will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We are substantially dependent on our direct sales force and our marketing efforts to obtain new customers. We plan to continue to expand our sales and marketing organization both domestically and internationally. We believe that there is significant competition for experienced sales professionals with the sales skills and technical knowledge that we require, particularly as we continue to target larger enterprises. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting, training and retaining a sufficient number of experienced sales professionals, especially in large markets like New York, the San Francisco Bay Area and London, England. New hires require significant training and time before they achieve full productivity, particularly in new or developing sales territories. Our recent hires and planned hires may not become as productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Because of our limited operating history, we cannot predict whether, or to what extent, our sales will increase as we expand our sales and marketing organization or how long it will take for sales personnel to become productive. Our business and results of operations will be harmed if the expansion of our sales and marketing organization does not generate a significant increase in revenue.

Our adoption strategies include offering Community Server and a free tier of MongoDB Atlas, and we may not be able to realize the benefits of these strategies.

        To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. We also offer a free tier of MongoDB Atlas in order to accelerate adoption, promote usage and drive brand and product awareness. We do not know if we will be able to convert these users to become paying customers of our platform. Our marketing strategy also depends in part on persuading users who use one of these free versions to convince others within their organization to purchase and deploy our platform. To the extent that users of Community Server or our free tier of MongoDB Atlas do not become, or lead others to become, paying customers, we will not realize the intended benefits of these strategies, and our ability to grow our business or achieve profitability may be harmed.

We have invested significantly in our MongoDB Atlas offering and if it fails to achieve market adoption our business, results of operations and financial condition could be harmed.

        We introduced MongoDB Atlas in June 2016. We have less experience marketing, determining pricing for and selling MongoDB Atlas, and we are still determining how to best market, price and support adoption of this offering. We have directed, and intend to continue to direct, a significant portion of our financial and operating resources to develop and grow MongoDB Atlas, including introducing a free tier of MongoDB Atlas to generate developer usage and awareness. Although MongoDB Atlas has seen rapid adoption since its commercial launch, we cannot guarantee that rate of adoption will continue at the same pace or at all. If we are unsuccessful in our efforts to drive customer adoption of MongoDB Atlas, or if we do so in a way that is not profitable or fails to compete successfully against our current or future competitors, our business, results of operations and financial condition could be harmed.

We could be negatively impacted if the GNU Affero General Public License Version 3 and other open source licenses under which some of our software is licensed are not enforceable.

        The latest release of Community Server is licensed under the GNU Affero General Public License version 3, or the AGPL. This license states that any program licensed under it may be copied, modified and distributed provided certain conditions are met. It is possible that a court would hold this license to be unenforceable. If a court held this license or certain aspects of this license to be unenforceable, others may be able to use our software to compete with us in the marketplace in a manner not subject to the restrictions set forth in the AGPL.

We offer Community Server under an open source license, which could negatively affect our ability to monetize and protect our intellectual property rights.

        We make our Community Server offering available under the AGPL. Community Server is a free-to-download version of our database that includes the core functionality developers need to get started with MongoDB but not all of the features of our commercial platform. The AGPL grants licensees broad freedom to view, use, copy, modify and redistribute the source code of Community Server. Some commercial enterprises consider AGPL-licensed software to be unsuitable for commercial use because of its "copyleft" requirement that further distribution of AGPL-licensed software and modifications or adaptations to that software must be made available pursuant to the AGPL as well. However, some of those same commercial enterprises do not have the same concerns regarding using the software under the AGPL for internal purposes. Anyone can obtain a free copy of Community Server from the Internet, and we do not know who all of our AGPL licensees are. Competitors could develop modifications of our software to compete with us in the marketplace. We do not have visibility into how our software is being used by licensees, so our ability to detect violations of the AGPL is extremely limited.

        In addition to Community Server, we contribute other source code to open source projects under open source licenses and release internal software projects under open source licenses, and anticipate doing so in the future. Because the source code for Community Server and any other software we contribute to open source projects or distribute under open source licenses is publicly available, our ability to monetize and protect our intellectual property rights with respect to such source code may be limited or, in some cases, lost entirely.

Our software incorporates third-party open source software, which could negatively affect our ability to sell our products and subject us to possible litigation.

        Our software includes third-party open source software, and we intend to continue to incorporate third-party open source software in our products in the future. There is a risk that the use of third-party open source software in our software could impose conditions or restrictions on our ability to monetize our software. Although we monitor the incorporation of open source software into our products to avoid such restrictions, we cannot be certain that we have not incorporated open source software in our products or platform in a manner that is inconsistent with our licensing model. Certain open source projects also include other open source software and there is a risk that those dependent open source libraries may be subject to inconsistent licensing terms. This could create further uncertainties as to the governing terms for the open source software we incorporate.

        In addition, the terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated restrictions or conditions on our use of such software. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the software or derivative works that we developed using such open source software, which could include proprietary portions of our source code, or otherwise seeking to enforce the terms of the open source licenses. These claims could result in litigation and could require us to make those proprietary portions of our source code freely available, purchase a costly license or cease offering the implicated software or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully.

        In addition to risks related to license requirements, use of third-party open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties. In addition, licensors of open source software included in our offerings may, from time to time, modify the terms of their license agreements in such a manner that those license terms may become incompatible with our licensing model, and thus could, among other consequences, prevent us from incorporating the software subject to the modified license.

        Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, results of operations and financial condition.

If we are not able to introduce new features or services successfully and to make enhancements to our software or services, our business and results of operations could be adversely affected.

        Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our software and to introduce new features and services. For example, we introduced MongoDB Atlas in June 2016. To grow our business and remain competitive, we must continue to enhance our software and develop features that reflect the constantly evolving nature of technology and our customers' needs. The success of MongoDB Atlas and any other products, enhancements or developments depends on several factors: our anticipation of market changes and demands and product features, including timely product introduction and conclusion, sufficient customer demand, cost effectiveness in our product development efforts and the proliferation of new technologies that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely. In addition, because our software is designed to operate with a variety of systems, applications, data and devices, we will need to continuously modify and enhance our software to keep pace with changes in such systems. We may not be successful in developing these modifications and enhancements. Furthermore, the addition of features and solutions to our software will increase our research and development expenses. Any new features that we develop may not be introduced in a timely or cost-effective manner or may not achieve the market acceptance necessary to generate sufficient revenue to justify the related expenses. It is difficult to predict customer adoption of new features. Such uncertainty limits our ability to forecast our future results of operations and subjects us to a number of challenges, including our ability to plan for and model future growth. If we cannot address such uncertainties and successfully develop new features, enhance our software or otherwise overcome technological challenges and competing technologies, our business and results of operations could be adversely affected.

        We also offer professional services including consulting and training and must continually adapt to assist our customers in deploying our software in accordance with their specific IT strategies. If we cannot introduce new services or enhance our existing services to keep pace with changes in our customers' deployment strategies, we may not be able to attract new customers, retain existing customers and expand their use of our software or secure renewal contracts, which are important for the future of our business.

Our success is highly dependent on our ability to penetrate the existing market for database products, as well as the growth and expansion of the market for database products.

        Our future success will depend in large part on our ability to service existing demand, as well as the continued growth and expansion of the database market. It is difficult to predict demand for our offerings, the conversion from one to the other and related services and the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing database market and any expansion of the market depends on a number of factors, including cost, performance and perceived value associated with our subscription offerings, as well as our customers' willingness to adopt an alternative approach to relational and other database products available in the market. Furthermore, many of our potential customers have made significant investments in relational databases, such as offerings from Oracle, and may be unwilling to invest in new products. If the market for databases fails to grow at the rate that we anticipate or decreases in size or we are not successful in penetrating the existing market, our business would be harmed.

Our future quarterly results may fluctuate significantly, and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

        Our results of operations, including our revenue, operating expenses and cash flows may vary significantly in the future as a result of a variety of factors, many of which are outside of our control, may be difficult to predict and may or may not fully reflect the underlying performance of our business and period-to-period comparisons of our operating results may not be meaningful. Some of the factors that may cause our results of operations to fluctuate from quarter to quarter include:

  •
  changes in actual and anticipated growth rates of our revenue, customers and other key operating metrics;

  •
  new product announcements, pricing changes and other actions by competitors;

  •
  the mix of revenue and associated costs attributable to subscriptions for our MongoDB Enterprise Advanced and MongoDB Atlas offerings and professional services, as such relative mix may impact our gross margins and operating income;

  •
  the mix of revenue and associated costs attributable to sales where subscriptions are bundled with services versus sold on a standalone basis and sales by us and our partners;

  •
  our ability to attract new customers;

  •
  our ability to retain customers and expand their usage of our software, particularly for our largest customers;

  •
  the inability to enforce our AGPL license;

  •
  delays in closing sales, including the timing of renewals, which may result in revenue being pushed into the next quarter, particularly because a large portion of our sales occur toward the end of each quarter;

  •
  the timing of revenue recognition;

  •
  the mix of revenue attributable to larger transactions as opposed to smaller transactions;

  •
  changes in customers' budgets and in the timing of their budgeting cycles and purchasing decisions;

  •
  customers and potential customers opting for alternative products, including developing their own in-house solutions, or opting to use only the free version of our products;

  •
  fluctuations in currency exchange rates;

  •
  our ability to control costs, including our operating expenses;

  •
  the timing and success of new products, features and services offered by us and our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

  •
  significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our software;

  •
  our failure to maintain the level of service uptime and performance required by our customers;

  •
  the collectability of receivables from customers and resellers, which may be hindered or delayed if these customers or resellers experience financial distress;

  •
  general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

  •
  sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

  •
  the impact of new accounting pronouncements; and

  •
  fluctuations in stock-based compensation expense.

        The occurrence of one or more of the foregoing and other factors may cause our results of operations to vary significantly. We also intend to continue to invest significantly to grow our business in the near future rather than optimizing for profitability or cash flows. In addition, we expect to incur significant additional expenses due to the increased costs of operating as a public company. Accordingly, historical patterns and our results of operations in any one quarter may not be meaningful and should not be relied upon as indicative of future performance. Additionally, if our quarterly results of operations fall below the expectations of investors or securities analysts who follow our stock, the price of our Class A common stock could decline substantially, and we could face costly lawsuits, including securities class action suits.

We have experienced rapid growth in recent periods. If we fail to continue to grow and to manage our growth effectively, we may be unable to execute our business plan, increase our revenue, improve our results of operations, maintain high levels of service, or adequately address competitive challenges.

        We have recently experienced a period of rapid growth in our business, operations, and employee headcount. For fiscal years 2016 and 2017 and the six months ended July 31, 2016 and 2017, our total revenue was $65.3 million and $101.4 million and $45.1 million and $68.0 million, respectively, representing a 55% and 51% growth rate, respectively. We have also significantly increased the size of our customer base from over 1,100 customers as of January 31, 2015 to over 4,300 customers as of July 31, 2017, and we grew from 383 employees as of January 31, 2015 to 826 employees as of July 31, 2017. We expect to continue to expand our operations and employee headcount in the near term. Our success will depend in part on our ability to continue to grow and to manage this growth, domestically and internationally, effectively.

        Our recent growth has placed, and future growth will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. We will need to continue to improve our operational, financial, and management processes and controls, and our reporting systems and procedures to manage the expected growth of our operations and personnel, which will require significant expenditures and allocation of valuable management and employee resources. If we fail to implement these infrastructure improvements effectively, our ability to ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies will be impaired. Further, if we do not effectively manage the growth of our business and operations, the quality of our products and services could suffer, the preservation of our culture, values and entrepreneurial environment may change and we may not be able to adequately address competitive challenges. This could impair our ability to attract new customers, retain existing customers and expand their use of our products and services, all of which would adversely affect our brand, overall business, results of operations and financial condition.

If our security measures, or those of our service providers, are breached or unauthorized access to private or proprietary data is otherwise obtained, our software may be perceived as not being secure, customers may reduce or terminate their use of our software, and we may incur significant liabilities.

        Because our software, which can be deployed in the cloud, on-premise or in a hybrid environment and can be hosted by our customers or can be hosted by us as a service, allows customers to store and transmit data, there exists an inherent risk of a security breach or other security incident, which may result in the loss of, or unauthorized access to, this data. We, or our service providers, may also suffer a security breach or other security incident affecting the systems or networks used to operate our business, or otherwise impacting the data that is stored or processed in the conduct of our business. Any such security breach or other security incident could lead to litigation, indemnity obligations, regulatory investigations and enforcement actions, and other liability. If our security measures, or those of our services providers, are breached or are believed to have been breached, whether as a result of third-party action, employee, vendor, or contractor error, malfeasance, phishing attacks, social engineering, or otherwise, loss of data may result, our reputation could be damaged, our business may suffer, and we may face regulatory investigations and actions, litigation, indemnity obligations, damages for contract breach, and fines and penalties for violations of applicable laws or regulations. Security breaches could also result in significant costs for remediation that may include liability for stolen assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach, and other liabilities. Similarly, if a cyber incident (including any accidental or intentional computer or network issues such as phishing attacks, viruses, denial of service, or DoS, attacks, malware installation, server malfunction, software or hardware failures, loss of data or other computer assets, adware, or other similar issues) impairs the integrity or availability of our systems, or those of our service providers, by affecting our data, or reducing access to or shutting down one or more of our computing systems or our IT network, or if any such impairment is perceived to have occurred, we may be subject to negative treatment by our customers, our business partners, the press, and the public at large. We may also experience security breaches that may remain undetected for an extended period. Techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, and cybersecurity threats continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals, including phishing, social engineering or other illicit acts. We may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could harm our reputation and negatively impact our ability to attract new customers and increase engagement by existing customers, cause existing customers to elect not to renew their subscriptions, or subject us to third-party lawsuits, regulatory fines, actions, and investigations, or other actions or liability, thereby adversely affecting our financial results.

        While we maintain general liability insurance coverage and coverage for errors or omissions, we cannot assure you that such coverage will be adequate or otherwise protect us from liabilities or damages with respect to claims alleging compromises of personal or other confidential data or otherwise relating to privacy or data security matters or that such coverage will continue to be available to us on commercially reasonable terms or at all.

Our sales cycle may be long and is unpredictable, and our sales efforts require considerable time and expense.

        The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our offerings. We are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of paying for our products and services. The length of our sales cycle, from initial evaluation to payment for our offerings is generally three to nine months, but can vary substantially from customer to customer or from application to application within a given customer. As the purchase and deployment of our products can be dependent upon customer initiatives, our sales cycle can extend to more than a year for some customers. Customers often view a subscription to our products and services as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test and qualify our product offering prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

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  the effectiveness of our sales force, in particular new sales people as we increase the size of our sales force;

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  the discretionary nature of purchasing and budget cycles and decisions;

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  the obstacles placed by a customer's procurement process;

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  the availability of Community Server for free;

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  economic conditions and other factors impacting customer budgets;

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  customer evaluation of competing products during the purchasing process; and

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  evolving customer demands.

        Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized, particularly since we generally recognize revenue over the term of a subscription and in some cases, when our subscription offering is purchased with a service contract, we do not recognize revenue from the subscription until services are provided, which may result in lower than expected revenue in any given period, which would have an adverse effect on our business, results of operations and financial condition.

We have a limited history with our subscription offerings and pricing model and if, in the future, we are forced to reduce prices for our subscription offerings, our revenue and results of operations will be harmed.

        We have limited experience with respect to determining the optimal prices for our subscription offerings. As the market for databases evolves, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers or convert Community Server users to paying customers on terms or based on pricing models that we have used historically. In the past, we have been able to increase our prices for our subscriptions offerings, but we may choose not to introduce or be unsuccessful in implementing future price increases. As a result of these and other factors, in the future we may be required to reduce our prices or be unable to increase our prices, or it may be necessary for us to increase our services or product offerings without additional revenue to remain competitive, all of which could harm our results of operations and financial condition.

If we are unable to attract new customers in a manner that is cost-effective and assures customer success, we will not be able to grow our business, which would adversely affect our results of operations, and financial condition.

        In order to grow our business, we must continue to attract new customers in a cost-effective manner and enable these customers to realize the benefits associated with our products and services. We may not be able to attract new customers for a variety of reasons, including as a result of their use of traditional relational and/or other database products, and their internal timing, budget or other constraints that hinder their ability to migrate to or adopt our products or services.

        Even if we do attract new customers, the cost of new customer acquisition, product implementation and ongoing customer support may prove so high as to prevent us from achieving or sustaining profitability. For example, in fiscal years 2016 and 2017 and the six months ended July 31, 2017, total sales and marketing expense represented 87%, 78% and 72% of revenue, respectively. We intend to continue to hire additional sales personnel, increase our marketing activities to help educate the market about the benefits of our platform and services, grow our domestic and international operations, and build brand awareness. We also intend to continue to cultivate our relationships with developers through continued investment and growth of our MongoDB World, MongoDB Advocacy Hub, User Groups, MongoDB University and our partner ecosystem of global system integrators, value-added resellers and independent software vendors. If the costs of these sales and marketing efforts increase dramatically, if we do not experience a substantial increase in leverage from our partner ecosystem, or if our sales and marketing efforts do not result in substantial increases in revenue, our business, results of operations, and financial condition may be adversely affected. In addition, while we expect to continue to invest in our professional services organization to accelerate our customers' ability to adopt our products and ultimately create and expand their use of our products over time, we cannot assure you that any of these investments will lead to the cost-effective acquisition of additional customers.

Our business and results of operations depend substantially on our customers renewing their subscriptions with us and expanding their use of software and related services. Any decline in our customer renewals or failure to convince our customers to broaden their use of subscription offerings and related services would harm our business, results of operations, and financial condition.

        Our subscription offerings are term-based and a majority of our subscription contracts were one year in duration in fiscal year 2017. In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us when the existing subscription term expires, and renew on the same or more favorable quantity and terms. Our customers have no obligation to renew their subscriptions, and we may not be able to accurately predict customer renewal rates. In addition, the growth of our business depends in part on our customers expanding their use of subscription offerings and related services. Historically, some of our customers have elected not to renew their subscriptions with us for a variety of reasons, including as a result of changes in their strategic IT priorities, budgets, costs and, in some instances, due to competing solutions. Our retention rate may also decline or fluctuate as a result of a number of other factors, including our customers' satisfaction or dissatisfaction with our software, the increase in the contract value of subscription and support contracts from new customers, the effectiveness of our customer support services, our pricing, the prices of competing products or services, mergers and acquisitions affecting our customer base, global economic conditions, and the other risk factors described herein. As a result, we cannot assure you that customers will renew subscriptions or increase their usage of our software and related services. If our customers do not renew their subscriptions or renew on less favorable terms, or if we are unable to expand our customers' use of our software, our business, results of operations, and financial condition may be adversely affected.

If we fail to offer high quality support, our business and reputation could suffer.

        Our customers rely on our personnel for support of our software included in our MongoDB Enterprise Advanced, MongoDB Atlas and MongoDB Professional packages. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

Real or perceived errors, failures or bugs in our software could adversely affect our business, results of operations, financial condition, and growth prospects.

        Our software is complex, and therefore, undetected errors, failures or bugs have occurred in the past and may occur in the future. Our software is used in IT environments with different operating systems, system management software, applications, devices, databases, servers, storage, middleware, custom and third-party applications and equipment and networking configurations, which may cause errors or failures in the IT environment into which our software is deployed. This diversity increases the likelihood of errors or failures in those IT environments. Despite testing by us, real or perceived errors, failures or bugs may not be found until our customers use our software. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our software and harm our brand, weakening of our competitive position, claims by customers for losses sustained by them or failure to meet the stated service level commitments in our customer agreements. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help correct the problem. Any errors, failures or bugs in our software could impair our ability to attract new customers, retain existing customers or expand their use of our software, which would adversely affect our business, results of operations and financial condition.

Because our software and services could be used to collect and store personal information, domestic and international privacy concerns could result in additional costs and liabilities to us or inhibit sales of our software.

        Personal privacy has become a significant issue in the United States and in many other countries where we offer our software and services. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws, rules and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. Interpretation of these laws, rules and regulations and their application to our software and professional services in the United States and foreign jurisdictions is ongoing and cannot be fully determined at this time.

        In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Gramm Leach Bliley Act and state laws relating to privacy and data security. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we, or our customers, must comply. There may be substantial amounts of personally identifiable information or other sensitive information uploaded to our services and managed using our software.

        In December 2015, European Union, or EU, institutions reached agreement on a draft regulation that was formally adopted in April 2016, referred to as the General Data Protection Regulation, or GDPR. The GDPR updates and modernizes the principles of the 1995 EU Data Protection Directive.

The GDPR significantly increases the level of sanctions for non-compliance from those in existing EU data protection law. EU data protection authorities will have the power to impose administrative fines for violations of the GDPR of up to a maximum of €20 million or 4% of the data controller's or data processor's total worldwide global turnover for the preceding financial year, whichever is higher, and violations of the GDPR may also lead to damages claims by data controllers and data subjects. Since we act as a data processor for our MongoDB Atlas customers, we are taking steps to cause our processes to be compliant with applicable portions of the GDPR, but we cannot assure you that such steps will be effective. The GDPR will be enforced beginning in May 2018.

        In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Because the interpretation and application of privacy and data protection laws, regulations, rules and other standards are still uncertain, it is possible that these laws, rules, regulations, and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our data management practices or the features of our software. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which we may be unable to do in a commercially reasonable manner or at all, and which could have an adverse effect on our business. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and other actual or alleged obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

        Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our software. Privacy concerns, whether valid or not valid, may inhibit market adoption of our software particularly in certain industries and foreign countries.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

        Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, which would adversely affect our results of operations. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled "Industry and Market Data."

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property rights could reduce the value of our software and brand.

        Our success and ability to compete depend in part upon our intellectual property rights. As of July 31, 2017, we had eight issued patents and 43 pending patent applications in the United States, which may not result in issued patents. Even if a patent issues, we cannot assure you that such patent will be adequate to protect our business. We primarily rely on copyright, trademark laws, trade secret protection and confidentiality or other contractual arrangements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may not be adequate. In order to protect our intellectual property rights, we may be required to spend significant resources to establish, monitor and enforce such rights. Litigation brought to enforce our intellectual property rights could be costly, time-consuming and distracting to management and could be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, which may result in the impairment or loss of portions of our intellectual property. The laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States, and effective intellectual property protection and mechanisms may not be available in those jurisdictions. We may need to expend additional resources to defend our intellectual property in these countries, and our inability to do so could impair our business or adversely affect our international expansion. Even if we are able to secure our intellectual property rights, there can be no assurances that such rights will provide us with competitive advantages or distinguish our products and services from those of our competitors or that our competitors will not independently develop similar technology. In addition, we regularly contribute source code under open source licenses and have made some of our own software available under open source licenses, and we include third-party open source software in our products. Because the source code for any software we contribute to open source projects or distribute under open source licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code may be limited or lost entirely. In addition, from time to time, we may face claims from third parties claiming ownership of, or demanding release of, the software or derivative works that we have developed using third-party open source software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license.

Unfavorable conditions in our industry or the global economy or reductions in information technology spending could limit our ability to grow our business and negatively affect our results of operations.

        Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. The revenue growth and potential profitability of our business depend on demand for database software and services generally and for our subscription offering and related services in particular. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on information technology, and negatively affect the growth of our business. To the extent our database software is perceived by customers and potential customers as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be adversely affected.

If we are unable to maintain successful relationships with our partners, our business, results of operations and financial condition could be harmed.

        In addition to our direct sales force and our website, we use strategic partners, such as global system integrators, value-added resellers and independent software vendors to sell our subscription offerings and related services. Our agreements with our partners are generally nonexclusive, meaning our partners may offer their customers products and services of several different companies, including products and services that compete with ours, or may themselves be or become competitors. If our partners do not effectively market and sell our subscription offerings and related services, choose to use greater efforts to market and sell their own products and services or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our subscription offerings and related services may be harmed. Our partners may cease marketing our subscription offerings or related services with limited or no notice and with little or no penalty. The loss of a substantial number of our partners, our possible inability to replace them, or the failure to recruit additional partners could harm our growth objectives and results of operations.

We rely upon third-party cloud providers to host our cloud offering; any disruption of or interference with our use of third-party cloud providers would adversely affect our business, results of operations and financial condition.

        We outsource substantially all of the infrastructure relating to MongoDB Atlas across AWS, Microsoft Azure and GCP to host our cloud offering. Customers of MongoDB Atlas need to be able to access our platform at any time, without interruption or degradation of performance, and we provide them with service level commitments with respect to uptime. Third-party cloud providers run their own platforms that we access, and we are, therefore, vulnerable to their service interruptions. We may experience interruptions, delays and outages in service and availability from time to time as a result of problems with our third-party cloud providers' infrastructure. Lack of availability of this infrastructure could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks that we cannot predict or prevent. Such outages could lead to the triggering of our service level agreements and the issuance of credits to our cloud offering customers, which may impact our business, results of operations and financial condition. In addition, if our security, or that of any of these third-party cloud providers, is compromised, our software is unavailable or our customers are unable to use our software within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It is possible that our customers and potential customers would hold us accountable for any breach of security affecting a third-party cloud provider's infrastructure and we may incur significant liability from those customers and from third parties with respect to any breach affecting these systems. We may not be able to recover a material portion of our liabilities to our customers and third parties from a third-party cloud provider. It may also become increasingly difficult to maintain and improve our performance, especially during peak usage times, as our software becomes more complex and the usage of our software increases. Any of the above circumstances or events may harm our business, results of operations and financial condition.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business, results of operations and financial condition.

        Our continued growth depends in part on the ability of our existing customers and new customers to access our software at any time and within an acceptable amount of time. We may experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes or failures, human or software errors, malicious acts, terrorism or capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In some instances, we may not be able to identify and/or remedy the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance as our software offerings and customer implementations become more complex. If our software is unavailable or if our customers are unable to access features of our software within a reasonable amount of time or at all, or if other performance problems occur, our business, results of operations and financial conditions may be adversely affected.

Incorrect or improper implementation or use of our software could result in customer dissatisfaction and harm our business, results of operations, financial condition and growth prospects.

        Our database software and related services are designed to be deployed in a wide variety of technology environments, including in large-scale, complex technology environments, and we believe our future success will depend at least, in part, on our ability to support such deployments. Implementations of our software may be technically complicated, and it may not be easy to maximize the value of our software without proper implementation and training. For example, since January 2017, industry publications have reported ransomware attacks on over 50,000 MongoDB instances. Almost all of these instances were launched by users with our Community Server offering rather than users of MongoDB Enterprise Advanced. We believe these attacks were due to the users' failure to properly turn on the recommended security settings when running MongoDB. If our customers are unable to implement our software successfully, or in a timely manner, customer perceptions of our company and our software may be impaired, our reputation and brand may suffer, and customers may choose not to renew their subscriptions or increase their purchases of our related services.

        Our customers and partners need regular training in the proper use of and the variety of benefits that can be derived from our software to maximize its potential. We often work with our customers to achieve successful implementations, particularly for large, complex deployments. Our failure to train customers on how to efficiently and effectively deploy and use our software, or our failure to provide effective support or professional services to our customers, whether actual or perceived, may result in negative publicity or legal actions against us. Also, as we continue to expand our customer base, any actual or perceived failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of our related services.

If we fail to meet our service level commitments, our business, results of operations and financial condition could be adversely affected.

        Our agreements with customers typically provide for service level commitments. Our MongoDB Professional and MongoDB Enterprise Advanced customers typically get service level commitments with certain guaranteed response times and comprehensive 24x365 coverage. Our MongoDB Atlas customers typically get monthly uptime service level commitments, where we are required to provide a service credit for any extended periods of downtime. The complexity and quality of our customer's implementation and the performance and availability of cloud services and cloud infrastructure are outside our control and, therefore, we are not in full control of whether we can meet these service level commitments. Our business, results of operations and financial condition could be adversely affected if we fail to meet our service level commitments for any reason. Any extended service outages could adversely affect our business, reputation and brand.

We rely on the performance of highly skilled personnel, including senior management and our engineering, professional services, sales and technology professionals; if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

        We believe our success has depended, and continues to depend, on the efforts and talents of our senior management team, particularly our Chief Executive Officer and Chief Technology Officer, and our highly skilled team members, including our sales personnel, client services personnel and software engineers. We do not maintain key man insurance on any of our executive officers or key employees. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key employees. Our senior management and key employees are employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of any of our senior management or key employees, could adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees.

        Our ability to successfully pursue our growth strategy also depends on our ability to attract, motivate and retain our personnel. Competition for well-qualified employees in all aspects of our business, including sales personnel, client services personnel and software engineers, is intense. Our recruiting efforts focus on elite organizations and our primary recruiting competition are well-known, high-paying technology companies. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business would be adversely affected.

If we are not able to maintain and enhance our brand, especially among developers, our business and operating results may be adversely affected.

        We believe that developing and maintaining widespread awareness of our brand, especially with developers, in a cost-effective manner is critical to achieving widespread acceptance of our software and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. For instance, our continued focus and investment in MongoDB World, MongoDB University, and similar investments in our brand and customer engagement and education may not generate a sufficient financial return. If we fail to successfully promote and maintain our brand, or continue to incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our platform.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and entrepreneurial spirit we have worked hard to foster, which could harm our business.

        We believe that our culture has been and will continue to be a key contributor to our success. From January 31, 2015 to July 31, 2017, we increased the size of our workforce by 443 employees, and we expect to continue to hire aggressively as we expand, especially sales and marketing personnel. If we do not continue to maintain our corporate culture as we grow, we may be unable to foster the innovation, creativity, and entrepreneurial spirit we believe we need to support our growth. Moreover, many of our existing employees may be able to receive significant proceeds from sales of our Class A common stock in the public markets after this offering, which could lead to employee attrition and disparities of wealth among our employees that adversely affects relations among employees and our culture in general. Our substantial anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

We depend and rely upon software-as-a-service, or SaaS, technologies from third parties to operate our business, and interruptions or performance problems with these technologies may adversely affect our business and results of operations.

        We rely on hosted SaaS applications from third parties in order to operate critical functions of our business, including enterprise resource planning, order management, contract management billing, project management, and accounting and other operational activities. If these services become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing sales of our platform and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business.

We may be subject to intellectual property rights claims by third parties, which may be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

        Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have in the past and may in the future be subject to claims that we have misappropriated, misused or infringed the intellectual property rights of our competitors, non-practicing entities or other third parties. This risk is exacerbated by the fact that our software incorporates third-party open source software.

        Any intellectual property claims, with or without merit, could be very time-consuming and expensive and could divert our management's attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party's rights, some of which we have invested considerable effort and time to bring to market. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any aspect of our business that may ultimately be determined to infringe on the intellectual property rights of another party, we could be forced to limit or stop sales of subscriptions to our software and may be unable to compete effectively. Any of these results would adversely affect our business, results of operations and financial condition.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

        Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, results of operations and financial condition. Although we normally contractually limit our liability with respect to such indemnity obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

We recognize a majority of our revenue over the term of our customer contracts. Consequently, increases or decreases in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

        We recognize subscription revenue from subscription customers ratably over the terms of their contracts. The majority of our subscription contracts were one year in duration in fiscal year 2017. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter may have a small impact on the revenue that we recognize for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention, may not be fully reflected in our results of operations until future periods. In addition, a significant majority of our costs are expensed as incurred, while revenue is recognized over the life of the subscription agreement. As a result, growth in the number of customers could continue to result in our recognition of higher costs and lower revenue in the earlier periods of our subscription agreements. Finally, our subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers and significant increases in the size of subscriptions with existing customers must be recognized over the applicable subscription term.

Because our long-term growth strategy involves further expansion of our sales to customers outside the United States, our business will be susceptible to risks associated with international operations.

        A component of our growth strategy involves the further expansion of our operations and customer base internationally. In the fiscal years ended January 31, 2016 and 2017 and the six months ended July 31, 2017, total revenue generated from customers outside the United States was 31%, 35% and 35%, respectively, of our total revenue. We currently have international offices outside of North America throughout Europe, the Middle East and Africa, or EMEA, and the Asia-Pacific region, focusing primarily on selling our products and services in those regions. In the future, we may expand to other international locations. Our current international operations and future initiatives involve a variety of risks, including:

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  changes in a specific country's or region's political or economic conditions;

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  the need to adapt and localize our products for specific countries;

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  greater difficulty collecting accounts receivable and longer payment cycles;

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  unexpected changes in laws, regulatory requirements, taxes or trade laws;

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  more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in EMEA;

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  differing labor regulations, especially in EMEA, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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  challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

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  difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

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  increased travel, real estate, infrastructure and legal compliance costs associated with international operations;

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  currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

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  limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

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  laws and business practices favoring local competitors or general preferences for local vendors;

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  limited or insufficient intellectual property protection or difficulties enforcing our intellectual property;

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  political instability or terrorist activities;

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  exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act and similar laws and regulations in other jurisdictions; and

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  adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

        Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. dollars, could be adversely affected.

        As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Often, contracts executed by our foreign operations are denominated in the currency of that country or region and a portion of our revenue is therefore subject to foreign currency risks. However, a strengthening of the U.S. dollar could increase the real cost of our subscription offerings and related services to our customers outside of the United States, adversely affecting our business, results of operations and financial condition. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our reported results of operations. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement in the future to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our software, and could have a negative impact on our business.

        The future success of our business, and particularly our cloud offerings, such as MongoDB Atlas, depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our software in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for internet-based solutions such as ours.

        In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by "ransomware," "viruses," "worms," "malware," "phishing attacks," "data breaches" and similar malicious programs, behavior, and events, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our subscription offerings and related services could suffer.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.

        Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. The authorities in these jurisdictions could review our tax returns or require us to file tax returns in jurisdictions in which we are not currently filing, and could impose additional tax, interest and penalties. In addition, the authorities could claim that various withholding requirements apply to us or our subsidiaries, assert that benefits of tax treaties are not available to us or our subsidiaries, or challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement was to occur, and our position was not sustained, we could be required to pay additional taxes, and interest and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and harm our business and results of operations.

We may acquire or invest in companies, which may divert our management's attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

        Our success will depend, in part, on our ability to grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may choose to do so through the acquisition of businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

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  an acquisition may negatively affect our results of operations because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by stockholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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  we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

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  we may not be able to realize anticipated synergies;

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  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

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  an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

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  we may encounter challenges integrating the employees of the acquired company into our company culture;

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  we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

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  our use of cash to pay for acquisitions would limit other potential uses for our cash;

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  if we incur debt to fund any acquisitions, such debt may subject us to material restrictions on our ability to conduct our business financial maintenance covenants; and

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  if we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

        The occurrence of any of these risks could have an adverse effect on our business, results of operations and financial condition.

We are an "emerging growth company," and our election to comply with the reduced disclosure requirements as a public company may make our Class A common stock less attractive to investors.

        For so long as we remain an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not "emerging growth companies," including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an "emerging growth company" until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (2) we are deemed to be a "large accelerated filer" as defined in the Exchange Act. In addition, the JOBS Act also provides that an "emerging growth company" can take advantage of an extended transition period for complying with new or revised accounting standards. We have chosen to take advantage of such extended transition period, and as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

        We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile and may decline.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

        We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, U.S. Travel Act, the U.K. Bribery Act, or Bribery Act, and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions around the world. The FCPA, Bribery Act, and similar applicable laws generally prohibit companies, their officers, directors, employees and third-party intermediaries, business partners, and agents from making improper payments or providing other improper things of value to government officials or other persons. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and other third parties where we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, resellers, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures and internal controls to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. To the extent that we learn that any of our employees, third-party intermediaries, agents, or business partners do not adhere to our policies, procedures, or internal controls, we are committed to taking appropriate remedial action. In the event that we believe or have reason to believe that our directors, officers, employees, third-party intermediaries, agents, or business partners have or may have violated such laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances. Detecting, investigating and resolving actual or alleged violations can be extensive and require a significant diversion of time, resources, and attention from senior management. Any violation of the FCPA, Bribery Act, or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, fines, and penalties or suspension or debarment from U.S. government contracts, all of which may have a material adverse effect on our reputation, business, operating results and prospects, and financial condition.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

        Generally accepted accounting principles in the United States, or GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

        In particular, in May 2014, the FASB issued FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. As an "emerging growth company" the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act with respect to ASU 2014-09. We expect ASU 2014-09 to apply to us in fiscal year 2020.

        However, we are evaluating ASU 2014-09 and have not determined the impact it may have on our financial reporting. If, for example, we were required to recognize revenue differently with respect to our subscriptions, the differential revenue recognition may cause variability in our reported operating results due to periodic or long term changes in the mix among our subscription offerings.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, allowances for doubtful accounts, fair value of stock-based awards, fair value of redeemable convertible preferred stock warrants, legal contingencies, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, and accounting for income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NASDAQ Global Market, or the NASDAQ. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

        Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NASDAQ. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

        Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.

We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.

        We have funded our operations since inception primarily through equity financings and payments by our customers for use of our subscription offerings and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

        We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or otherwise enhance our database software, improve our operating infrastructure or acquire businesses and technologies. Accordingly, we may need to secure additional capital through equity or debt financings. If we raise additional capital, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock and Class B common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms that are favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.

        As a multinational organization, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations.

The enactment of legislation implementing changes in U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

        Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

        Potential tax reform in the United States may result in significant changes to United States federal income taxation law, including changes to the U.S. federal income taxation of corporations (including the Company) and/or changes to the U.S. federal income taxation of stockholders in U.S. corporations, including investors in our Class A common stock. We are currently unable to predict whether such changes will occur and, if so, the impact of such changes, including on the U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A common stock, as discussed below in "Material U.S. Federal Income Tax Considerations for Non-U.S. Holders."

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

        As of January 31, 2017, we had net operating loss, or NOL, carryforwards for Federal, state and Irish income tax purposes of approximately $175.6 million, $138.6 million, and $119.3 million, respectively, which may be available to offset taxable income in the future, and which expire in various years beginning in the year ending January 31, 2028 for federal purposes and the year ending January 31, 2021 for state purposes if not utilized. Ireland allows NOLs to be carried forward indefinitely. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an "ownership change" (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. We may experience a future ownership change (including, potentially, in connection with this offering) under Section 382 of the Code that could affect our ability to utilize the NOLs to offset our income. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

        We do not collect sales and use, value added or similar taxes in all jurisdictions in which we have sales, and we have been advised that such taxes are not applicable to our products and services in certain jurisdictions. Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, to us or our end-customers for the past amounts, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our end-customers, we could be held liable for such costs. Such tax assessments, penalties and interest, or future requirements may adversely affect our operating results.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

        Our offerings are subject to United States export controls, and we incorporate encryption technology into certain of our offerings. These encryption offerings and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license.

        Furthermore, our activities are subject to the U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services without the required export authorizations or export to countries, governments, and persons targeted by U.S. sanctions. While we take precautions to prevent our offerings from being exported in violation of these laws, including obtaining authorizations for our encryption offerings, implementing IP address blocking and screenings against U.S. Government and international lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws.

        We also note that if our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences including government investigations and penalties. We presently incorporate export control compliance requirements in our channel partner agreements. Complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

        Violations of U.S. sanctions or export control laws can result in fines or penalties, including civil penalties of up to $289,238 or twice the value of the transaction, whichever is greater, per violation. In the event of criminal knowing and willful violations of these laws, fines of up to $1.0 million per violation and possible incarceration for responsible employees and managers could be imposed.

        Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our offerings or could limit our customers' ability to implement our offerings in those countries. Changes in our offerings or future changes in export and import regulations may create delays in the introduction of our offerings in international markets, prevent our customers with international operations from deploying our offerings globally or, in some cases, prevent the export or import of our offerings to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our offerings by, or in our decreased ability to export or sell our offerings to, existing or potential customers with international operations. Any decreased use of our offerings or limitation on our ability to export or sell our offerings would likely adversely affect our business operations and financial results.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

        Our corporate headquarters is located in New York, and we have an office in Palo Alto, California and in 27 other locations. A significant natural disaster or man-made problem, such as an earthquake, fire, flood or an act of terrorism, occurring in any of these locations, or where a business partner is located, could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect datacenters used by our cloud infrastructure service providers this could adversely affect the ability of our customers to use our products. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers' businesses, national economies or the world economy as a whole. In the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

        In addition, as computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent, we face increased risk from these activities to maintain the performance, reliability, security and availability of our subscription offerings and related services and technical infrastructure to the satisfaction of our customers, which may harm our reputation and our ability to retain existing customers and attract new customers.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Common Stock

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

        Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share. Given the greater number of votes per share attributed to our Class B common stock, our existing stockholders holding shares of Class B common stock will represent approximately 98% of the voting power of our outstanding capital stock and our directors, executive officers, and each of their affiliated entities, will represent approximately 70% of the voting power of our outstanding capital stock, based on the number of shares outstanding as of July 31, 2017. This concentrated control will limit your ability to influence corporate matters for the foreseeable future. For example, our existing stockholders holding the Class B common stock will be able to control all matters submitted to our stockholders for approval even when the shares of Class B common stock represent a small minority of all outstanding shares of our Class A common stock and Class B common stock, including amendments of our amended and restated certificate of incorporation or amended and restated bylaws, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans and approval of any merger or sale of assets for the foreseeable future. These holders of our Class B common stock may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

        Future transfers by holders of our Class B common stock will generally result in those shares converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers effected for tax or estate planning purposes. The conversion of shares of our Class B common stock into shares of our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. For example, Kevin P. Ryan, Eliot Horowitz and Dwight Merriman represent approximately 20% of the voting power of our outstanding capital stock based on the number of shares outstanding as of July 31, 2017, and if they retain a significant portion of their holdings of our Class B common stock for an extended period of time, they could control a significant portion of the voting power of our capital stock for the foreseeable future. As board members, Messrs. Ryan and Horowitz each owe a fiduciary duty to our stockholders and must act in good faith and in a manner they each reasonably believe to be in the best interests of our stockholders. As stockholders, Messrs. Ryan, Horowitz and Merriman are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. For a description of the dual class structure, see the section titled "Description of Capital Stock."

We cannot predict the impact our dual class structure may have on our stock price or our business.

        We cannot predict whether our dual class structure, combined with the concentrated control of our stockholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell announced that it plans to require new constituents of its indexes to have greater than 5% of the company's voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indexes. Because of our dual class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

There has been no prior public trading market for our Class A common stock, and an active trading market may not develop or be sustained following this offering.

        Our Class A common stock has been approved for listing on the NASDAQ under the symbol "MDB." However, there has been no prior public trading market for our Class A common stock. We cannot assure you that an active trading market for our Class A common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares of our Class A common stock.

The trading price of our Class A common stock could be volatile, which could cause the value of your investment to decline.

        Technology stocks have historically experienced high levels of volatility. The trading price of our Class A common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of our Class A common stock may be higher or lower than the price you pay in the initial public offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Class A common stock. Factors that could cause fluctuations in the trading price of our Class A common stock include the following:

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  announcements of new products or technologies, commercial relationships, acquisitions or other events by us or our competitors;

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  changes in how customers perceive the benefits of our product and future product offerings and releases;

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  departures of key personnel;

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  price and volume fluctuations in the overall stock market from time to time;

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  fluctuations in the trading volume of our shares or the size of our public float;

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  sales of large blocks of our Class A common stock;

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  actual or anticipated changes or fluctuations in our results of operations;

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  whether our results of operations meet the expectations of securities analysts or investors;

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  changes in actual or future expectations of investors or securities analysts;

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  significant data breach involving our software;

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  litigation involving us, our industry, or both;

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  regulatory developments in the United States, foreign countries or both;

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  general economic conditions and trends;

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  major catastrophic events in our domestic and foreign markets; and

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  "flash crashes," "freeze flashes" or other glitches that disrupt trading on the securities exchange on which we are listed.

        In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Class A common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our Class A common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business. This could have an adverse effect on our business, results of operations and financial condition.

If securities analysts or industry analysts were to downgrade our stock, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

        The trading market for our Class A common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our stock or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our stock price and trading volume could decline.

We may invest or spend the proceeds of this initial public offering in ways with which you may not agree or in ways which may not yield a return.

        We anticipate that the net proceeds from this initial public offering will be used for working capital and other general corporate purposes, including continued investments in our product offerings, growing our customer base, expanding the subscriptions of our existing customers, driving usage of MongoDB Atlas, fostering the MongoDB developer community and expanding our international footprint. We may also use a portion of the net proceeds of this offering for acquisitions or strategic investments in businesses or technologies. However, we do not have any agreements or commitments for any acquisitions or strategic investments at this time. Accordingly, our management will have broad discretion over the specific use of the net proceeds that we receive in this initial public offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this initial public offering will need to rely upon the judgment of our management with respect to the use of proceeds. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. If we do not use the net proceeds that we receive in this initial public offering effectively, our business, results of operations and financial condition could be harmed.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value.

        The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this initial public offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class A common stock in this initial public offering, you will experience immediate dilution of $19.92 per share, the difference between the price per share you pay for our Class A common stock and the pro forma net tangible book value per share as of July 31, 2017, after giving effect to the issuance of shares of our Class A common stock in this offering. See the section titled "Dilution" below.

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that such sales could occur, could reduce the price that our Class A common stock might otherwise attain.

        Sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our capital stock as of July 31, 2017, upon completion of this initial public offering, we will have approximately 48,968,305 shares of capital stock outstanding. All of the shares of Class A common stock sold in this initial public offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our "affiliates" as defined in Rule 144 under the Securities Act.

        Subject to certain exceptions described in the section titled "Underwriting," we, our executive officers, directors and holders of a substantial majority of our common stock and securities convertible into or exchangeable for shares of our common stock have entered into or will enter into lock-up agreements with the underwriters of this offering under which we and they have agreed or will agree that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc., we and they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus. In addition, our executive officers, directors and holders of substantially all of our common stock and securities convertible into or exchangeable for shares of our common stock have entered into market standoff agreements with us, or are subject to covenants requiring them to enter into such an agreement, under which they have agreed that, subject to certain exceptions, without our consent, they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus. We will agree that, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc., we will not release any of the securities subject to these market standoff agreements. When the lock-up period in the lock-up agreements and market standoff agreements expires, we and our locked-up security holders will be able to sell our shares in the public market. In addition, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc., on behalf of the underwriters, may release all or some portion of the shares subject to the lock-up agreements or market standoff agreements prior to the expiration of the lock-up period. See the section titled "Shares Eligible for Future Sale" for more information. Sales of a substantial number of such shares, or the perception that such sales may occur, upon expiration of, or early release of the securities subject to, the lock-up agreements or market standoff agreements, could cause our stock price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

        Based on shares outstanding as of July 31, 2017, holders of up to approximately 35,123,279 shares, or 74% of our capital stock after the completion of this offering, will have rights, subject to certain conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of capital stock that we may issue under our equity compensation plans.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

        We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

You should rely only on statements made in this prospectus in determining whether to purchase our stock in this initial public offering and not on information in public media that is published by third parties.

        You should carefully read and evaluate all the information in this prospectus. In the past, we have received, and may continue to receive, a high degree of media coverage. This includes coverage that is not attributable to statements made by our officers or employees or incorrectly reports on statements made by our officers or employees. In addition, coverage may be misleading if it omits information provided by us, our officers, or employees or public data. You should rely only on the information contained in this prospectus in determining whether to purchase our shares of Class A common stock.

We do not intend to pay dividends on our Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

        We have never declared or paid any dividends on our capital stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

        As a public company, and particularly after we are no longer an "emerging growth company," we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors' and officers' liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

  •
  any derivative action or proceeding brought on our behalf;

  •
  any action asserting a breach of fiduciary duty;

  •
  any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

  •
  any action asserting a claim against us that is governed by the internal-affairs doctrine.

        Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

        These exclusive-forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Delaware law and our corporate charter and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

        Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

  •
  a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

  •
  the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or our president (in the absence of a chief executive officer), which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  the requirement for the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the management of our business (including our classified board structure) or certain provisions of our amended and restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

  •
  the ability of our board of directors to amend our bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our bylaws to facilitate an unsolicited takeover attempt;

  •
  advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us; and

  •
  the authorization of two classes of common stock, as discussed above.

        In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a specified period of time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, use of proceeds from this offering, introduction of new products and enhancements to our current platform, regulatory compliance, plans for growth and future operations, the size of our addressable market and market trends, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under "Risk Factors." In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "objective," "ongoing," "plan," "predict," "project," "potential," "should," "will," or "would," or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse. The forward-looking statements are contained principally in the sections titled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business."

        We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section titled "Risk Factors" and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

 INDUSTRY AND MARKET DATA

        Information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size is based on information from various sources, including independent industry publications by 451 Research, Cisco, DB-Engines, Evans Data Corporation, Forrester, IDC and Stack Overflow. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although neither we nor the underwriters have independently verified the accuracy or completeness of any third-party information, we believe the market position, market opportunity and market size information included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "Risk Factors" section. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

        The Forrester study described herein represents data, research opinion or viewpoints published by Forrester and are not representations of fact. We have been advised by Forrester that its study speaks as of its original publication date (and not as of the date of this prospectus) and any opinions expressed in the study are subject to change without notice.

 USE OF PROCEEDS

        We estimate that the net proceeds from our issuance and sale of 8,000,000 shares of our Class A common stock in this offering will be approximately $175.4 million, or approximately $202.2 million if the underwriters exercise their over-allotment option in full, based on the initial public offering price of $24.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to increase our financial flexibility, create a public market for our Class A common stock and facilitate our future access to the capital markets. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we currently intend to use the net proceeds from this offering for working capital and other general corporate purposes, including continued investments in our product offerings, growing our customer base, expanding the subscriptions of our existing customers, driving usage of MongoDB Atlas, fostering the MongoDB developer community and expanding our international footprint.

        We may also use a portion of the proceeds from this offering for acquisitions or strategic investments in businesses or technologies, although we do not currently have any plans for any such acquisitions or investments.

        The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short-and intermediate-term, interest-bearing, investment-grade securities and government securities.

 DIVIDEND POLICY

        We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business. Accordingly, following this offering, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant. We may also be subject to covenants under future debt arrangements that place restrictions on our ability to pay dividends.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of July 31, 2017:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (1) the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 26,952,887 shares of Class B common stock as if such conversion had occurred on July 31, 2017; (2) the reclassification of our redeemable convertible preferred stock warrant liability to stockholders' equity in connection with the expiration of our outstanding redeemable convertible preferred stock warrants as if this offering had occurred on July 31, 2017; and (3) the filing of our amended and restated certificate of incorporation, each of which will occur immediately prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect the pro forma items described immediately above and the sale of 8,000,000 shares of Class A common stock in this offering at the initial public offering price of $24.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table together with the sections titled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of July 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$40,769	$40,769	$217,356

Redeemable convertible preferred stock warrant liability	$1	$—	$—
Redeemable convertible preferred stock, par value $0.001 per share; 41,234,841 shares authorized, 41,232,762 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	346,428	—	—
Stockholders' (deficit) equity:
Class A common stock, par value $0.001 per share; 162,500,000 shares authorized, 68,199 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 68,199 shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, 8,068,199 shares issued and outstanding, pro forma as adjusted	—	—	8
Class B common stock, par value $0.001 per share; 113,000,000 shares authorized, 14,046,590 shares issued and 13,947,219 shares outstanding, actual; 100,000,000 shares authorized, 40,999,477 shares issued and 40,900,106 shares outstanding, pro forma; 100,000,000 shares authorized, 40,999,477 shares issued and 40,900,106 shares outstanding, pro forma as adjusted	14	41	41
Additional paid-in capital	76,519	422,921	598,322
Treasury stock, 99,371 shares	(1,319)	(1,319)	(1,319)
Accumulated other comprehensive income	(241)	(241)	(241)
Accumulated deficit	(393,170)	(393,170)	(393,170)

Total stockholders' (deficit) equity	(318,197)	28,232	203,641

Total capitalization	$28,232	$28,232	$203,641

        The outstanding share information in the table above excludes:

  •
  2,918,476 shares of Class A common stock and 9,514,220 shares of Class B common stock, in each case, issuable upon the exercise of options outstanding as of July 31, 2017, at a weighted-average exercise price of $8.95 and $6.43 per share, respectively;

  •
  123,602 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2017, at a weighted-average exercise price of $5.85 per share;

  •
  an additional 5,003,719 shares of Class A common stock reserved for future issuance pursuant to our 2016 Equity Incentive Plan, as amended and restated in connection with this offering, as well as, upon the expiration or termination prior to exercise of any shares of Class B common stock issuable upon the exercise of stock options outstanding under our 2008 Stock Plan, an equal number of shares of Class A common stock, such number of shares not to exceed 9,514,220; and

  •
  995,000 shares of Class A common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

DILUTION

        If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

        Our historical net tangible book value as of July 31, 2017 was $(324.7) million, or $(23.17) per share of our common stock. Our historical net tangible book value per share represents our total tangible assets less our total liabilities and redeemable convertible preferred stock (which is not included within stockholders' (deficit) equity), divided by the number of shares of Class A common stock and Class B common stock outstanding as of July 31, 2017.

        Our pro forma net tangible book value as of July 31, 2017 was $21.7 million, or $0.53 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of Class A common stock and Class B common stock outstanding as of July 31, 2017, after giving effect to: (1) the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 26,952,887 shares of Class B common stock as if such conversion had occurred on July 31, 2017; (2) the reclassification of our redeemable convertible preferred stock warrant liability to stockholders' equity in connection with the expiration of our outstanding redeemable convertible preferred stock warrants as if this offering had occurred on July 31, 2017; and (3) the filing of our amended and restated certificate of incorporation, each of which will occur immediately prior to the closing of this offering.

        Our pro forma as adjusted net tangible book value represents our pro forma net tangible book value, plus the effect of the sale of 8,000,000 shares of Class A common stock in this offering at the initial public offering price of $24.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of July 31, 2017 was $199.9 million, or $4.08 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $3.55 per share to our existing stockholders and an immediate dilution of $19.92 per share to investors participating in this offering. We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by investors participating in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share		$24.00
Historical net tangible book value per share as of July 31, 2017	$(23.17)
Increase per share attributable to the pro forma adjustments described above	23.70
Pro forma net tangible book value per share as of July 31, 2017	0.53
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in this offering	3.55

Pro forma as adjusted net tangible book value per share after giving effect to this offering		4.08
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$19.92

        If the underwriters exercise their over-allotment option in full to purchase an additional 1,200,000 shares of our Class A common stock in this offering, the pro forma as adjusted net tangible book value of our common stock would increase to $4.52 per share, representing an immediate increase in the pro forma net tangible book value per share to existing stockholders of $3.99 per share and an immediate dilution of $19.48 per share to investors participating in this offering.

        The following table summarizes as of July 31, 2017, on the pro forma as adjusted basis described above, the number of shares of our Class A common stock and Class B common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing our Class A common stock in this offering at the initial public offering price of $24.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Weighted- Average Price Per Share
	#	%	$	%
Existing stockholders	40,968,305	84%	$422,960,642	69%	$10.32
New Investors purchasing Class A common stock	8,000,000	16	192,000,000	31	$24.00

Total	48,968,305	100.0%	$614,960,642	100.0%

        If the underwriters exercise their over-allotment option in full, the number of shares held by the existing stockholders after this offering would be reduced to 82% of the total number of shares of our Class A common stock and Class B common stock outstanding after this offering, and the number of shares held by new investors would increase to 9,200,000 shares, or 18% of the total number of shares of our Class A common stock and Class B common stock outstanding after this offering.

        The outstanding share information used in the computations above excludes:

  •
  2,918,476 shares of Class A common stock and 9,514,220 shares of Class B common stock, in each case, issuable upon the exercise of options outstanding as of July 31, 2017, at a weighted-average exercise price of $8.95 and $6.43 per share, respectively;

  •
  123,602 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2017, at a weighted-average exercise price of $5.85 per share;

  •
  an additional 5,003,719 shares of Class A common stock reserved for future issuance pursuant to our 2016 Equity Incentive Plan, as amended and restated in connection with this offering, as well as, upon the expiration or termination prior to exercise of any shares of Class B common stock issuable upon the exercise of stock options outstanding under our 2008 Stock Plan, an equal number of shares of Class A common stock, such number of shares not to exceed 9,514,220; and

  •
  995,000 shares of Class A common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

        To the extent that outstanding options or warrants are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 SELECTED CONSOLIDATED FINANCIAL DATA

        We derived the following selected consolidated statements of operations data for the fiscal years ended January 31, 2016 and 2017 and the selected consolidated balance sheet data as of January 31, 2016 and 2017 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the selected consolidated statements of operations data for the six months ended July 31, 2016 and 2017 and the selected consolidated balance sheet data as of July 31, 2017 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of our unaudited interim consolidated financial statements. We derived the following selected consolidated statement of operations data for the fiscal year ended January 31, 2015, and the selected consolidated balance sheet data as of January 31, 2015, from our audited consolidated financial statements not included in this prospectus. Our fiscal year ends January 31.

        Historical results are not necessarily indicative of the results that may be expected in the future, and the results for the six months ended July 31, 2017 are not necessarily indicative of the results to be expected for the full year or any other period. The selected financial data set forth below should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$34,109	$58,561	$91,235	$40,213	$61,718
Services	6,679	6,710	10,123	4,906	6,272

Total revenue	40,788	65,271	101,358	45,119	67,990
Cost of revenue(1):
Subscription	11,305	13,146	19,352	8,675	13,765
Services	6,805	7,715	10,515	5,628	5,622

Total cost of revenue	18,110	20,861	29,867	14,303	19,387

Gross profit	22,678	44,410	71,491	30,816	48,603
Operating expenses:
Sales and marketing(1)	52,072	56,613	78,584	37,454	49,037
Research and development(1)	33,316	43,465	51,772	25,240	28,826
General and administrative(1)	13,005	17,070	27,082	13,531	16,704

Total operating expenses	98,393	117,148	157,438	76,225	94,567

Loss from operations	(75,715)	(72,738)	(85,947)	(45,409)	(45,964)
Other income (expense), net	(660)	(306)	(15)	233	676

Loss before provision for income taxes	(76,375)	(73,044)	(85,962)	(45,176)	(45,288)
Provision for income taxes	298	442	719	150	481

Net loss	$(76,673)	$(73,486)	$(86,681)	$(45,326)	$(45,769)

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands, except share and per share data)
Net loss per share attributable to common stockholders, basic and diluted	$(7.21)	$(6.54)	$(7.10)	$(3.85)	$(3.42)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted(2)	10,633,985	11,240,696	12,211,711	11,763,154	13,386,109

Pro forma net loss per share attributable to common stockholders, basic and diluted(2)			$(2.28)		$(1.14)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted(2)			38,068,020		40,296,208

(1)
Includes stock-based compensation expense as follows:

	Year Ended January 31,			Six Months Ended July 31,
	2015	2016	2017	2016	2017
	(in thousands)
Cost of revenue—subscription	$182	$282	$570	$294	$321
Cost of revenue—services	187	272	482	327	170
Sales and marketing	2,637	3,524	5,514	3,251	2,697
Research and development	2,194	4,034	5,755	3,312	2,567
General and administrative	1,897	4,675	8,683	5,099	3,616

Total stock-based compensation expense	$7,097	$12,787	$21,004	$12,283	$9,371

(2)
See Note 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share and pro forma net loss per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of January 31,
				As of July 31, 2017
	2015	2016	2017
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$157,588	$113,159	$116,500	$92,451
Working capital	131,909	78,355	60,662	29,347
Total assets	195,891	156,813	174,432	157,916
Deferred revenue, current and non-current	41,034	58,260	93,739	105,266
Long-term debt, current and non-current, net of debt issuance costs	—	—	—	—
Redeemable convertible preferred stock warrant liability	1,211	1,310	1,272	1
Redeemable convertible preferred stock	310,315	310,315	345,257	346,428
Accumulated deficit	(185,783)	(259,269)	(347,401)	(393,170)
Total stockholders' deficit	(171,013)	(228,505)	(286,514)	(318,197)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled "Special Note Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our fiscal year ends January 31.

Overview

        MongoDB is the leading modern, general purpose database platform. Our platform unleashes the power of software and data for developers and the applications they build.

        Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. To compete effectively in today's global, data-driven market environment, organizations must provide their end-users with applications that capture and leverage the vast volumes of available data. As a result, the software developers who build and maintain these applications are increasingly influential in organizations and demand for their talent has grown substantially. Consequently, organizations have significantly increased investment in developers and their productivity has become a strategic imperative for organizations of all sizes, industries and geographies.

        A database is at the heart of every software application. As a result, selecting a database is a highly strategic decision that directly affects developer productivity, application performance and organizational competitiveness. We built our platform to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. Our platform addresses the performance, scalability, flexibility and reliability demands of modern applications while maintaining the core capabilities of legacy databases. This allows software developers to build or modernize applications quickly and intuitively, making developers more productive and giving their organizations a competitive advantage.

        Our founders were frustrated by the challenges of working with legacy database offerings and started our company in 2007 with the goal of creating a modern database platform to address these challenges while maintaining the best aspects of relational databases. We have historically invested significant amounts in research and development to build our platform.

        Since our founding, we have achieved the following significant milestones:

2009:	MongoDB Community Server version 0.9 released
2011:	Launched MongoDB's first cloud management tools
2012:	Began providing 24x365 technical support
2013:	Introduced first commercial version of MongoDB Enterprise Database Server
2014:	Acquired WiredTiger, a storage engine, to expand the breadth of use cases supported on our platform
2015:	Introduced MongoDB Compass, our graphical user interface and our analytics integrations, including Connector for BI
2016:	Launched MongoDB Atlas, our database-as-a-service, or DBaaS, offering, and released the latest version of our platform
2017:	Surpassed 4,000 customers and expanded MongoDB Atlas to all three major public cloud providers, offering customers multiple deployment options to avoid vendor lock-in

        We generate revenue primarily from sales of subscriptions, which accounted for 90% and 91% of our total revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. Our primary subscription package is MongoDB Enterprise Advanced, which represented 71% and 69% of our subscription revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. MongoDB Enterprise Advanced is our comprehensive offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment, and includes our proprietary database server, enterprise management capabilities, our graphical user interface, analytics integrations, technical support and a commercial license to our platform.

        To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that includes the core functionality developers need to get started with MongoDB but not all of the features of our commercial platform.

        Many of our enterprise customers initially get to know our software by using Community Server. As a result, our direct sales prospects are often familiar with our platform and may have already built applications using our technology. We sell subscriptions directly through our field and inside sales teams, as well as indirectly through channel partners. Our subscription offerings are generally priced on a per server basis, subject to a per server RAM limit. The majority of our subscription contracts are one year in duration and invoiced upfront, although a growing number of our customers are entering into multi-year subscriptions. When we enter into multi-year subscriptions, we typically invoice the customer on an annual basis.

        We introduced MongoDB Atlas in June 2016. MongoDB Atlas is our cloud hosted DBaaS offering that includes comprehensive infrastructure and management of Community Server. It represented 1% of our total revenue in fiscal year 2017 and 5% of our total revenue for the six months ended July 31, 2017. MongoDB Atlas is consumption-based and charged monthly to the customer based on usage. Given our platform has been downloaded from our website over 30 million times since February 2009 and over 10 million times in the last 12 months alone, our initial growth strategy for MongoDB Atlas is to convert developers and their organizations who are already using Community Server to become customers of MongoDB Atlas and enjoy the benefits of a managed offering. We have invested significantly in MongoDB Atlas and our ability to drive adoption of MongoDB Atlas is a key component of our growth strategy.

        We also generate revenue from services, which consist primarily of fees associated with consulting and training services. Revenue from services accounted for 10% and 9% of our total revenue in fiscal year 2017 and in the six months ended July 31, 2017, respectively. We expect to continue to invest in our services organization as we believe it plays an important role in accelerating our customers' realization of the benefits of our platform, which helps drive customer retention and expansion.

        We believe the market for our solutions is large and growing. We have made substantial investments in developing our platform and expanding our sales and marketing footprint. Worldwide, we have offices in 14 countries and our employee base has grown from 472 as of January 31, 2016 to 826 as of July 31, 2017. We intend to continue to invest heavily to grow our business to take advantage of our market opportunity rather than optimizing for profitability or cash flow in the near future.

        We have experienced rapid growth. As of July 31, 2017, we had over 4,300 customers across a wide range of industries and in more than 85 countries, compared to over 1,700 and 3,200 customers as of January 31, 2016 and 2017, respectively. Our customers include over half of the Global Fortune 100 companies. For the fiscal years ended January 31, 2015, 2016 and 2017, our total revenue was $40.8 million, $65.3 million and $101.4 million, respectively, representing year-over-year growth of 60% for fiscal year 2016 and 55% for fiscal year 2017. For the six months ended July 31, 2017, our total revenue was $68.0 million. We believe our net annual recurring revenue, or ARR, expansion rate, which has been over 120% for each of the last ten fiscal quarters, demonstrates the attractiveness of our platform to our customers. See the section titled "—Cohort and Contribution Margin Analyses—Direct Customer Cohort Analysis" below for a description of ARR and a discussion of net ARR expansion rate. Our net loss was $76.7 million, $73.5 million, $86.7 million and $45.8 million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our operating cash flow was $(62.0) million, $(47.0) million, $(38.1) million and $(26.9) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our free cash flow was $(64.7) million, $(47.4) million, $(39.8) million and $(28.5) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. See the section titled "—Liquidity and Capital Resources—Non-GAAP Free Cash Flow" below.

        To manage our growth effectively, we must continue to improve and expand our operational, financial, and management processes and controls, and our reporting systems and procedures, which will require significant expenditures and allocation of valuable management and employee resources. We will also need to continue to hire, retain and motivate qualified personnel to support our growth. Additionally, we face intense competition in the database software market. To compete successfully, we need to continue to invest in our product offerings and our sales and marketing teams with the goal of driving customer adoption. If we are unable to successfully address these challenges, our business, results of operations and financial condition could be adversely affected.

Factors Affecting Our Performance

Extending Product Leadership and Maintaining Developer Mindshare

        We are committed to delivering market-leading products to continue to build and maintain credibility with the global software developer community. We believe we must maintain our product leadership position and the strength of our brand to drive further revenue growth. For example, we recently introduced MongoDB Atlas, an important part of our run-anywhere solution, to capitalize on the existing demand for a managed version of our Community Server offering which many companies currently self-deploy and manage in the cloud. We have also introduced an encrypted storage engine to secure data natively within our platform, allowing customers to utilize our platform for applications in highly regulated industries with specific and rigorous security requirements. We intend to continue to invest in our engineering capabilities and marketing activities to maintain our strong position in the developer community. We have spent $196.8 million on research and development since our inception. Our results of operations may fluctuate as we make these investments to drive increased customer adoption and usage.

Growing Our Customer Base

        We are intensely focused on continuing to grow our customer base. We have invested, and expect to continue to invest, heavily in our sales and marketing efforts and developer community outreach, which are critical to driving customer acquisition. As of July 31, 2017, we had over 4,300 customers in over 85 countries, which spanned across organizations of all sizes and industries, compared to over 1,700 and 3,200 customers as of January 31, 2016 and 2017, respectively. All affiliated entities are counted as a single customer. As of July 31, 2017, we had over 1,350 customers that were sold through our direct sales force and channel partners, as compared to over 900 and over 1,200 such customers as of January 31, 2016 and 2017, respectively. These customers, which we refer to as our Direct Customers, accounted for 96%, 95% and 92% of our subscription revenue for the fiscal years ended January 31, 2016 and 2017 and the six months ended July 31, 2017, respectively. We are also focused on increasing the number of MongoDB Atlas customers, which was over 1,900 as of July 31, 2017, just 13 months since its launch.

Retaining and Expanding Revenue from Existing Customers

        The economic attractiveness of our subscription-based model is driven by customer renewals and increasing existing customer subscriptions over time, referred to as land-and-expand. We believe that there is a significant opportunity to drive additional sales to existing customers, and expect to invest in sales and marketing and customer success personnel and activities to achieve additional revenue growth from existing customers. As an application grows and requires additional capacity, our customers increase their subscriptions to our platform. In addition, our customers expand their subscriptions to our platform as they migrate additional existing applications or build new applications, either within the same department or in other lines of business or geographies. Also, as customers modernize their IT infrastructure and move to the cloud, they may migrate applications from legacy databases. Our goal is to increase the number of customers that standardize on our database within their organization, which can include offering centralized internal support or providing MongoDB-as-a-service internally. Over time, the average subscription amount for our Direct Customers has increased. In addition, self-service customers have begun to increase their consumption of our products, particularly MongoDB Atlas. For self-service customers, we measure their annualized MRR, or monthly recurring revenue, which is calculated by annualizing their usage of our self-serve products in the prior 30 days and assuming no increases or reductions in their usage. The number of customers with $100,000 or greater in ARR and annualized MRR was 110, 164, 246 and 296 as of January 31, 2015, 2016 and 2017 and July 31, 2017,

respectively. See the section titled "—Cohort and Contribution Margin Analyses—Direct Customer Cohort Analysis" below for a description of ARR. Our ability to increase sales to existing customers will depend on a number of factors, including customers' satisfaction or dissatisfaction with our products and services, competition, pricing, economic conditions or overall changes in our customers' spending levels.

Increasing Adoption of MongoDB Atlas

        In June 2016, we introduced MongoDB Atlas. This hosted cloud offering is an important part of our run-anywhere solution and allows us to generate revenue from Community Server, converting users who do not need all of the benefits of MongoDB Enterprise Advanced to customers. To accelerate adoption of this DBaaS offering, we recently introduced tools to easily migrate existing users of our Community Server offering to MongoDB Atlas. We also recently introduced a free tier for MongoDB Atlas that includes limited processing power and storage to drive usage and adoption of MongoDB Atlas among developers.

Investing in Growth and Scaling Our Business

        We are focused on our long-term revenue potential. We believe that our market opportunity is large, and we will continue to invest significantly in scaling across all organizational functions in order to grow our operations both domestically and internationally. Any investments we make in our sales and marketing organization will occur in advance of experiencing the benefits from such investments, so it may be difficult for us to determine if we are efficiently allocating resources in those areas. We have increased our sales and marketing headcount from 174 employees as of January 31, 2016 to 325 employees as of July 31, 2017. We expect to use the proceeds from this offering, in part, to fund this growth and do not expect to be profitable in the near future.

Cohort and Contribution Margin Analyses

Direct Customer Cohort Analyses

        We have a history of attracting new customers and generally increasing their annual spend with us over time by expanding their subscriptions to our platform. Specifically, the chart below illustrates the total ARR from each cohort over the fiscal years presented. We define ARR as the subscription revenue we would contractually expect to receive from customers over the following 12 months assuming no increases or reductions in their subscriptions. ARR excludes MongoDB Atlas, professional services and other self-service products. Each cohort represents customers who made their initial purchase from us in a given fiscal year. For example, the fiscal year 2013 cohort represents all customers who made their initial purchase from us between February 1, 2012 and January 31, 2013. The fiscal year 2013 cohort increased their initial ARR from $5.3 million to $22.1 million in fiscal year 2017, representing a multiple of 4.1x.

        Additionally, as of January 31, 2017, the ARR from our top 25 customers who became customers prior to fiscal year 2017 had increased 12.3x on average as compared to the initial ARR from these customers. All of these customers had ARR in excess of $500,000 as of January 31, 2017.

        To further illustrate the land-and-expand economics of our customer relationships, we examine the rate at which our customers increase their subscriptions with us, called net ARR expansion rate. We calculate net ARR expansion rate by dividing the ARR for a given period from customers who were also customers at the close of the same period in the prior year, the base period, by the ARR from all customers at the close of the base period, including those who churned or reduced their subscriptions. As of July 31, 2017, the net ARR expansion rate was 128%. The net ARR expansion rate has been over 120% for each of the last ten fiscal quarters.

Contribution Margin Analysis

        To provide a further understanding of the economics of our customer relationships and the efficiency of our direct sales force, we are providing a contribution margin analysis of the customers we acquired during the fiscal year ended January 31, 2015, which we refer to as the 2015 Cohort. We believe the 2015 Cohort is a fair representation of our overall customer base because it includes customers across industries and geographies and includes customers who have expanded their subscriptions as well as those who have reduced or not renewed their subscriptions. We define contribution margin as the ARR of subscription commitments from the customer cohort at the end of a period as compared to the associated cost of ARR and estimated allocated sales and marketing expense, which we collectively refer to as associated costs. We define contribution margin percentage as contribution margin divided by the ARR associated with such cohort in a given period. In this analysis, we do not include revenue, the associated costs and sales and marketing expense of professional services and our self-service products, as they are not included in ARR. Unlike our financial statements, contribution margin is not prepared in accordance with GAAP. Contribution margin utilizes ARR and associated costs and thereby may accelerate sales and expenses in a period that would not be recognized yet under GAAP. For example, this analysis may accelerate commissions expense in a period that may be deferred under GAAP.

        Contribution margin is an operational measure; it is not a financial measure of profitability and is not intended to be used as a proxy for the profitability of our business nor does it imply profitability. We have not yet achieved profitability, and even if our ARR exceeds our associated costs over time, we may not be able to achieve or maintain profitability. In addition, contribution margin is not a measure that our management utilizes to manage or evaluate the business nor is it a predictor of past or future financial performance. The relationship of ARR to associated costs is not necessarily indicative of future performance, and we cannot predict whether future contribution margin analyses will be similar to the analysis below. Other companies may calculate contribution margin differently and, therefore, the analyses of other companies may not be directly comparable to ours.

        Cost associated with ARR primarily includes personnel costs, including salaries, bonuses and benefits, for employees associated with our subscription agreements principally related to technical support and allocated shared costs. Cost associated with ARR is estimated for a given period by multiplying the cost of subscription revenue as a percentage of subscription revenue for products associated with ARR for that period by the ARR in such period. Estimated allocated sales and marketing expense includes personnel costs, including salaries, sales commissions and benefits, and marketing program expenses associated with the sales and marketing efforts to increase ARR through acquiring new customers or expanding subscriptions of existing customers or renewals of existing ARR. We attribute estimated allocated sales and marketing expense for new ARR to the period when a new customer begins a subscription or when an existing customer expands its subscription with us. We allocate costs associated with renewals of ARR to the renewal period. The allocation of sales and marketing expenses associated with new ARR are allocated to new and existing customers based on the amount of new ARR generated from each group, incorporating the proportion by which selling to existing customers is more efficient than acquiring new customers. The relative efficiency of selling new ARR to existing customers as compared to acquiring new customers results from the fact that these transactions close more quickly, close at a higher rate and are larger than deals for new customers. The proportion of relative efficiency used in the contribution margin analysis is based on our internal operational data for each of these factors. Cost associated with ARR and estimated allocated sales and marketing expense do not include share-based compensation, as it is a non-cash expense. They also do not include research and development and general and administrative expenses because these expenses support the growth of our business broadly and benefit all customers.

        At the end of fiscal year 2015, the 2015 Cohort accounted for $11.5 million in ARR and $24.3 million in associated costs, representing a contribution margin of ($12.8) million, or a contribution margin percentage of (111)%. At the end of fiscal year 2016, the 2015 Cohort accounted for $12.8 million in ARR and $5.2 million in associated costs, representing a contribution margin of $7.6 million, or a contribution margin percentage of 59%. At the end of fiscal year 2017, the 2015 Cohort accounted for $19.5 million in ARR and $7.8 million in associated costs, representing a contribution margin of $11.7 million, or a contribution margin percentage of 60%. These metrics are illustrated in the chart below.

        The 2015 Cohort may not be representative of any other group of customers or periods. We expect that the contribution margin and contribution margin percentage of our customer cohorts will fluctuate from one period to another depending upon the number of customers remaining in each cohort, our ability to increase their ARR, other changes in their subscriptions, as well as changes in our associated costs. We may not experience similar financial outcomes from future customers. We do not have consistent corresponding information for prior historical periods that would allow us to present additional historical cohorts, and the ARR, associated costs, contribution margins and contribution margin percentages from such cohorts could vary.

Components of Results of Operations

Revenue

        We derive revenue primarily from subscriptions and, to a lesser extent, services.

        Subscription Revenue.    Our subscription revenue is comprised of term licenses and hosted as-a-service solutions. Subscriptions to term licenses include technical support and access to new software versions on a when-and-if available basis. Revenue from our term licenses is recognized ratably and is typically billed annually in advance. Revenue from our hosted as-a-service solutions is primarily generated on a usage basis and is billed either in arrears or paid up front.

        Services Revenue.    Services revenue is comprised of consulting and training services and is recognized over the period of delivery of the applicable services. We recognize revenue from services agreements as services are delivered if sold on a stand-alone basis and ratably over the contractual period if sold as a bundled element along with our subscriptions.

        We expect our revenue may vary from period to period based on, among other things, the timing and size of new subscriptions, the rate of customer renewals and expansions, delivery of professional services, the impact of significant transactions and seasonality of or fluctuations in usage for our consumption-based customers.

Cost of Revenue

        Cost of Subscription Revenue.    Cost of subscription revenue primarily includes personnel costs, including salaries, bonuses and benefits, and stock-based compensation, for employees associated with our subscription arrangements principally related to technical support and allocated shared costs, as well as depreciation and amortization. Our cost of subscription revenue for our hosted as-a-service solutions includes third-party hosting infrastructure and overhead. We expect our cost of subscription revenue to increase in absolute dollars as our subscription revenue increases and, depending on the results of MongoDB Atlas, may increase as a percentage of subscription revenue as well.

        Cost of Services Revenue.    Cost of services revenue primarily includes personnel costs, including salaries and benefits, and stock-based compensation, for employees associated with our professional service contracts, travel costs and allocated shared costs, as well as depreciation and amortization. We expect our cost of services revenue to increase in absolute dollars as our services revenue increases.

Gross Profit and Gross Margin

        Gross Profit.    Gross profit represents revenue less cost of revenue.

        Gross Margin.    Gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by a variety of factors, including the average sales price of our products and services, the mix of products sold, transaction volume growth and the mix of revenue between subscriptions and services. We expect our gross margin to fluctuate over time depending on the factors described above and, to the extent MongoDB Atlas revenue increases as a percentage of total revenue, our gross margin may decline as a result of the associated hosting costs of MongoDB Atlas.

Operating Expenses

        Our operating expenses consist of sales and marketing, research and development and general and administrative expenses. Personnel costs are the most significant component of each category of operating expenses. Operating expenses also include allocated overhead costs for facilities, information technology and employee benefit costs.

        Sales and Marketing.    Sales and marketing expense consists primarily of personnel costs, including salaries, sales commission and benefits, bonuses and stock-based compensation. These expenses also include costs related to marketing programs, travel-related expenses and allocated overhead. Marketing programs consist of advertising, events, corporate communications, and brand-building and developer-community activities. We expect our sales and marketing expense to increase in absolute dollars over time as we expand our sales force and increase our marketing resources, expand into new markets and further develop our channel program.

        Research and Development.    Research and development expense consists primarily of personnel costs, including salaries, bonuses and benefits, and stock-based compensation. It also includes amortization associated with intangible acquired assets and allocated overhead. We expect our research and development expenses to continue to increase in absolute dollars, as we continue to invest in our platform and develop new products.

        General and Administrative.    General and administrative expense consists primarily of personnel costs, including salaries, bonuses and benefits, and stock-based compensation for administrative functions including finance, legal, human resources and external legal and accounting fees, as well as allocated overhead. We expect general and administrative expense to increase in absolute dollars over time as we continue to invest in the growth of our business and begin to operate as a publicly-traded company.

Other Income (Expense), net

        Other income (expense), net consists primarily of interest income and gains and losses from foreign currency transactions.

Provision for Income Taxes

        Provision for income taxes consists primarily of state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business. At January 31, 2017, we had net operating loss, or NOL, carryforwards for federal, state and Irish income tax purposes of $175.6 million, $138.6 million and $119.3 million, respectively, which begin to expire in the year ending January 31, 2028 for federal purposes and in the year ending January 31, 2021 for state purposes. Ireland allows NOLs to be carried forward indefinitely. Under Section 382 of the U.S. Internal Revenue Code of 1986, or Code, a corporation that experiences an "ownership change" is subject to a limitation on its ability to utilize its pre-change NOLs to offset future taxable income. In April 2017, we completed an analysis under Section 382 to evaluate whether there are any limitations on our NOLs through January 31, 2017 and concluded that the prior ownership changes do not limit the utilization of the NOLs before they expire, assuming sufficient future federal and state taxable income. However, it is possible that we could experience a future ownership change under Section 382 or other regulatory changes, such as suspension on the use of the NOLs, that could result in the expiration of our NOLs or otherwise cause them to be unavailable to offset future federal and state taxable income.

Results of Operations

        The following tables set forth our results of operations for the periods presented in dollars and as a percentage of our total revenue:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$58,561	$91,235	$40,213	$61,718
Services	6,710	10,123	4,906	6,272

Total revenue	65,271	101,358	45,119	67,990
Cost of revenue(1):
Subscription	13,146	19,352	8,675	13,765
Services	7,715	10,515	5,628	5,622

Total cost of revenue	20,861	29,867	14,303	19,387

Gross profit	44,410	71,491	30,816	48,603
Operating expenses:
Sales and marketing(1)	56,613	78,584	37,454	49,037
Research and development(1)	43,465	51,772	25,240	28,826
General and administrative(1)	17,070	27,082	13,531	16,704

Total operating expenses	117,148	157,438	76,225	94,567

Loss from operations	(72,738)	(85,947)	(45,409)	(45,964)
Other income (expense), net	(306)	(15)	233	676

Loss before provision for income taxes	(73,044)	(85,962)	(45,176)	(45,288)
Provision for income taxes	442	719	150	481

Net loss	$(73,486)	$(86,681)	$(45,326)	$(45,769)

(1)
Includes stock-based compensation expense as follows:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
		(in thousands)
Cost of revenue—subscription	$282	$570	$294	$321
Cost of revenue—services	272	482	327	170
Sales and marketing	3,524	5,514	3,251	2,697
Research and development	4,034	5,755	3,312	2,567
General and administrative	4,675	8,683	5,099	3,616

Total stock-based compensation expense	$12,787	$21,004	$12,283	$9,371

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
Percentage of Revenue Data:
Revenue:
Subscription	90%	90%	89%	91%
Services	10	10	11	9

Total revenue	100	100	100	100
Cost of revenue:
Subscription	20	19	19	20
Services	12	10	13	9

Total cost of revenue	32	29	32	29

Gross profit	68	71	68	71
Operating expenses:
Sales and marketing	87	78	83	72
Research and development	67	51	56	42
General and administrative	25	27	30	25

Total operating expenses	179	156	169	139

Loss from operations	(111)	(85)	(101)	(68)
Other income (expense), net	(1)	—	1	1

Loss before provision for income taxes	(112)	(85)	(100)	(67)
Provision for income taxes	1	1	—	1

Net loss	(113)%	(86)%	(100)%	(68)%

Comparison of the Six Months Ended July 31, 2016 and 2017

Revenue

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Subscription	$40,213	$61,718	$21,505	53%
Services	4,906	6,272	1,366	28

Total revenue	$45,119	$67,990	$22,871	51%

        Total revenue growth reflects increased demand for our platform and related services. Subscription revenue increased by $21.5 million, $11.0 million of which resulted from sales to new customers of which $2.1 million resulted from the launch of MongoDB Atlas, and the remaining balance resulted from sales to existing customers. Increase in services revenue was driven primarily by an increase in sales of professional services to new customers.

Cost of Revenue, Gross Profit and Gross Margin Percentage

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Subscription cost of revenue	$8,675	$13,765	$5,090	59%
Services cost of revenue	5,628	5,622	(6)	—

Total cost of revenue	$14,303	$19,387	$5,084	36%
Gross profit	$30,816	$48,603	$17,787	58%

Gross margin	68%	71%
Subscription	78%	78%
Services	(15)%	10%

        The increase in subscription cost of revenue was primarily due to a $2.5 million increase in third-party hosting infrastructure, primarly associated with the launch of MongoDB Atlas, and a $1.4 million increase in personnel costs associated with increased headcount in our support organization. Total headcount in our support and services organizations increased 29% from July 31, 2016 to July 31, 2017.

        Gross margin increased from 68% in the six months ended July 31, 2016 to 71% in the six months ended July 31, 2017. The increase in gross margin was primarily driven by an increase in services gross margin of 25 percentage points. The services gross margin increase was primarily driven by economies of scale achieved in our services organization.

Operating Expenses

  Sales and Marketing

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Sales and marketing	$37,454	$49,037	$11,583	31%

        The increase in sales and marketing expense was primarily due to an increase of $9.9 million in personnel costs driven by an increase in sales and marketing headcount of 43%, from 227 as of July 31, 2016 to 325 as of July 31, 2017, and an increase of $0.9 million in marketing programs costs during the six months ended July 31, 2017.

  Research and Development

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Research and development	$25,240	$28,826	$3,586	14%

        The increase in research and development expense was primarily driven by an increase of $4.2 million in personnel costs as we increased our research and development headcount, partially offset by a decrease of $0.7 million in stock-based compensation expense due to the option repricing we effected in April 2016.

  General and Administrative

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
General and administrative	$13,531	$16,704	$3,173	23%

        The general and administrative expense increase was primarily due to an increase in general and administrative personnel headcount, resulting in an increase of $3.4 million in personnel costs, and a $0.8 million increase in professional services-related fees, partially offset by a decrease of $1.5 million in stock-based compensation expense due to the option repricing we effected in April 2016.

Other Income, net

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Other income, net	$233	$676	$443	190%

        The increase in other income, net was primarily due to an increase in interest income on investments and net gains from foreign currency transactions.

Provision for Income Taxes

	Six Months Ended July 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Provision for income taxes	$150	$481	$331	221%

        The increase in provision for income taxes was primarily due to an increase in foreign taxes as we continued our global expansion.

Comparison of the Years Ended January 31, 2016 and 2017

Revenue

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Subscription	$58,561	$91,235	$32,674	56%
Services	6,710	10,123	3,413	51

Total revenue	$65,271	$101,358	$36,087	55%

        Total revenue growth reflects increased demand for our platform and related services. Subscription revenue increased by $32.7 million, $11.5 million of which resulted from sales to new customers and the remaining balance resulted from sales to existing customers. Increase in services revenue was driven primarily by an increase in sales of professional services to new customers.

Cost of Revenue, Gross Profit and Gross Margin Percentage

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Subscription cost of revenue	$13,146	$19,352	$6,206	47%
Services cost of revenue	7,715	10,515	2,800	36

Total cost of revenue	$20,861	$29,867	$9,006	43%
Gross profit	$44,410	$71,491	$27,081	61%

Gross margin	68%	71%
Subscription	78%	79%
Services	(15)%	(4)%

        The increase in subscription cost of revenue was primarily due to a $4.2 million increase in personnel costs associated with increased headcount in our support organization, a $1.1 million increase in third-party hosting infrastructure, primarily associated with the launch of MongoDB Atlas, and a $0.3 million increase in stock-based compensation. The increase in services cost of revenue was primarily due to a $2.1 million increase in personnel costs associated with increased headcount in our services organization and a $0.2 million increase in stock-based compensation. Total headcount in our support and services organizations increased 50% from January 31, 2016 to January 31, 2017.

        Gross margin increased from 68% in fiscal year 2016 to 71% in fiscal year 2017. The increase in gross margin was primarily driven by an increase in subscription gross margin of one percentage point and an increase in services gross margin of 11 percentage points. The subscription gross margin increase was primarily driven by higher sales volume, our mix of subscriptions sold, and economies of scale in our technical support team. The services gross margin increase was primarily driven by economies of scale achieved in our services organization.

Operating Expenses

  Sales and Marketing

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Sales and marketing	$56,613	$78,584	$21,971	39%

        The increase in sales and marketing expense was primarily due to an increase of $14.5 million in personnel costs, including an increase in commission expenses of $5.5 million, and an increase of $2.0 million in stock-based compensation expense, both driven by an increase in sales and marketing headcount of 61% from 174 as of January 31, 2016 to 280 as of January 31, 2017. The remainder of the increase was primarily attributable to an increase of $2.4 million in travel expenses and of $1.6 million in marketing programs.

  Research and Development

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Research and development	$43,465	$51,772	$8,307	19%

        The increase in research and development expense was primarily driven by an increase of $5.4 million in personnel costs and an increase of $1.7 million in stock-based compensation expense, as we increased our research and development headcount.

  General and Administrative

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
General and administrative	$17,070	$27,082	$10,012	59%

        The general and administrative expense increase was primarily due to an increase in general and administrative personnel headcount, resulting in an increase of $4.0 million in personnel costs. The increase was also driven by a $4.0 million increase in stock-based compensation expense, $2.4 million of which resulted from the option repricing we effected in April 2016, and a $1.8 million increase in facilities-related costs.

Other Income (Expense), net

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Other income (expense), net	$(306)	$(15)	$291	95%

        The increase in other income (expense), net was primarily due to an increase in interest income on investments and net gains from foreign currency transactions.

Provision for Income Taxes

	Year Ended January 31,		Change
	2016	2017	$	%
	(dollars in thousands)
Provision for income taxes	$442	$719	$277	63%

        The increase in provision for income taxes was primarily due to an increase in foreign taxes as we continued our global expansion.

Quarterly Results of Operations

        The following tables summarize our selected unaudited quarterly consolidated statements of operations data for each of the ten quarters in the period ended July 31, 2017. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future, and the quarterly results for the six months ended July 31, 2017 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Three Months Ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017
	(in thousands)
Revenue:
Subscription	$11,669	$14,071	$15,703	$17,118	$19,050	$21,163	$23,805	$27,217	$29,187	$32,531
Services	1,357	1,850	1,442	2,061	2,459	2,447	2,500	2,717	3,203	3,069

Total revenue	13,026	15,921	17,145	19,179	21,509	23,610	26,305	29,934	32,390	35,600
Cost of revenue(1):
Subscription	2,645	3,279	3,402	3,820	4,291	4,384	4,981	5,696	6,550	7,215
Services	1,744	1,782	2,159	2,030	2,639	2,989	2,238	2,649	2,649	2,973

Total cost of revenue	4,389	5,061	5,561	5,850	6,930	7,373	7,219	8,345	9,199	10,188

Gross profit	8,637	10,860	11,584	13,329	14,579	16,237	19,086	21,589	23,191	25,412
Operating expenses:
Sales and marketing(1)	12,633	14,356	13,734	15,890	17,296	20,158	18,656	22,474	22,145	26,892
Research and development(1)	11,185	10,784	10,692	10,804	12,000	13,240	13,300	13,232	13,077	15,749
General and administrative(1)	4,048	3,968	5,455	3,599	7,303	6,228	6,385	7,166	7,771	8,933

Total operating expenses	27,866	29,108	29,881	30,293	36,599	39,626	38,341	42,872	42,993	51,574

Loss from operations	(19,229)	(18,248)	(18,297)	(16,964)	(22,020)	(23,389)	(19,255)	(21,283)	(19,802)	(26,162)
Other income (expense), net	24	(64)	(44)	(222)	555	(322)	(177)	(71)	341	335

Loss before provision for income taxes	(19,205)	(18,312)	(18,341)	(17,186)	(21,465)	(23,711)	(19,432)	(21,354)	(19,461)	(25,827)
Provision for income taxes	72	142	128	100	83	67	103	466	229	252

Net loss	$(19,277)	$(18,454)	$(18,469)	$(17,286)	$(21,548)	$(23,778)	$(19,535)	$(21,820)	$(19,690)	$(26,079)

(1)
Includes stock-based compensation expense as follows:

	Three Months Ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017
Cost of revenue—subscription	$62	$71	$74	$75	$165	$129	$131	$145	$151	$170
Cost of revenue—services	54	68	77	73	200	127	70	85	72	98
Sales and marketing	809	901	858	956	1,968	1,283	1,095	1,168	1,215	1,482
Research and development	932	861	861	1,380	2,064	1,248	1,206	1,237	1,245	1,322
General and administrative	1,024	932	2,418	301	3,355	1,744	1,732	1,852	1,771	1,845

Stock-based compensation expense	$2,881	$2,833	$4,288	$2,785	$7,752	$4,531	$4,234	$4,487	$4,454	4,917

	Three Months Ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016	January 31, 2017	April 30, 2017	July 31, 2017
Percentage of Revenue Data:
Revenue:
Subscription	90%	88%	92%	89%	89%	90%	90%	91%	90%	91%
Services	10	12	8	11	11	10	10	9	10	9%

Total revenue	100	100	100	100	100	100	100	100	100	100
Cost of revenue:
Subscription	20	21	20	20	20	18	18	19	20	20
Services	14	11	12	11	12	13	9	9	8	9

Total cost of revenue	34	32	32	31	32	31	27	28	28	29

Gross margin	66	68	68	69	68	69	73	72	72	71
Operating expenses:
Sales and marketing	97	90	80	83	80	86	71	75	68	76
Research and development	86	68	62	56	56	56	51	44	40	44
General and administrative	31	25	32	19	34	26	24	24	24	25

Total operating expenses	214	183	174	158	170	168	146	143	132	145

Loss from operations	(148)	(115)	(106)	(89)	(102)	(99)	(73)	(71)	(60)	(74)
Other income (expense), net	—	—	—	(1)	3	(1)	(1)	—	1	1

Loss before provision for income taxes	(148)	(115)	(106)	(90)	(99)	(100)	(74)	(71)	(59)	(73)
Provision for income taxes	1	1	1	1	—	1	—	2	1	1

Net loss	(149)%	(116)%	(107)%	(91)%	(99)%	(101)%	(74)%	(73)%	(60)%	(74)%

Quarterly Revenue Trends

        Our quarterly subscription revenue increased sequentially for all periods presented due primarily to an increase in the sales of subscription and related services. Our quarterly services revenue generally increased sequentially for all periods presented as a result of the same factors. The decline in services revenue from the second quarter to the third quarter in fiscal year 2016 as well as from the first quarter to the second quarter in fiscal year 2018 was primarily the result of a reduction in sales of standalone consulting and training services. We have in the past and expect in the future to experience seasonal fluctuations in our sales from time to time with the fourth quarter historically being our strongest quarter for new customer sales and renewals as a result of large enterprise buying patterns. Our recent growth and the ratable nature of our subscription revenue makes this seasonality less apparent in our overall financial results.

Quarterly Cost of Revenue, Gross Profit and Gross Margin Trends

        Cost of revenue has generally increased sequentially as a result of the increase in our subscription and services revenue. Gross profit in absolute dollar terms increased sequentially for all periods presented, primarily due to growth in revenue. Sequential fluctuations in gross margin were primarily driven by a shift in the mix of subscriptions sold to our customers, as well as timing of employee hiring as we continued to build out our technical support organization.

Quarterly Expense Trends

        Total operating expenses generally increased sequentially for all periods presented primarily due to the addition of personnel in connection with the expansion of our business.

Liquidity and Capital Resources

        As of July 31, 2017, we had cash and cash equivalents and short-term investments totaling $92.5 million. Our cash and cash equivalents primarily consist of bank deposits and money market funds. Our short-term investments consist of U.S. government treasury securities.

        To date we have financed our operations principally through private placements of our redeemable convertible preferred stock. Through July 31, 2017, we have received net proceeds of $345.3 million from the issuance of shares of our redeemable convertible preferred stock. We believe our existing cash and cash equivalents and short-term investments will be sufficient to fund our operating and capital needs for at least the next 12 months.

        We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and consolidated statements of cash flows. As of July 31, 2017, we had an accumulated deficit of $393.2 million. We expect to continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow our business. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing and international operation activities, the timing of new subscription introductions, and the continuing market acceptance of our subscriptions and services. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

        The following table summarizes our cash flows for the periods presented:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(unaudited)
	(in thousands)
Cash used in operating activities	$(46,961)	$(38,078)	$(22,318)	$(26,869)
Cash (used in) provided by investing activities	(80,422)	31,056	12,202	(6,150)
Cash provided by financing activities	3,087	43,114	4,268	4,734

Non-GAAP Free Cash Flow

        To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we provide investors with the amount of free cash flow, which is a non-GAAP financial measure. Free cash flow represents net cash used in operating activities, excluding capital expenditures and capitalized software development costs, if any. In fiscal years 2016 and 2017 and the six months ended July 31, 2017, we did not capitalize any software development costs. Free cash flow is a measure used by management to understand and evaluate our liquidity and to generate future operating plans. The exclusion of capital expenditures and amounts capitalized for software development facilitates comparisons of our liquidity on a period-to-period basis and excludes items that we do not consider to be indicative of our liquidity. We believe that free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business in the same manner as our management and board of directors. Nevertheless, our use of free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Further, our definition of free cash flow may differ from the definitions used by other companies and therefore comparability may be limited. You should consider free cash flow alongside our other GAAP-based financial performance measures, such as net cash used in operating activities, and our other GAAP financial results. The following table presents a reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP measure, for each of the periods indicated.

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(unaudited)
	(in thousands)
Net cash used in operating activities	$(46,961)	$(38,078)	$(22,318)	$(26,869)
Capital expenditures	(468)	(1,683)	(637)	(1,626)
Software development costs	—	—	—	—

Free cash flow	$(47,429)	$(39,761)	$(22,955)	$(28,495)

Operating Activities

        Cash used in operating activities during the six months ended July 31, 2017 was $26.9 million primarily driven by our net loss of $45.8 million and was partially offset by non-cash charges of $9.4 million for stock-based compensation and $1.9 million for depreciation and amortization. In addition, our cash used in operating activities was further offset by an increase of $11.9 million in deferred revenue resulting from the overall growth of our sales and our expanding customer base, and an increase of $1.2 million in accrued liabilities mainly related to deferred offering costs. The change in deferred revenue and accrued liabilities was partially offset by an increase of $2.9 million in prepaid expenses and other current assets, and an increase of $1.6 million in accounts receivable as a result of the overall increase in revenue and deferred revenue.

        Cash used in operating activities during the six months ended July 31, 2016 was $22.3 million primarily driven by our net loss of $45.3 million and was partially offset by non-cash charges of $12.3 million for stock-based compensation and $1.9 million for depreciation and amortization. In addition, our cash used in operating activities was further offset by a decrease of $8.4 million in accounts receivable due to collection from customers, and an increase of $1.9 million in deferred revenue resulting from the overall growth of our sales and our expanding customer base. The change in accounts receivable and deferred revenue was partially offset by an increase of $1.1 million in prepaid expenses and other current assets.

        Cash used in operating activities during the year ended January 31, 2017 was $38.1 million primarily driven by our net loss of $86.7 million and was partially offset by non-cash charges of $21.0 million for stock-based compensation and $3.8 million for depreciation and amortization. In addition, our cash used in operating activities was further offset by an increase of $35.8 million in deferred revenue resulting from the overall growth of our sales and our expanding customer base. This change in deferred revenue was partially offset by increases of $9.3 million in accounts receivable and of $6.0 million in deferred commissions, both corresponding with our increased sales and customer expansions.

        Cash used in operating activities during the year ended January 31, 2016 was $47.0 million primarily driven by our net loss of $73.5 million and was partially offset by non-cash charges of

$12.8 million for stock-based compensation and $4.1 million for depreciation and amortization. In addition, our cash used in operating activities was further offset by an increase of $17.7 million in deferred revenue resulting from the overall growth of our sales and our expanding customer base. This change in deferred revenue was partially offset by an increase of $10.1 million in accounts receivable corresponding with our increased sales and customer expansions.

Investing Activities

        Cash used in investing activities during the six months ended July 31, 2017 of $6.2 million resulted primarily from the purchase of marketable securities, net of maturities.

        Cash provided by investing activities during the six months ended July 31, 2016 of $12.2 million resulted primarily from net proceeds from sales and maturities of marketable securities.

        Cash provided by investing activities during the year ended January 31, 2017 of $31.1 million resulted primarily from net proceeds from sales and maturities of marketable securities.

        Cash used in investing activities during the year ended January 31, 2016 of $80.4 million resulted primarily from the purchase of marketable securities, net of maturities.

Financing Activities

        Cash provided by financing activities of $4.7 million during the six months ended July 31, 2017 was due to $6.0 million in proceeds from the exercise of stock options, partially offset by $1.2 million in payments of offering costs related to this planned offering.

        Cash provided by financing activities of $4.3 million during the six months ended July 31, 2016 was due to proceeds from the exercise of stock options.

        Cash provided by financing activities of $43.1 million during the year ended January 31, 2017 was primarily due to $34.9 million in net proceeds from the issuances of our Series F redeemable convertible preferred stock, and $8.2 million of proceeds from the exercise of stock options.

        Cash provided by financing activities of $3.1 million during the year ended January 31, 2016 was due to proceeds from the exercise of stock options.

Seasonality

        We have in the past and expect in the future to experience seasonal fluctuations in our revenue and sales from time to time with the fourth quarter historically being our strongest quarter for new customer sales and renewals as a result of large enterprise buying patterns. Our recent growth and the ratable nature of our subscription revenue makes this seasonality less apparent in our overall financial results.

Off Balance Sheet Arrangements

        As of January 31, 2017 and July 31, 2017, we did not have any relationships with any entities or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of January 31, 2017:

	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
	(in thousands)
Operating leases	$25,810	$8,361	$9,634	$3,438	$4,377
Purchase obligations	3,928	3,578	350	—	—

Total	$29,738	$11,939	$9,984	$3,438	$4,377

        Our purchase obligations relate to non-cancellable agreements for subscription and marketing services. In August 2017, we entered into non-cancellable capacity commitments with a hosting infrastructure vendor for a total value of $6.1 million over the next three years, which are not reflected in the table above.

Critical Accounting Policies and Estimates

        Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

        The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

        We derive our revenue from two sources: (1) sales of subscriptions, including term license and support arrangements and consumption-based hosted as-a-service offerings; and (2) services revenue comprised of evaluation, configuration and implementation services. We consider revenue realizable and earned when all of the following criteria are satisfied:

  •
  there is persuasive evidence of an arrangement;

  •
  delivery has occurred;

  •
  the collection of the fees is probable; and

  •
  fees for consideration are fixed or determinable.

        Our subscription service arrangements generally are non-cancelable and do not contain refund-type provisions.

        We recognize subscription revenue ratably over the contract term, provided that all other revenue recognition criteria have been met. We provide our support services pursuant to these subscription arrangements, which are primarily on an annual basis and involve technical support and access to new software versions on a when-and-if available basis. In addition, revenues related to hosted as-a-service solutions are recognized on a usage-basis, as consideration for these arrangements are contingent upon the frequency that the licensee uses the product or on the size and speed of the required infrastructure of the hosted deployment. We recognize revenue from services agreements as services are delivered if sold on a stand-alone basis and over the contractual subscription period if sold as a bundled element along with our subscriptions. When services commence later than the start date of the bundled subscription, as long as all other revenue recognition criteria have been met, we record a cumulative catch up of revenue that would have been recognized over the period from the beginning of the subscription term until the commencement of services.

  Subscription Revenue

        Our subscription revenue is primarily comprised of time-based software licenses sold in conjunction with post-contract support, or PCS. As our subscription offerings include a software license and PCS for which we have not established Vender Specific-Objective Evidence, or VSOE, the entire fee is recognized ratably over the term of the contract. See "—Multiple-Element Arrangements" below. With our MongoDB Atlas product, we make our software available to our customers in a hosted as-a-service offering. Generally, revenue related to our MongoDB Atlas product is recognized on a usage-basis, as determined by the frequency that the customer uses the product and based on other characteristics of the instances they utilize.

  Services Revenue

        Our services contracts are provisioned on a time-and-materials, fixed-fee or subscription basis. Revenue is recognized as the services are delivered on a proportional performance basis for standalone contracts sold on a time-and-materials and fixed-fee basis. When services are sold with subscription offerings they are treated as multiple-element arrangements. All revenue in the arrangement is recognized ratably over the term of the undelivered elements assuming all other revenue recognition criteria have been met. See "—Multiple-Element Arrangements" below.

  Multiple-Element Arrangements

        Guidance for multiple-element arrangements, or MEA, dictates that contract fees be allocated across each element in an MEA based on VSOE of fair value. In cases where MEA software arrangements include both delivered and undelivered elements and VSOE of fair value exists for all undelivered elements, we may utilize the residual method for allocating fair value. Essentially, revenue recognition would occur immediately for the delivered elements and commence for the undelivered element(s), assuming all other revenue recognition criteria have been met.

        In the event an MEA includes both delivered and undelivered elements and we have not established VSOE for the undelivered elements, all revenue from the arrangement shall be deferred until the earlier of the point at which VSOE is established or all elements have been delivered. As an exception to this guidance, in the event VSOE is not established for the undelivered elements and the only undelivered element is either PCS or services that do not involve significant production, modification or customization of software, the entire fee shall be recognized ratably over the term of the undelivered elements assuming all other revenue recognition criteria have been met. We have not established VSOE for PCS or services.

Stock-Based Compensation Expense

        We account for stock-based compensation expense related to stock-based awards based on the estimated fair value of the award on the grant date. We historically issued options to purchase shares of our common stock. In November 2016 we created two classes of common stock, Class A and Class B, and exchanged all of our outstanding stock options to purchase common stock for options to purchase shares of our Class B common stock. All of our stock options granted under our 2016 Plan, which was adopted December 6, 2016, have been and will be for shares of our Class A common stock. We calculate the fair value of stock options using the Black-Scholes option-pricing model. For stock-based awards issued to employees, the related stock-based compensation expense is recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the stock-based award, which is generally four years. For stock-based awards issued to non-employees, including consultants, we record expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period.

        We estimate the fair value of stock options using the Black-Scholes option-pricing model, which requires the use of subjective assumptions, including the expected term of the option, the current price of the underlying stock, the expected stock price volatility, expected dividend yield and the risk-free interest rate for the expected term of the option. The expected term represents the period of time the stock options are expected to be outstanding. Due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the stock options, we use the simplified method to estimate the expected term for its stock options. Under the simplified method, the expected term of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected term of the stock options. We assume no dividend yield because dividends on our Class B common stock are not expected to be paid in the near future, which is consistent with our history of not paying dividends on our Class B common stock.

        The following table summarizes the assumptions used to estimate the fair value of stock options granted during the periods presented:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(unaudited)
Expected term (in years)	6.08	6.29	6.32	6.07
Expected volatility	43% - 45%	41% - 44%	42% - 44%	42% - 43%
Risk-free interest rate	1.5% - 1.9%	1.2% - 2.0%	1.2% - 2.0%	1.9% - 2.0%
Dividend yield	0%	0%	0%	0%

        As discussed in "Recently Adopted Accounting Pronouncements" in the notes to our consolidated financial statements included elsewhere in this prospectus we have elected to early adopt Accounting Standards Update No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting, which, among other things, permits an entity to make an entity-wide policy election to either (1) estimate the number of awards that are expected to vest or (2) account for forfeitures when they occur. We have elected to account for forfeitures as they occur, rather than estimate expected forfeitures beginning on February 1, 2016.

        We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our Class B common stock, we may have refinements to our estimates, which could materially impact our future stock-based compensation expense.

        Based upon the initial public offering price of $24.00 per share, the aggregate intrinsic value of outstanding options to purchase shares of our Class B common stock as of October 18, 2017 was $167.2 million.

  Common Stock Valuations

        We are required to estimate the fair value of the common stock underlying our stock option awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock option awards was determined by our Board of Directors, with input from management. All stock options granted have an exercise price per share not less than the per share fair value of our common stock underlying those options on the date of grant. We believe that our Board of Directors has the relevant experience and expertise to determine the fair value of our common stock. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock for financial reporting purposes as of the grant date of each stock option award, including the following factors:

  •
  contemporaneous valuations;

  •
  the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

  •
  the lack of marketability of our common stock;

  •
  recent secondary stock sales;

  •
  our actual operating and financial performance;

  •
  current business conditions and projections;

  •
  our stage of development;

  •
  the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our business given prevailing market conditions;

  •
  the market performance of comparable publicly traded companies;

  •
  industry information such as market size and growth; and

  •
  U.S. and global capital market conditions.

        As described above, the exercise price of our stock option awards was determined by our Board of Directors, taking into account the factors described above, using a combination of valuation methodologies with varying weighting applied to each methodology as of the grant date. The valuations of our common stock were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

        The following table summarizes by grant date the number of shares of common stock subject to stock options and restricted stock units granted from February 1, 2016 through the date of this prospectus, as well as the associated per share exercise price for options granted and the estimated fair value per share of our common stock on the grant date.

Grant Date	Number of Shares Underlying Equity Awards Granted		Exercise Price per Share for Options Granted	Fair Value per Share
April 13, 2016	3,036,728		$6.50	$6.50
July 13, 2016	544,375		7.16	7.16
August 15, 2016	2,000		7.16	7.16
October 5, 2016	468,625		7.16	7.16
December 7, 2016	352,500		7.58	7.58
April 5, 2017	1,845,875		8.40	8.40
April 19, 2017	267,500		8.40	8.40
June 6, 2017	25,000	(1)	—	11.18
July 13, 2017	654,050		11.18	11.18
September 6, 2017	476,600		13.50	19.00
September 15, 2017	185,000		13.50	19.00

(1)
Represents restricted stock units.

        For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying Class A common stock based on the closing price of our Class A common stock as reported on NASDAQ as of the date of grant.

Recently Adopted Accounting Pronouncements

        See Note 1 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and new accounting pronouncements not yet adopted as of the date of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Interest Rate Risk

        Our cash and cash equivalents primarily equivalents primarily consist of bank deposits and money market funds, and our short-term investments consist of U.S. government treasury securities. At January 31, 2017 and July 31, 2017, we had cash, cash equivalents and short-term investments of $116.5 million and $92.5 million, respectively. The carrying amount of our cash equivalents reasonably approximates fair value, due to the short maturities of these instruments. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs and the fiduciary control of cash and investments. We do not enter into investments for trading or speculative purposes. Our investments are exposed to market risk due to a fluctuation in interest rates, which may affect our interest income and the fair market value of our investments. The effect of a hypothetical 10% increase or decrease in interest rates would not have had a material impact on our historical consolidated financial statements for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2017.

Foreign Currency Risk

        Our sales contracts are primarily denominated in U.S. dollars, British pound, or GBP, or Euros, or EUR. A portion of our operating expenses are incurred outside the United States and denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the GBP and EUR. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2017. Given the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency should become more significant. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Emerging Growth Company Status

        As an "emerging growth company," the Jump-start Our Business Start-ups, or JOBS Act, allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

BUSINESS

Overview

        MongoDB is the leading modern, general purpose database platform. Our platform unleashes the power of software and data for developers and the applications they build.

        Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. To compete effectively in today's global, data-driven market environment, organizations must provide their end-users with applications that capture and leverage the vast volumes and varieties of available data. As a result, the software developers who build and maintain these applications are increasingly influential in organizations and demand for their talent has grown substantially. Consequently, organizations have significantly increased investment in developers and their productivity has become a strategic imperative for organizations of all sizes, industries and geographies.

        A database is at the heart of every software application. As a result, selecting a database is a highly strategic decision that directly affects developer productivity, application performance and organizational competitiveness. We built our platform to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. Our platform addresses the performance, scalability, flexibility and reliability demands of modern applications while maintaining the core capabilities of legacy databases. This allows software developers to build or modernize applications quickly and intuitively, making developers more productive and giving their organizations a competitive advantage.

        Relational databases were first developed in the 1970s and their underlying architecture remains largely unchanged even though the nature of applications, how they are deployed and their role in business have evolved dramatically. Modern software development is highly iterative and requires flexibility. Relational databases were not built to support the volume, variety and velocity of data being generated today, hindering application performance and developer productivity. In a relational database environment, developers are often required to spend significant time fixing and maintaining the linkages between modern applications and the rigid database structures that are inherent in relational offerings. Further, relational databases were built before cloud computing was popularized and were not designed for "always-on" globally distributed deployments. These factors have left developers and their organizations in need of more agile and effective database alternatives. A number of non-relational database alternatives, sometimes called NoSQL, have attempted to address the limitations of relational databases, but they have not achieved widespread developer mindshare and marketplace adoption due to technical trade-offs in their product architectures and the resulting compromises developers are required to make in application development. Based on DB-Engines' rankings, we have been the leading modern database by popularity worldwide since 2013. When we refer to a modern database, we are referring to a database that was originally commercialized after the year 2000 and that is designed for globally distributed deployments.

        Our unique platform architecture combines the best of both relational and non-relational databases. We believe our core platform differentiation is driven by our ability to address the needs of organizations for performance, scalability, flexibility and reliability while maintaining the strengths of relational databases. Our document-based architecture enables developers to manage data in a more natural way, making it easy and intuitive for developers to rapidly and cost-effectively build, modernize, deploy and maintain applications, thereby increasing developer productivity. Customers can run our platform in any environment, depending on their operational requirements: in the cloud, on-premise or in a hybrid environment.

        We believe we have a highly differentiated business model. Our platform is offered under a software subscription business model, with subscription revenue accounting for 90% and 91% of our total revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. Our Community Server offering may be downloaded multiple times by an individual user prior to any subsequent subscription purchase. This allows developers to evaluate our platform in a frictionless manner, which we believe has contributed to our platform's popularity and driven enterprise adoption of our subscription offering. Our software has been downloaded from our website over 30 million times since February 2009 and over 10 million times in the last 12 months alone. We provide our platform under a licensing model that protects our intellectual property and supports our software subscription business model.

        We have experienced rapid growth. As of July 31, 2017, we had over 4,300 customers across a wide range of industries and in more than 85 countries, compared to over 1,700 and 3,200 customers as of January 31, 2016 and 2017, respectively. Our customers include over half of the Global Fortune 100 companies. For the fiscal years ended January 31, 2015, 2016 and 2017, our revenue was $40.8 million, $65.3 million and $101.4 million, respectively, representing year-over-year growth of 60% for fiscal year 2016 and 55% for fiscal year 2017. For the six months ended July 31, 2017, our total revenue was $68.0 million, representing a 51% increase over revenue for the six months ended July 31, 2016. We believe our net annual recurring revenue, or ARR, expansion rate, which has been over 120% for each of the last ten fiscal quarters, demonstrates the attractiveness of our platform to our customers. See the section titled "Management Discussion and Analysis of Financial Condition and Results of Operations—Cohort and Contribution Margin Analyses—Direct Customer Cohort Analysis" for a description of ARR and a discussion of net ARR expansion rate. Our net loss was $76.7 million, $73.5 million, $86.7 million and $45.8 million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our operating cash flow was $(62.0) million, $(47.0) million, $(38.1) million and $(26.9) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. Our free cash flow was $(64.7) million, $(47.4) million, $(39.8) million and $(28.5) million, for fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively. See the section titled "Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Non-GAAP Free Cash Flow."

Industry Background

        There are a number of important industry trends and market dynamics that are transforming the ways organizations utilize software applications and leverage the underlying data. These include:

Software Applications Are Transforming Business

        Software applications are redefining how organizations across industries engage with their customers, operate their businesses and compete with each other. Disruptive companies are leveraging software applications to redefine large global industries like entertainment, financial services, healthcare, hospitality, lodging, retail and transportation. At the same time, more traditional companies that historically have not primarily relied on software innovation as a key differentiator are increasingly modernizing their operations by investing significantly in software application development and hiring developers to differentiate themselves competitively.

Software Developers Are Strategically Important to Organizations

        As software applications have become essential to all businesses, the software developers who build and maintain these applications are increasingly influential in organizations and demand for their talent has grown substantially. Software developers are a scarce and strategic talent pool. According to Evans Data Corporation, in 2016 there were approximately 21 million developers worldwide. Developer costs, rather than hardware, computing power and storage costs, now comprise the largest portion of IT-related operating budgets. Consequently, organizations have significantly increased investment in developers and their productivity has become a strategic imperative for organizations of all sizes, industries and geographies.

        Corporate IT departments have historically dictated the technologies that developers could use. With the rising influence of developers and the prevalence of cloud-based software solutions, developers are increasingly able and empowered to make their own technology choices. Developers often turn to easy-to-try, low-friction solutions, including open source software, when evaluating and selecting the technologies they will adopt for application development or modernization.

A Database Is at the Heart of Every Application

        Every software application requires a database to store, organize and process data. A database directly impacts an application's performance, scalability, flexibility and reliability. For this reason, the selection of a database is a highly strategic decision impacting application performance and organizational competitiveness. Similarly, as developers modernize or upgrade an existing application, they choose whether a new database can better meet their requirements. When developers evaluate a database, they assess both its capabilities and how efficient or cumbersome it will be to use as they build, improve and maintain their applications. Large organizations can have tens of thousands of applications and associated databases.

The Volume, Variety and Velocity of Data Today Complicates Application Development

        The volume, variety and velocity of data generated and accessed through applications worldwide is increasing, driven by the rise of cloud computing, the increasing prevalence of mobile, social and Internet of Things, or IoT, applications, and the low cost of storage. The Cisco Global Cloud Index estimates that 600 zettabytes, or ZBs, of data will be generated annually by all people, machines and things by 2020, up from 145 ZBs generated in 2015. Accompanying this explosion in data volume is an expansion in the variety of data, including data with different structures, often called semi-structured data, and new patterns of data, such as time-series data. End users expect personalized and seamless interactions with the applications they use, which are enabled by the underlying data. To compete successfully, organizations need to provide their end users with modern applications that capture and leverage the vast amounts and variety of data available today. This places increasing pressure on the developers who build and maintain software applications to select the right database for an application, to ensure that the database can accommodate the required volume, variety and velocity of data to deliver the desired end-user experience.

Organizations Are Modernizing their IT Infrastructure and Adopting Cloud Architectures

        Organizations worldwide are undergoing a fundamental modernization of legacy IT infrastructure and rapidly adopting cloud or hybrid architectures. According to Forrester surveys, North American and European companies will run 18% of their custom-built application software on public cloud platforms by the end of 2017. However, most organizations are actively evaluating, if not yet adopting, cloud architecture. In 2016, 92% of all organizations were evaluating, deploying or fully embracing the cloud, according to IDC. As developers re-platform existing applications, they have the opportunity to re-evaluate the underlying database platform that the application is built on to ensure that it will support the functionality required today and is flexible enough to adapt to future requirements. In addition, organizations prefer solutions that do not lock them in to any one public cloud provider, which limits their flexibility and exposes them to potential cost increases over time.

Limitations of Relational and Other Existing Databases

        Relational databases were first developed in the 1970s. These legacy databases became the foundational technology for mainframe and client server-based applications, providing sophisticated and efficient access to data, guarantees of data integrity and valuable enterprise-oriented features, including management tools and integrations. These core capabilities remain important today.

        The underlying architecture of relational databases, however, remains largely unchanged even though the nature of applications, how they are deployed and their role in business have evolved dramatically. Relational databases were not built to deliver the performance, scalability, flexibility and reliability required by modern applications. These legacy databases use rigid, inflexible schemas, where data is stored in tables of rows and columns, and where even simple schema changes can be complicated. Modern software development is highly iterative and requires flexibility, and this rigid structure makes it costly and time consuming for developers to build, maintain and update applications as required. For example, developers are often required to spend significant time fixing and maintaining the linkages between modern applications and the rigid database structure inherent in relational offerings. In addition, the volume and variety of data today does not fit easily into this pre-determined row-and-column format, making it difficult and inefficient for developers to work with these applications, reducing application functionality, causing poor application performance and risking costly application downtime. Further, relational databases were built before cloud computing was popularized and were not designed for "always-on" globally distributed deployments. All of these factors hinder developer productivity and reduce organizational competitiveness, leaving developers and their organizations in need of more effective, more agile, lower cost database solutions.

        A number of non-relational database alternatives have attempted to address the limitations of relational databases. However, in attempting to solve the challenges of legacy relational databases, many of these vendors have made architectural choices that compromised many of the core capabilities of relational databases, limiting these vendors to a relatively narrow set of use cases. As a result, they have not achieved widespread developer mindshare and marketplace adoption.

Our Market Opportunity

        The database market is one of the largest in the software industry. According to IDC, the worldwide database software market, which it refers to as structured data management software, was $44.6 billion in 2016 and is expected to grow to $61.3 billion in 2020, representing an 8% compound annual growth rate. Legacy database vendors have historically dominated this market. We believe this market is one of the few within the enterprise technology stack that has yet to be disrupted by a modern alternative, creating our opportunity.

Our Unique Approach to Our Opportunity

        We believe that there are two important and highly differentiating aspects of our approach to the large and highly strategic database market.

        Our Unique Platform Architecture.    Our platform architecture, called our Nexus Architecture, combines the best of both relational and non-relational databases. Our Nexus Architecture delivers the benefits of relational databases, including sophisticated and efficient access to data, guarantees of data integrity and enterprise management tools and integrations, while providing the scalability, flexibility and always-on reliability required for modern applications. Our document-based architecture enables developers to manage data in a more natural way, making applications more agile. Our architecture is also designed to allow customers to scale horizontally using commodity hardware, providing seamless scalability and enabling "always-on" global deployments. Our design choices allow us to support a broad range of application use cases and increase the appeal for organizations to standardize on our platform, further contributing to the broad scope of our market opportunity. In fiscal year 2017, approximately 30% of our new business resulted from the migration of applications from relational databases.

        Our Unique Business Model.    We believe we have a highly differentiated business model that combines the developer mindshare and adoption benefits of open source with the economic benefits of a proprietary software subscription business model. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. This allows developers to evaluate our platform in a frictionless manner, which we believe has contributed to our platform's popularity among developers and driven enterprise adoption of our subscription offering. Community Server has been downloaded from our website over 30 million times since February 2009 and over 10 million times in the last 12 months alone. Unlike software companies built around third-party open source projects, we own the intellectual property of our offerings since we are the creators of the software, enabling our proprietary software subscription business model. Subscription revenue accounted for 90% and 91% of our total revenue in fiscal year 2017 and the six months ended July 31, 2017, respectively. Owning the intellectual property of our offering also allows us to retain control over our future product roadmap, including the determination of which features are included in our free or paid offerings. In addition, by offering Community Server under the GNU Affero General Public License Version 3, or the AGPL, we limit the appeal to other parties, including public cloud vendors, of monetizing our software without licensing it from us, further supporting our software subscription business model. The economic attractiveness of our subscription-based model is driven by customer renewals and increasing existing customer subscriptions over time, referred to as land-and-expand.

Our Solution

        MongoDB is the leading, modern database platform, built to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. Our primary subscription package is MongoDB Enterprise Advanced, our comprehensive offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment. MongoDB Enterprise Advanced includes our proprietary database server, advanced security, enterprise management capabilities, our graphical user interface, analytics integrations, technical support and a commercial license to our platform. We also offer MongoDB Atlas, our cloud hosted database-as-a-service, or DBaaS, offering that includes comprehensive infrastructure and management of our Community Server offering. The key differentiators of our platform include:

  •
  We Built a Modern Platform for Applications.  Our founders were frustrated by the challenges of working with legacy database offerings. Our platform was built to address these challenges while maintaining the best aspects of relational databases, allowing developers both to build new, modern applications that could not be built on relational databases and to more quickly and easily modernize existing applications. Core features and capabilities of our platform include:

  •
  Performance.  We deliver the extreme throughput and predictable low-latency required by the most demanding applications and leverage modern server architectures, delivering millions of operations per second.

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  Scalability.  Our architecture scales horizontally across thousands of servers, supporting petabytes of data and millions of users in a globally distributed environment. It is easy to add capacity to our platform in a modular, predictable and cost-efficient manner.

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  Flexibility.  Our document-based architecture easily accommodates the variety of data required by modern applications. It also makes it easy for developers to prototype, iterate on and add new functionality to their applications.

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  Reliability.  Our platform includes the critical, advanced security features and fault-tolerance that enterprises demand. It was built to operate in a globally distributed environment for "always-on" applications.

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  We Built Our Platform for Developers.  MongoDB was built by developers for developers. We architected our platform with robust functionality and made it easy and intuitive for developers to build, modernize, deploy and maintain applications rapidly and cost-effectively, thereby increasing developer productivity. Our document-based architecture enables developers to manage and interact with data in a more natural way. As a result, developers can focus on the application and end-user experience as they do not have to spend significant time fixing and maintaining the linkages between the application and a rigid relational database structure. We also offer drivers in all leading programming languages, allowing developers to interact with our platform using the programming language of their choice, further increasing developer productivity. All of this has led to increased application agility, higher levels of developer productivity and high levels of developer adoption and engagement. According to Stack Overflow, more developers wanted to work with MongoDB than any other database in 2017, and according to 451 Research, as of December 2016, more developers listed MongoDB as a skill on LinkedIn than nearly all other non-relational databases combined. In addition, according to a third-party analysis of StackOverflow's activity from 2011 through August 2016, MongoDB had more activity on StackOverflow than any other non-relational database evaluated.

  •
  We Allow Customers to Run Any Application Anywhere.  As a general purpose database, we support applications across a wide range of use cases. Our software is easily configurable, allowing customers to adjust settings and parameters to optimize performance for a specific application and use case. Customers can run our platform in any environment, depending on their operational requirements: in the cloud, on-premise or in a hybrid environment. In addition, customers can deploy our platform in any of the public cloud alternatives, providing them with increased flexibility and cost-optimization opportunities by preventing public cloud vendor lock-in.

Key Customer Benefits

        Our platform delivers the following key business benefits for our customers:

  •
  Maximize Competitive Advantage through Software and Data.  Our platform is built to support modern applications, allowing organizations to harness the full power of software and data to drive competitive advantage. Developers use our platform to build new, operational and customer-facing applications, including applications that cannot be built on relational databases. As a result, our platform can help drive our customers' ability to compete, improve end-user satisfaction, increase their revenue and gain market share.

  •
  Increase Developer Productivity.  By empowering developers to build or modernize applications quickly and cost-efficiently, we enable developers' agility, accelerating the time-to-revenue for new products. Our platform's document-based architecture and intuitive drivers make developing and iterating on applications very efficient on our platform, increasing developer productivity.

  •
  Deliver High Reliability for Mission-Critical Deployments.  Our platform is designed to support mission-critical applications by being fault-tolerant and always-on, reducing downtime for our customers and minimizing the risk of lost revenue. Also, given the competitive criticality of applications today, we designed our platform to enable better end-user experiences.

  •
  Reduce Total Cost of Ownership.  The speed and efficiency of application development using our platform, coupled with decreased developer resources required for application maintenance, can result in a dramatic reduction in the total cost of ownership for enterprises. In addition, our platform runs on commodity hardware, requires less oversight and management from operations personnel and can operate in the cloud or other low-cost environments, leading to reduced application-related overhead costs for our customers.

Our Growth Strategy

        We are pursuing our large market opportunity with growth strategies that include:

  •
  Acquire New Customers.  We believe there is a substantial opportunity to continue to grow our customer base. We benefit from word-of-mouth awareness and frictionless usage and experimentation by the developer community through our Community Server offering. As a result, our direct sales prospects are often familiar with our platform and may have already built applications using our technology. While we sell to organizations of all sizes across a broad range of industries, our key focus is on enterprises that invest more heavily in software application development and deployment. These organizations have a greater need for databases and, in the largest enterprises, can have tens of thousands of applications and associated databases. We plan to continue to invest in our direct sales force to grow our larger enterprise subscription base, both domestically and internationally.

  •
  Drive Usage of MongoDB Atlas.  In June 2016, we introduced MongoDB Atlas, our DBaaS offering. This hosted cloud offering is an important part of our run-anywhere solution and allows us to generate revenue from Community Server, converting users who do not need all of the benefits of MongoDB Enterprise Advanced into customers. To accelerate adoption of this hosted cloud offering, we recently introduced tools to easily migrate existing users of our Community Server offering to become customers of MongoDB Atlas. We also recently introduced a free tier for MongoDB Atlas that includes limited processing power and storage to drive developer usage and adoption of MongoDB Atlas.

  •
  Expand Sales Within Our Customer Base.  We seek to grow our sales with our customers in several ways. As an application grows and requires additional capacity, our customers increase their subscriptions to our platform. In addition, our customers may expand their subscriptions to our platform as they migrate additional existing applications or build new applications, either within the same department or in other lines of business or geographies. Also, as customers modernize their IT infrastructure and move to the cloud, they may migrate applications from legacy databases. Even within our largest customers, we believe we currently represent a small percentage of their overall spend on databases, reflecting our small market penetration. Our goal is to increase the number of customers that standardize on our database platform within their organization, which can include offering centralized internal support for developers within the organization or the deployment of an internal MongoDB-as-a-service offering. Our net ARR expansion rate, which has been over 120% for each of the last ten fiscal quarters, demonstrates our ability to expand within existing customers.

  •
  Extend Product Leadership and Introduce New Products.  We intend to continue to invest in our product offerings with the goal of becoming the most widely deployed database in the world. We direct our product innovation toward initiatives intended to drive customer adoption and expansion and increase developer productivity. For example, we have introduced an encrypted storage engine to secure data natively within our platform, allowing customers to utilize our platform for applications in highly regulated industries with specific and rigorous security requirements. In addition, we introduced enhancements to our platform to enable applications based on network, or graph, operations. Previously, these types of applications required a specialized, niche database. Since introducing our graph capabilities, enterprises can standardize these applications, alongside other applications, on our platform and their developers do not need to learn and manage an additional database platform.

  •
  Foster the MongoDB Developer Community.  We have attracted a large and growing community of highly engaged developers, who have downloaded our Community Server offering over 30 million times from our website alone since February 2009. We believe that the engagement of developers increases our brand awareness. Many of these developers become proponents of MongoDB within their organizations, which may result in new enterprise customers selecting our platform as well as expansion opportunities within existing customers. Historically, we have invested in our community through active sponsorship of user groups, our annual user conference, MongoDB World, MongoDB University and other community-centered events. As of July 31, 2017, there were 116 meetup groups dedicated to MongoDB with over 55,000 members worldwide, and over 730,000 registrations for MongoDB University courses, which help members of our community increase their familiarity and productivity with our platform. We intend to continue to invest in the MongoDB developer community.

  •
  Grow and Cultivate Our Partner Ecosystem.  We have built a partner ecosystem of independent software vendors, systems integrators, value added resellers and technology partners. Our partners include Accenture, Adobe, Amazon Web Services, or AWS, Cisco, Google, Infosys,

    Microsoft, Splunk, Tableau and more than 1,000 other organizations. Our partner ecosystem provides us with significant benefits, including lead generation, new customer acquisition, accelerated deployment and customer support. Our system integrator partners have also been valuable in working with organizations to migrate applications to our platform. We intend to continue to expand and enhance our partner relationships to grow our market presence and drive greater sales efficiency.

  •
  Expand Internationally.  We believe there is significant opportunity to continue to expand the use of our platform outside the United States. In both the fiscal year ended January 31, 2017 and the six months ended July 31, 2017, total revenue generated outside of the United States was 35% of our total revenue. We intend to continue to expand our sales and drive adoption of our platform globally.

Our Culture

        We believe our culture is critical to our success and has delivered tangible financial and operational benefits for our customers, our employees and our stockholders. Our values guide our business, our product development, our practices and our brand. They are what we look for in every employee. As our company continues to evolve and grow, these six values remain constant:

  •
  Think Big, Go Far.  We are big dreamers with a passion for creativity. We eagerly pursue new opportunities and markets through innovation and disruption. We have a pioneering spirit—always ready to forge new paths and take smart risks.

  •
  Make It Matter.  We are relentless in our pursuit of meaningful impact. We think strategically and are clear on what we are and are not trying to do. We accomplish an amazing amount of important work, and we are obsessed with follow through.

  •
  Embrace the Power of Differences.  We commit to creating a culture of inclusion by seeking and valuing employees from different backgrounds and circumstances. This is cultivated by learning from and respecting each other's differences. We firmly believe that everyone deserves to feel valued and safe in the workplace, and we acknowledge that underrepresented groups may not always feel this way. We recognize that a diverse workforce is the best way to broaden our perspectives, foster innovation and enable a sustainable competitive advantage.

  •
  Build Together.  We achieve amazing things by connecting and leveraging the diversity of skills, experiences and backgrounds of our entire organization. We discuss things thoroughly, but prioritize commitment over consensus. We are good listeners and always communicate with clarity and respect. We create and support a positive, inclusive and accepting environment.

  •
  Be Intellectually Honest.  We embrace reality. We apply high-quality thinking and rigor. We have courage in our convictions but work hard to ensure biases or personal beliefs do not get in the way of finding the best solutions.

  •
  Own What You Do.  We take ownership and are accountable for everything that we do. We empower and we are empowered to make things happen, and balance independence with interdependence. We demand excellence from ourselves. We each play our own part in making MongoDB a great place to work.

Our Products

        We built MongoDB to be a modern, general purpose database platform. We believe that organizations should be able to run our platform anywhere: from a developer's laptop, to an enterprise data center, or in the public cloud. Our core offerings are MongoDB Enterprise Advanced, MongoDB Atlas and Community Server. MongoDB Enterprise Advanced is our comprehensive offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment, and includes our proprietary database server, enterprise management capabilities, our graphical user interface, analytics integrations, technical support and a commercial license to our platform. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as an open source offering, analogous to a "freemium" offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. MongoDB Atlas is our cloud hosted DBaaS offering that includes comprehensive infrastructure and management of Community Server.

MongoDB Enterprise Advanced

        Our primary subscription package, MongoDB Enterprise Advanced, includes a commercial license to our platform and the following:

  •
  MongoDB Enterprise Database Server.  The MongoDB enterprise database server, called Enterprise Server, is our proprietary database. It stores, organizes and processes data and facilitates access and changes to the data. Enterprise Server includes advanced security features, auditing functionality and enterprise-standard authentication and authorization. Enterprise Server also includes encrypted and in-memory storage engines to enable a wide range of workloads.

  •
  Enterprise Management Capabilities.  MongoDB Enterprise Advanced provides Cloud Manager Premium and Ops Manager, our sophisticated suite of management tools that allows operations teams to run, manage and configure MongoDB according to their needs. This includes the ability to monitor and alert on over 100 system metrics, to back up data and restore it to any point in time for disaster recovery, and to automate common operational tasks such as upgrades, scaling and configuration changes. MongoDB Enterprise Advance customers can choose either our Cloud Manager Premium product (for customers who want to manage our platform via the cloud) or Ops Manager (generally for those with on-premise deployments).

  •
  Graphical User Interface.  We have developed a graphical user interface product, called Compass, to help developers and database administrators work with the database visually and to provide a familiar experience for those accustomed to relational databases. Users of Compass can interact with data more easily, and it allows them to visualize the schema of data and to construct ad hoc queries, which can be useful for performance tuning and debugging. For example, Compass users can view and optimize query performance, helping them make better decisions about indexing and document validation.

  •
  Analytics Integrations.  We provide integrations to allow data and business analysts to analyze data in applications running on our platform using their existing business intelligence and analytics tools. For integration with business intelligence products like Tableau, analysts can use our MongoDB Connector for BI product. We also provide open source connectors for Spark and Hadoop, which are often used for data warehouse analysis. Our analytics integrations ensure that enterprises can efficiently extract significant value from applications built on our platform.

  •
  Technical Support.  As part of our MongoDB Enterprise Advanced subscription, we also provide technical support to customers during the subscription period. Our technical support is designed to maximize customer success. We provide customers with around-the-clock (24x365) technical support with an enterprise-grade service level agreement. Customers use our technical support to ask database performance questions or troubleshoot issues.

        The key components of our platform are:

        MongoDB Enterprise Advanced represented 64% of our total revenue in fiscal year 2017.

MongoDB Atlas

        In June 2016, we introduced MongoDB Atlas, our hosted DBaaS offering which we run and manage in the public cloud. MongoDB Atlas is based on Community Server and provides customers with an elastic, managed offering that includes automated provisioning and healing, comprehensive system monitoring, managed backup and restore, default security and other features that reduce operational complexity and increase application resiliency. MongoDB Atlas allows customers to remove themselves from the complexity of managing the database and related underlying infrastructure, so they can instead focus on the application and end-user experience. MongoDB Atlas is available on AWS, Google Cloud Platform, or GCP, and Microsoft Azure, allowing customers to select their public cloud provider and avoid vendor lock-in. To drive usage and adoption by developers, we recently introduced a free tier for MongoDB Atlas that includes limited processing power and storage.

Community Server

        Community Server is a free-to-download version of our database that includes the core functionality that developers need to get started with MongoDB but not all of the features of our commercial platform. Community Server is available under a license that protects our intellectual property and supports our subscription business model. We plan to continue to convert Community Server users to paying customers of our more robust, commercial offerings. Our Community Server had been downloaded over 30 million times from our website alone since February 2009.

        We generate revenue from our Community Server through MongoDB Atlas and our MongoDB Professional package. Our MongoDB Professional package includes access to our graphical user interface product, Compass, our Cloud Manager Premium management suite and technical support, but it does not include a commercial license to our platform.

        We offer commercial technical support for customers of our paid, commercial offerings. We offer commercial support in our two subscription packages, MongoDB Enterprise Advanced and MongoDB Professional. In addition, for customers that request greater technical support, we contract with them to provide additional support personnel. Although we offer documentation to drive adoption of best practices, we offer limited support for users of Community Server.

MongoDB Stitch

        In June 2017, we introduced a beta version of MongoDB Stitch, a product offering that is designed to simplify application development, further increasing developer productivity and helping deliver applications to market more quickly. MongoDB Stitch is a backend-as-a-service that provides a single, consistent, native interface to the cloud services that modern applications depend on—from authentication, through payments, messaging and the database—allowing developers to spend more time on application performance and user experience.

Professional Services

        We provide professional services to our customers, including consulting and training, with the goal of making customer deployments of our platform successful, thereby increasing customer retention and driving customer revenue expansion. Given that we have designed our platform to be easy to deploy, our services typically do not involve implementation and are designed to facilitate a more rapid and successful deployment of MongoDB by our customers. While representing approximately 10% of our revenue in each of the last two fiscal years, professional services is an important part of our customer retention and expansion strategy. Customers who purchase professional services have typically increased their subscription with us to higher levels and done so more quickly than customers who have not engaged our professional services.

Customers

        As of July 31, 2017, we had over 4,300 customers in more than 85 countries around the world, including 296 customers with $100,000 or greater in ARR and annualized MRR. All affiliated entities are counted as a single customer. No single customer represented more than 5% of our revenue in fiscal year 2017. A representative list of our customers based on customer spend is set forth below by industry vertical.

Financial Services	Government	Healthcare
ADP Barclays Capital One Equifax FICO Goldman Sachs Merrill Corporation Morgan Stanley	NYC Department of Sanitation
The Department for Work and Pensions
U.S. Department of Defense: Defense Health Agency
U.S. Department of Homeland Security: U.S. Immigration and Customs Enforcement
U.S. Department of Housing and Urban Development
	U.S. Department of Veterans Affairs	Anthem, Inc. AstraZeneca Experian Health Genentech, Inc. Genomics England

Media & Entertainment	Retail	Technology	Telecommunications
Business Insider, Inc. Elsevier Ltd. Guardian News and Media Ltd NOS Inovação, S.A. Sky	eBay OTTO Staples The Topps Company, Inc. Urban Outfitters, Inc.	Adobe Amadeus Checkr Dell, Inc. eHarmony Expedia Salesforce.com Splunk Inc. Sprinklr Squarespace Symantec	Bell Canada Cisco Swisscom Switzerland Ltd T-Mobile Zayo Group

Customer Case Studies

Barclays

Situation:

        Barclays is a major global financial services provider engaged in retail banking, credit cards, wholesale banking, investment banking, wealth management and investment management services.

        Barclays' core banking systems are predominantly mainframe-based. Like many companies in financial services, Barclays has undertaken a massive effort to digitize the bank, and has found that some of the older infrastructure and systems are unable to provide the flexibility and speed of change expected. For example, the rigid nature of the relational platforms has made it challenging to add new features to the Barclays customer portal, such as enriched transaction information or providing a single view of customer holdings across products.

        As the scale of digital adoption increased with millions of customers accessing their account details online, mainframe utilization costs increased, too. In addition, the mainframe presented a single point of failure, and on occasions when the mainframe infrastructure was unavailable all digital channels had to be taken offline.

Solution and Benefits:

        To address the multiple challenges of enhanced resilience, extensibility and digital scale, Barclays turned to MongoDB Enterprise Advanced in 2012. With our support, Barclays set up a Center of Excellence to help adopt the new technology, establish a set of core technologies, and drive multiple use cases on our platform. One of Barclays' first mission-critical uses of our platform was an Operational Data Store (ODS), a highly flexible and scalable system for serving data to multiple real-time applications across the bank. Among other things, ODS stores customers' product holding details, balances and transaction histories, and allows customers to access them quickly and easily via web and mobile. Another innovative application provides a "single view" of every interaction a customer has with the bank. This application handles an average of 20 million transactions a day and enables improved customer service at all touch points, as well as faster fraud detection. Since adopting our platform, Barclays is seeing the following benefits:

  •
  Significant performance improvements in query response time.

  •
  Improved resiliency.

  •
  Opportunities to save cost by offloading a significant volume of transactions from the core legacy systems.

  •
  Increased developer productivity, including the ability to develop apps and move them to production within weeks.

Bosch Software Innovations

Situation:

        Bosch Software Innovations has been an industry leader in the Internet of Things for nearly 10 years. On a global scale, the company designs, develops, and operates software and system solutions for the areas of mobility, smart city, energy, manufacturing, agriculture, health, as well as smart homes and buildings. By creating a layer of software and data on top of devices and machines, Bosch Software Innovations saw that it could deliver completely new business opportunities, such as predictive failure of devices and quality control systems in more than 250 IoT projects, including aircraft manufacturing, agriculture and connected homes and cars. The Bosch IoT Suite is a comprehensive toolbox in the cloud provided as a Platform as a Service to Bosch Software Innovations customers and other business units within the Bosch Group. It allows the secure and efficient interaction of devices, users, and enterprise systems on a central, open software platform.

        During the early development of the Bosch IoT Suite, Bosch Software Innovations quickly realized that relational databases could not support the volume, speed and complexity of data being generated across such a vast spectrum of potential use cases. The inflexible, pre-determined schema of a relational database made relational databases a poor choice for such varied data and dynamic use cases.

Solution and Benefits:

        The Bosch IoT Suite utilizes MongoDB Enterprise Advanced to store, manage and analyze its data in real time. MongoDB's flexibility, high performance and scalability enabled the Bosch IoT Suite to handle the massive variety and velocity of data required by Bosch Software Innovations' customers. By building on MongoDB starting in 2012, Bosch Software Innovations has reported the following benefits:

  •
  The ability to easily adapt to new data sources, allowing the Bosch IoT Suite to connect with millions of devices, supporting multiple new revenue streams.

  •
  Support of continuous innovation by making it simple for developers to make changes and improving developer productivity.

  •
  Real-time analysis, which would not have been possible on relational databases.

Cisco

Situation:

        Cisco Systems, Inc. is the largest networking company in the world. Cisco's eCommerce Platform is its primary means of doing business with partners and customers, serving 140,000 global users and driving $40+ billion of Cisco's business annually. It handles the online configuration, pricing and purchasing of all Cisco products globally.

        Originally built on a legacy database, the eCommerce Platform handles an average of 3.6 million hits a day, rising to six million a day. At peak periods, however, users experienced delays. In addition, the legacy database was not meeting Cisco's uptime service level agreement and was not conducive to supporting the continuous integration of improvements to the platform, a Cisco initiative.

Solution and Benefits:

        After a rigorous evaluation and series of testing, Cisco migrated its eCommerce Platform to MongoDB Enterprise Advanced. Cisco cited our platform's built-in capabilities for high availability and fault tolerance coupled with guarantees of data integrity as key to its selection. Additionally, migrating to MongoDB simplified Cisco's architecture, providing increased operational efficiency. The eCommerce platform is one of many Cisco applications running on MongoDB Enterprise Advanced. As a customer for over six years, Cisco has built a wide variety of applications on our platform, over a dozen in total. These range from internal use cases such as e-learning and peer reviews, to customer-facing, revenue generating applications for network device monitoring, to multi-platform video streaming and wireless network optimization. Cisco has reported the following benefits as a result of its migration to our platform:

  •
  5x improved responsiveness in the application, dramatically improving the user experience.

  •
  Improved system resilience and scalability. Cisco validated MongoDB's performance at 5x peak load and recovery from simulated failures in less than two seconds with no administrative intervention.

  •
  The ability to make system updates in less than five minutes with no downtime, improving agility and operational efficiency.

Expedia

Situation:

        Expedia, Inc. is a US-based travel company that owns and operates several international brands and over 200 travel booking sites including Expedia.com, Hotels.com, Travelocity, Orbitz and Trivago.

        Expedia has traditionally relied on relational databases for the bulk of its applications, but began to encounter a number of challenges several years ago. Expedia.com experiences over 40 million writes and 60 million reads to its databases daily. This load forced the company to buy and build a number of add-on solutions in order to scale its relational infrastructure. Additionally, Expedia has acquired a number of companies over the years, and integrating relational systems from multiple companies with Expedia's back-end systems was difficult and in many cases, impossible. In order for Expedia to maintain its market leading position in the highly competitive online travel market, the company needed technologies that allowed it to bring new applications to production faster than it could with legacy technology.

Solution and Benefits:

        Since becoming a customer in 2012, Expedia has used MongoDB Enterprise Advanced to build over 70 applications. Our platform is used extensively within the company. For example, Expedia has migrated booking systems to our platform for Hotwire, HomeAway, Egencia, and a number of other travel properties. Expedia uses our platform for fast search results, reviews, and a new application called Scratchpad, which allows users to easily keep track of all the different travel options they have searched for, including searches across multiple devices. Expedia also uses our platform for its internal travel graph, which tracks revenue and other key business metrics in real-time. Since adopting MongoDB Enterprise Advanced, Expedia has reported the following benefits:

  •
  Ability to provision new production applications in less than an hour, orders of magnitude faster than with legacy technologies.

  •
  Approximately 4x improvement in efficiency for operations personnel managing database infrastructure.

  •
  Up to 2x increase in developer productivity.

Sprinklr

Situation:

        Sprinklr is the most complete social media management platform for the enterprise, helping the world's brands reach, engage, and listen to their customers on Facebook, Twitter, and more than 23 other social channels for the purposes of marketing, advertising, research, care, and commerce.

        As Sprinklr scaled its platform, it needed a database that could handle a high volume of data and with the flexibility to adapt to an ever-changing social media landscape. Sprinklr initially identified a relational database to meet its needs, but realized that this legacy technology could not handle the scale and real-time data generated on social media.

Solution and Benefits:

        In 2013, Sprinklr re-platformed its system onto MongoDB Enterprise Advanced, which is used to aggregate and store a continuous stream of real-time social media data. To support the high volume and variety of data, Sprinklr runs more than 800 servers in production, distributed in multiple data centers around the world. By using MongoDB, Sprinklr has reported the following benefits:

  •
  Dramatic improvement in developer productivity, with the flexibility to have unified data across all social networks and to change data dynamically, which supports the company's capability to roll out more than 100 new features every month.

  •
  Significant cost savings of 55% since migrating from their relational database platform to MongoDB.

  •
  Greatly increased scalability, with the current system processing over 60,000 messages per second in near real time, on a deployment holding 550 terabytes of data.

Our Database Platform Technology

        We designed our platform to address the performance, scalability, flexibility and reliability demands of modern applications while maintaining the core capabilities of relational databases. We also architected our platform to be easy and intuitive for developers, thereby increasing their productivity and allowing them to spend more time focusing on application development and the end-user experience. We built our platform to run in the cloud, on-premise or in a hybrid environment. Our software is easily configurable, allowing customers to adjust settings and parameters to optimize performance for a specific application and use case.

        Our platform is based on our proprietary intellectual property, and our customers benefit from the following key technical design choices we have made:

  •
  Nexus Architecture.  Our platform architecture, which we call our Nexus Architecture, combines the best of relational and non-relational databases and enables us to support a broad range of use cases.

  •
  Users of our platform realize the core capabilities of relational databases: sophisticated and easy access to data, guarantees of data integrity and enterprise management tools and integrations. We provide sophisticated and efficient access to data using our expressive query language and secondary indices. We ensure data integrity by providing data governance capabilities and strong data consistency, which ensures access to the most up-to-date data.

  •
  Our platform delivers the key benefits of modern database platforms: performance, scalability, flexibility and always-on reliability required by global deployments. Leveraging the benefits of our document data model, we provide developers with the flexibility to incorporate the variety of data required for modern applications and to improve and maintain applications as those requirements evolve.

  •
  Easy-to-Use Drivers and Integrations.  A driver is an access layer that sits between the database and an application. We provide drivers in over 10 different programming languages (e.g., Java, Python), which allow developers to interact with our platform using the programming language of their choice. The drivers are customized for each language, providing a natural and intuitive experience for developers, thereby increasing developer productivity. We also provide connectors for Spark and Hadoop, which are often used for data warehouse analysis.

  •
  Pluggable Storage Engine Architecture.  A storage engine is the component of the database that is responsible for managing how data is stored, both in memory and on disk. Selecting the right storage engine can significantly impact the performance of an application. We have implemented a pluggable storage engine architecture, allowing developers to choose the appropriate storage engine for their application. Developers can choose from our selection of storage engines or develop one of their own, although the vast majority of our customers use one of our storage engines. This pluggable storage engine architecture and our selection of available storage engines allows us to support a wide range of use cases. In addition, our pluggable storage engine architecture provides us with flexibility to adapt our platform to capture opportunities created from new technology trends or use cases.

Sales and Marketing

        Our sales and marketing teams work together closely to drive awareness and adoption of our platform, accelerate customer acquisition and generate and increase revenue from customers. While we sell to organizations of all sizes across a broad range of industries, our key focus is on enterprises that invest more heavily in software application development and deployment. These organizations have a greater need for databases and, in the largest enterprises, can have tens of thousands of applications and associated databases. We plan to continue to invest in our direct sales force to grow our larger enterprise subscription base, both domestically and internationally.

        Our go-to-market model is primarily focused on driving awareness and usage of our platform among software developers with the goal of converting that usage into paid consumption of our platform. We are a pioneer of developer evangelism and education and have cultivated a large, highly engaged global developer community. We foster developer engagement through community events and conferences to demonstrate how developers can create or modernize applications quickly and intuitively using our platform. We intend to continue to cultivate our relationships with developers through continued investment in and growth of our MongoDB Advocacy Hub, User Groups and MongoDB University. We also have a partner ecosystem of global system integrators, value-added resellers and independent software vendors, which we collectively refer to as strategic partners. Our partners include Accenture, Adobe, AWS, Cisco, Google, Infosys, Microsoft, Splunk, Tableau and more than 1,000 other organizations.

        We have embraced the trend toward open source software in order to drive developer awareness of, engagement with and adoption of our platform. We created our Community Server offering to let developers use, experiment and evaluate our platform frictionlessly, which we believe has contributed to our platform's popularity. We believe that developers are often advocates for us because of our developer-focused approach. As a result, our direct sales prospects are often familiar with our platform and may have already built applications using our technology. In order to assess the most likely commercial prospects, we employ a process-oriented and data-driven approach to sales. We also utilize advanced marketing technologies and processes to drive awareness and engagement and educate and convert prospects into customers. As customers expand their usage of our platform, our relationships with them often evolve to include technology and business leaders within their organizations and our goal is get organizations to standardize on our platform. Once our customers reach a certain spending level with us, we support them with customer success advocates to ensure their satisfaction and expand their usage of our platform.

        Our sales and marketing organization includes sales development, inside sales, field sales, sales engineering and marketing personnel. As of July 31, 2017, we had 325 employees in our sales and marketing organization.

Research and Development

        Our research and development efforts are focused on enhancing our existing products and developing new products to extend our product leadership, increase our market penetration and deepen our relationships with our customers. Our research and development organization is built around small development teams. Our small development teams foster greater agility, which enables us to develop new, innovative products and make rapid changes to our infrastructure that increase resiliency and operational efficiency.

        Our research and development teams are organized into three primary groups: the server team, the cloud team and the drivers and integrations team.

        As of July 31, 2017, we had 213 employees in our research and development organization. We intend to continue to invest in our research and development capabilities to extend our platform. Research and development expense totaled $33.3 million, $43.5 million, $51.8 million and $28.8 million in fiscal years 2015, 2016 and 2017 and the six months ended July 31, 2017, respectively.

Competition

        The worldwide database software market is rapidly evolving and highly competitive. We believe that the principal competitive factors in our market are:

  •
  mindshare with software developers and IT executives;

  •
  product capabilities, including flexibility, scalability, performance, security and reliability;

  •
  flexible deployment model, including in the cloud, on-premise or in a hybrid environment;

  •
  ease of deployment;

  •
  breadth of use cases supported;

  •
  ease of integration with existing IT infrastructure;

  •
  robustness of professional services and customer support;

  •
  price and total cost of ownership;

  •
  adherence to industry standards and certifications;

  •
  size of customer base and level of user adoption;

  •
  strength of sales and marketing efforts; and

  •
  brand awareness and reputation.

        We believe that we compete favorably on the basis of the factors listed above.

        We primarily compete with established relational database software providers such as IBM, Microsoft, Oracle and other similar companies. We also compete with non-relational database software providers and certain cloud providers such as AWS, GCP and Microsoft Azure that offer basic database functionality.

        Some of our actual and potential competitors, in particular the legacy relational database providers, have advantages over us, such as longer operating histories, more established relationships with current or potential customers and commercial partners, significantly greater financial, technical, marketing or other resources, stronger brand recognition, larger intellectual property portfolios and broader global distribution and presence. Such competitors may make their products available at a low cost or no cost basis in order to enhance their overall relationships with current or potential customers. Our competitors may also be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some of our larger competitors have substantially broader offerings and can bundle competing products with hardware or other software offerings, including their cloud computing and customer relationship management platforms. In addition, some large software and internet companies may seek to enter our market. With the introduction of new technologies and new market entrants, we expect competition to intensify in the future.

Intellectual Property

        We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

        As of July 31, 2017, in the United States, we had been issued eight patents, which expire between 2030 and 2033, and had 36 patent applications pending for examination, three allowed patent applications and 4 pending provisional applications. In addition, as of July 31, 2017, we had 12 registered trademarks in the United States and one pending trademark application in the United States.

        Unlike software companies built around open source projects, we own the intellectual property of our offerings, allowing us to retain control over our future product roadmap, including the determination of which features are included in our free or paid offerings. We offer Community Server under the AGPL. The AGPL permits users to run the database without charge but subject to certain terms and conditions. The AGPL requires users to make publicly available the source code for any modified version of the database that they distribute, run as a service or otherwise make available to end users. By contrast, we offer our Enterprise Server database under a commercial license that does not have this requirement and this is one of the reasons some organizations elect to buy a subscription including a commercial license to our platform. In addition, by offering Community Server under the AGPL, we limit the appeal to other parties, including public cloud vendors, of monetizing our software without licensing it from us, further supporting our software subscription business model.

        In addition, we seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Our Employees

        As of July 31, 2017, we had a total of 826 employees, including 278 employees located outside the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Properties

        Our principal executive office is located in New York, New York and consists of approximately 63,722 square feet of space under a lease that expires in December 2018. We also lease space in

Dublin, Ireland, our international headquarters, under a lease that expires in December 2026. We lease 27 other offices around the world for our employees, including in Palo Alto, Austin, London, Sydney and Gurgaon, India.

        We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and directors, including their ages as of July 31, 2017:

Name	Age	Position(s)
Executive Officers
Dev Ittycheria	50	President, Chief Executive Officer and Director
Eliot Horowitz	36	Chief Technology Officer, Co-Founder and Director
Michael Gordon	47	Chief Financial Officer
Carlos Delatorre	51	Chief Revenue Officer
Meagen Eisenberg	42	Chief Marketing Officer
Non-Employee Directors
Kevin P. Ryan(1)(2)	53	Chairman of the Board and Co-Founder
Roelof Botha(3)	43	Director
Hope Cochran(3)	45	Director
Charles M. Hazard, Jr.(3)	50	Director
Tom Killalea(1)(2)	50	Director
John McMahon(1)(2)	61	Director

(1)
Member of our compensation committee.

(2)
Member of our nominating and corporate governance committee.

(3)
Member of our audit committee.

Executive Officers

        Dev Ittycheria has served as our President and Chief Executive Officer and as a member of our board of directors since September 2014. Prior to joining us, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that he co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves on the board of directors of athenahealth, Inc., a public cloud-based services company, and Datadog, Inc., a software company. From January 2010 to August 2014, Mr. Ittycheria served on the board of directors of Bazaarvoice, Inc., a public software company. Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve on our board of directors because of his experience building and leading high growth businesses, his service on the boards of multiple public companies and his expertise and insight into corporate matters as our Chief Executive Officer.

        Eliot Horowitz is one of our co-founders and has served as our Chief Technology Officer since January 2008. Prior to founding MongoDB, Mr. Horowitz co-founded ShopWiki Corp., an online retail search engine, in January 2005, where he served as the Chief Technology Officer until its sale in November 2010. Mr. Horowitz began his career at DoubleClick, Inc., a digital advertising company. Mr. Horowitz serves on the advisory board of the NYC Tech Talent Pipeline. Mr. Horowitz received his B.S. in Computer Science from Brown University. We believe that Mr. Horowitz is qualified to serve on our board of directors due to his deep understanding of our business and his knowledge of the software industry.

        Michael Gordon has served as our Chief Financial Officer since July 2015. Prior to joining us, Mr. Gordon worked at Yodle, Inc., a local online marketing company, where he served as the Chief

Financial Officer from May 2009 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of Share Our Strength, a non-profit, anti-hunger organization. Mr. Gordon received his A.B. from Harvard College and his M.B.A. from Harvard Business School.

        Carlos Delatorre has served as our Chief Revenue Officer since December 2014. Prior to joining us, Mr. Delatorre served as Senior Vice President of Sales at ClearSlide, Inc., a provider of sales management software, from January 2013 to December 2014. Prior to that, he was Vice President of Sales for DynamicOps, Inc., a software company, from June 2011 through its acquisition by VMware, Inc. in January 2013. Mr. Delatorre received his B.A. in Resource Management and his M.B.A. in finance from Troy University.

        Meagen Eisenberg has served as our Chief Marketing Officer since March 2015. Prior to joining us, Ms. Eisenberg served as Vice President of Customer Marketing and Demand Generation at DocuSign, Inc., a technology company, where she worked from December 2011 to March 2015. Ms. Eisenberg received her B.S. in Management Information Systems with a minor in Computer Science from California Polytechnic University at San Luis Obispo and her M.B.A., with a focus on marketing and strategy, from Yale School of Management.

Non-Employee Directors

        Kevin P. Ryan is one of our co-founders and has served as a member of our board of directors since March 2008. Until February 2016, Mr. Ryan served as the chairman of Gilt Groupe, an e-commerce company that he co-founded in April 2007. Mr. Ryan also co-founded Business Insider, Inc. that was sold in September 2015, as well as Nomad Health, Inc. and Workframe, Inc., where he serves as Chairman. From July 1996 to July 2005, Mr. Ryan served as President and later as Chief Executive Officer at DoubleClick, Inc., a digital advertising company. Mr. Ryan serves on various educational and non-profit boards, including Yale Corporation, The Partnership for New York City, where he is Vice Chairman, the Partnership for New York City's Innovation Council, where he is Chairman, the CFR Committee on Foreign Affairs, The Trust for Governors Island and TECH:NYC. We believe that Mr. Ryan is qualified to serve on our board of directors based on his experience founding and leading innovative technology companies.

        Roelof Botha has served as a member of our board of directors since December 2013. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC since 2007. From March 2000 to January 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha currently serves on the board of directors of Square, Inc., a public provider of payments, financial and marketing services, and on the board of directors of Natera, Inc., a public genetic testing company, as well as a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha received his B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Botha is qualified to serve on our board of directors due to his knowledge of the technology industry and experience serving on the boards of directors of public companies.

        Hope Cochran has served as a member of our board of directors since December 2016. Ms. Cochran has served as a venture partner at Madrona Venture Group since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013.

Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc. and SkillsVillage Inc., a human resources company that she founded. Ms. Cochran has served on the board of directors of Hasbro, Inc., a public toy and board game company, since June 2016. Ms. Cochran received her B.A. in Economics and Music from Stanford University. We believe that Ms. Cochran is qualified to serve on our board of directors based on her financial and operating background in the technology and telecom sectors and her experience serving on the board of directors of a public company.

        Charles M. Hazard, Jr. has served as a member of our board of directors since October 2009. Mr. Hazard is a co-founder and has served as a General Partner of Flybridge Capital Partners, a venture capital firm, since May 2002. He currently represents Flybridge Capital Partners on the boards of directors of a number of privately-held companies. Prior to co-founding Flybridge, Mr. Hazard served as a General Partner at Greylock Partners. Prior to Greylock Partners, he was with Company Assistance Limited, an investment and consulting firm, and Bain and Company, an international management-consulting firm. Mr. Hazard received his B.A. in Economics and Political Science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Hazard is qualified to serve on our board of directors because of his significant knowledge of and history with our company, his knowledge of the industry in which we operate, and his extensive investment and board of directors experience.

        Tom Killalea has served as a member of our board of directors since December 2015. Mr. Killalea has been an advisor to private technology-driven companies since November 2014 and is the owner and President of Aoinle, LLC, a consulting firm. From May 1998 to November 2014, Mr. Killalea served in various leadership roles at Amazon.com, Inc., an electronic commerce and cloud computing company, most recently as its Vice President of Technology for the Kindle Content Ecosystem from January 2008 to November 2014. He also served as its Vice President of Infrastructure and Distributed Systems from 2003 to 2008 and prior to that as Chief Information Security Officer and Vice President of Security. Mr. Killalea currently serves on the board of directors of Capital One Financial Corp., a public company. Mr. Killalea previously served on the board of directors of Xoom Corporation from March 2015 until its acquisition by PayPal, Inc. in November 2015. Mr. Killalea received his B.Ed. in Education from the National University of Ireland, and his B.S. in Computer Science from Trinity College Dublin. We believe that Mr. Killalea is qualified to serve on our board of directors based on his product, technology and security experience, as well as his experience advising leading technology companies.

        John McMahon has served as a member of our board of directors since October 2016. From April 2008 to September 2011, Mr. McMahon served as Senior Vice President, Worldwide Sales and Services at BMC Software, Inc. He joined BMC Software, Inc. in connection with its acquisition of BladeLogic, Inc., where he served as Chief Operating Officer. Prior to BladeLogic, Inc., Mr. McMahon served as CEO of High Roads from June 2002 to July 2005. Prior to High Roads, Mr. McMahon was VP of Worldwide Sales at Ariba from April 2000 to January 2002, and as VP-Worldwide Sales from October 1998 to April 2000 at GeoTel Communications, LLC through its acquisition by Cisco Systems Inc. Prior to GeoTel, Mr. McMahon served as Executive Vice President of Worldwide Sales at Parametric Technology Corporation from 1989 to 1998. Currently, Mr. McMahon serves on the board of directors of several enterprise software startups, including Sprinklr Inc., Snowflake Computing Inc. and Cybereason Inc. In the past, Mr. McMahon has served on the board of directors or as an executive consultant for AppDynamics, Inc., Glassdoor, Inc., Sumo Logic, Inc. and HubSpot, Inc. Mr. McMahon received his BSEE in Electrical Engineering from New Jersey Institute of Technology. We believe that Mr. McMahon is qualified to serve on our board of directors due to his deep software sales experience.

Family Relationships

        There are no family relationships among any of our executive officers or directors.

Board Composition

        Our board of directors currently consists of eight members. All of our directors currently serve on the board of directors pursuant to the provisions of a voting agreement between us and several of our stockholders. This agreement will terminate upon the closing of this offering, after which there will be no further contractual obligations regarding the election of our directors.

        In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will be effective immediately prior to the closing of this offering, our board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Effective upon the closing of this offering, our board of directors will be divided into the following classes:

  •
  Class I, which will consist of Mr. Botha, Mr. Ittycheria and Mr. McMahon, whose terms will expire at our first annual meeting of stockholders to be held after the closing of this offering;

  •
  Class II, which will consist of Mr. Hazard, Mr. Killalea and Mr. Ryan, whose terms will expire at our second annual meeting of stockholders to be held after the closing of this offering; and

  •
  Class III, which will consist of Ms. Cochran and Mr. Horowitz, whose terms will expire at our third annual meeting of stockholders to be held after the closing of this offering.

        At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently nine members, and may be changed only by resolution by a majority of the board of directors. We expect that additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Director Independence

        Our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director's background, employment and affiliations, including family relationships, our board of directors determined that Ms. Cochran and Messrs. Ryan, Botha, Hazard, Killalea and McMahon, representing six of our eight directors, are "independent directors" as defined under current rules and regulations of the SEC and the listing standards of the NASDAQ Global Market, or the NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in "Certain Relationships and Related Party Transactions."

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee in connection with this offering, each of which has the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business.

  Audit Committee

        Upon the closing of this offering, our audit committee will consist of three directors, Ms. Cochran and Messrs. Botha and Hazard. Our board of directors has determined that Ms. Cochran and Messrs. Botha and Hazard satisfy the independence requirements for audit committee members under the listing standards of the NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each member of our audit committee meets the financial literacy requirements under the rules and regulations of the NASDAQ and the SEC. Ms. Cochran is the chairman of the audit committee, and our board of directors has determined that she is an audit committee "financial expert" as defined by Item 407(d) of Regulation S-K under the Securities Act. The principal duties and responsibilities of our audit committee include, among other things:

  •
  helping our board of directors oversee our corporate accounting and financial reporting processes, systems of internal control and financial statement audits;

  •
  managing the selection, engagement terms, fees, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

  •
  developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

  •
  reviewing our policies on risk assessment and risk management;

  •
  reviewing related party transactions;

  •
  obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

  •
  approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

        Our audit committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ.

  Compensation Committee

        Upon the closing of this offering, our compensation committee will consist of three directors, Messrs. Killalea, McMahon and Ryan. Our board of directors has determined that each of the compensation committee members is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Ryan will be the chairman of the compensation committee. The composition of our compensation committee meets the requirements for independence under the current listing standards of the NASDAQ and current SEC rules and regulations. The principal duties and responsibilities of our compensation committee include, among other things:

  •
  reviewing and approving, or recommending that our board of directors approve, the compensatory arrangements of our executive officers and other senior management;

  •
  reviewing and recommending to our board of directors the compensation of our directors;

  •
  administering our stock and equity incentive plans;

  •
  reviewing, adopting, amending or terminating and approving incentive compensation and equity plans and other benefit programs; and

  •
  reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

        Our compensation committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ.

  Nominating and Corporate Governance Committee

        Upon the closing of this offering, our nominating and corporate governance committee will consist of three directors, Messrs. Killalea, McMahon and Ryan. Mr. Killalea will be the chairman of the nominating and corporate governance committee. The composition of our nominating and governance committee meets the requirements for independence under the current listing standards of the NASDAQ and current SEC rules and regulations. The nominating and corporate governance committee's responsibilities include, among other things:

  •
  identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

  •
  reviewing the performance of our board of directors, including committees of the board of directors, and management;

  •
  considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

  •
  instituting plans or programs for the continuing education of directors and orientation of new directors; and

  •
  developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

        Our nominating and governance committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ.

Code of Conduct

        We have adopted an amended and restated Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct will be available on our website at www.mongodb.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website (www.mongodb.com), as required by applicable law or the listing standards of the NASDAQ. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Director Compensation

        Historically, we have provided equity-based compensation to our independent directors who are not employees or affiliated with our largest investors for the time and effort necessary to serve as a member of our board of directors. In addition, our non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of our board of directors or committees thereof.

        The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended January 31, 2017 by our directors who were not also our named executive officers. Dev Ittycheria, our President and Chief Executive Officer, and Eliot Horowitz, our Chief Technology Officer and co-founder, are also members of our board of directors, but did not receive any additional compensation for service as a director. Mr. Ittycheria's compensation as a named executive officer is set forth below under "Executive Compensation—Summary Compensation Table for Fiscal Year Ended January 31, 2017." Mr. Horowitz is not a named executive officer for the fiscal year ended January 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		Total ($)
Kevin P. Ryan	—	—		—
Roelof Botha	—	—		—
Hope Cochran	—	168,610		168,610
Charles M. Hazard, Jr.	—	—		—
Eliot Horowitz	—	—		—
Tom Killalea	—	84,920	(3)	84,920
John McMahon	—	149,380		149,380

(1)
This column reflects the full grant date fair value of options granted during the year measured pursuant to ASC 718, the basis for computing stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in note 9 to our consolidated financial statements included elsewhere in this prospectus.

(2)
The table below shows the aggregate number of option awards outstanding, and granted for such individual's service as a director, for each of our directors who is not a named executive officer as of January 31, 2017:

Name	Option Awards (#)(a)
Kevin P. Ryan	—
Roelof Botha	—
Hope Cochran	50,000	(b)
Charles M. Hazard, Jr.	—
Eliot Horowitz	—
Tom Killalea	50,000	(c)
John McMahon	50,000	(d)

(a)
All options in this table are exercisable immediately upon the date of grant, subject to a repurchase right in our favor that lapses in accordance with the options' respective vesting schedules.

(b)
25% of the shares of Class A common stock underlying this option vest on December 7, 2017, with the remainder vesting in 36 equal monthly installments thereafter, subject to the director's continuous service through each such vesting date. This option was granted under the 2016 Plan (as defined herein).

(c)
25% of the shares of Class B common stock underlying this option vested on December 3, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the director's continuous service through each such vesting date. This option was granted under the 2008 Plan (as defined herein).

(d)
25% of the shares of Class B common stock underlying this option vest on October 5, 2017, with the remainder vesting in 36 equal monthly installments thereafter, subject to the director's continuous service through each such vesting date. This option was granted under the 2008 Plan.
(3)
This amount reflects the incremental fair value attributable to the modification of an option previously granted to this director. The exercise price of this previously granted option was reduced in April 2016 from $17.36 to $6.50.

Non-Employee Director Compensation Policy

        Our board of directors, upon the recommendation of our compensation committee, approved a policy for the compensation of our non-employee directors, effective upon the closing of this offering. This policy is intended to fairly compensate our non-employee directors for the time and effort necessary to serve as a member of our board of directors. Our non-employee directors will receive compensation in the form of equity and cash, as described below:

        Equity Compensation.    Following the closing of this offering, our non-employee directors will be eligible to receive restricted stock unit awards as follows:

  •
  Initial Equity Grant.  Each non-employee director elected following the closing of this offering will be eligible to receive a restricted stock unit award having a grant date fair value equal to $330,000, computed in accordance with FASB ASC Topic 718, which we refer to as the Initial Grant. The shares underlying the Initial Grant will typically vest in a series of three equal annual installments on each anniversary of the date of grant, subject to the director's continued service through each vesting date. In the event of the termination of a director's service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan), any unvested shares underlying the Initial Grant will fully vest and become exercisable as of the effective date of such termination.

  •
  Annual Equity Grant.  On an annual basis, each then-current, non-employee director will be eligible to receive a restricted stock unit award having a grant date fair value equal to $165,000, computed in accordance with FASB ASC Topic 718, which we refer to as the Annual Grant. All of the shares underlying each Annual Grant will typically vest on the first anniversary of the date of grant, subject to the director's continued service through the vesting date. In the event of the termination of a director's service on our board of directors in connection with a change in control, any unvested shares underlying the Annual Grant will fully vest and become exercisable as of the effective date of such termination. Directors elected following the closing of this offering will not be granted an Annual Grant during their first year of service.

        Cash Compensation.    Following the closing of this offering, each non-employee director will be eligible to receive receive an annual fee of $30,000 in cash for serving on our board of directors. A non-employee director who serves as non-executive chairman of our board of directors will receive an additional annual cash fee of $20,000 for serving in that role. The chairman and other members of the three standing committees of our board of directors will be entitled to the following additional annual cash fees:

Board Committee	Chairman Fee	Other Member Fee
Audit Committee	$20,000	$8,000
Compensation Committee	$12,000	$5,000
Nominating and Corporate Governance Committee	$7,500	$4,000

        All cash compensation will be payable in equal quarterly installments, payable in arrears, on the last day of each fiscal quarter for which the board service occurred, pro-rated based on the days served in the applicable fiscal quarter. In the discretion of our board of directors, the cash compensation under this policy may be paid in fully vested shares of common stock that have a grant date fair value equal to the applicable dollar amount described above, computed in accordance with FASB ASC Topic 718.

        We also reimburse our directors for reasonable out-of-pocket and travel expenses in connection with their attendance at board and committee meetings.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year Ended January 31, 2017

        The following table sets forth information regarding compensation earned with respect to the fiscal year ended January 31, 2017 by our principal executive officer and the next two most highly compensated executive officers for the fiscal year ended January 31, 2017, whom we refer to as our named executive officers for the fiscal year ended January 31, 2017.

Name and Principal Position	Salary ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Dev Ittycheria	400,000	5,280,870	(3)	230,400	5,911,270
President and Chief Executive Officer
Carlos Delatorre	250,000	1,242,937	(4)	289,150	1,782,087
Chief Revenue Officer
Michael Gordon	300,000	1,358,478	(5)	115,200	1,773,678
Chief Financial Officer

(1)
This column reflects the full grant date fair value of options granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718), the basis for computing stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in note 9 to our consolidated financial statements included in this prospectus.

(2)
See "—Bonus and Variable Compensation Plans" for a description of the material terms of the plans pursuant to which this compensation was awarded.

(3)
This amount includes $3,100,920 of incremental fair value attributable to the modification of options previously granted to this executive officer. The exercise price of these previously granted options was reduced in April 2016 from $15.66 to $6.50

(4)
This amount includes $661,617 of incremental fair value attributable to the modification of options previously granted to this executive officer. The exercise price of these previously granted options was reduced in April 2016 from $16.24 to $6.50.

(5)
This amount includes $766,478 of incremental fair value attributable to the modification of options previously granted to this executive officer. The exercise price of these previously granted options was reduced in April 2016 from $16.98 to $6.50.

Outstanding Equity Awards as of January 31, 2017

        The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of January 31, 2017.

		Option awards(1)
		Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)(3)	Option Expiration Date
Name	Grant Date(2)	Vested	Unvested(3)(4)
Dev Ittycheria	9/12/2014	63,855	—		6.50	09/12/2024
	9/12/2014	932,681	787,500	(5)	6.50	09/12/2024
	9/12/2014	112,500	87,500	(6)	6.50	09/12/2024
	04/13/2016	—	750,000	(7)	6.50	04/13/2026
Carlos Delatorre	12/4/2014	214,005	196,886	(8)	6.50	12/04/2024
	04/13/2016	—	200,000	(7)	6.50	04/13/2026
Michael Gordon	7/15/2015	122,072	286,787	(9)	6.50	07/15/2025
	04/13/2016	—	200,000	(10)	6.50	04/13/2026

(1)
All option awards listed in this table were granted pursuant to our 2008 Stock Plan, the terms of which are described below under "—Equity Incentive Plans—2008 Stock Plan."

(2)
On April 13, 2016, we amended the exercise prices of all of our outstanding option awards previously granted at an exercise price greater than $6.50 to $6.50.

(3)
All of the option awards listed in this column are immediately exercisable, subject to a repurchase right in our favor which lapses in accordance with the respective option vesting schedules.

(4)
All unvested shares of Class B common stock underlying the option awards listed in this column will accelerate and vest in full upon a change of control of MongoDB if the executive officer is terminated without cause or resigns for good reason (as such terms are described in the executive officer's offer letter) within 12 months following such change of control.

(5)
370,181 shares of Class B common stock underlying this option vested on October 1, 2015, with 37,500 shares of Class B common stock vesting each month thereafter, subject to the executive officer's continuous service through each such vesting date.

(6)
25% of the shares of Class B common stock underlying this option vested on October 1, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer's continuous service through each such vesting date.

(7)
The shares of Class B common stock underlying this option will vest in 36 equal monthly installments beginning on May 13, 2018.

(8)
25% of the shares of Class B common stock underlying this option vested on December 4, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer's continuous service through each such vesting date.

(9)
25% of the shares of Class B common stock underlying this option vested on July 6, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the executive officer's continuous service through each such vesting date.

(10)
16,666 shares of Class B common stock underlying this option vest in equal monthly installments from April 13, 2018 to April 13, 2019, 79,167 shares of Class B common stock underlying this option vest in equal monthly installments from April 13, 2019 to April 13, 2020 and 104,167 shares of Class B common stock underlying this option vest in equal monthly installments from April 13, 2020 to April 13, 2021.

        We may in the future, on an annual basis or otherwise, grant additional equity awards to our executive officers pursuant to our 2016 Equity Incentive Plan, as amended, or the 2016 Plan, the terms of which are described below under "—Equity Incentive Plans—2016 Equity Incentive Plan."

Executive Offer Letters and Arrangements

        The terms and conditions of employment for each of our named executive officers are set forth in written offer letters, the terms of which are described below. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below under the heading "—Potential Payments and Benefits Upon Termination or Change of Control."

Dev Ittycheria

        We entered into an amended and restated offer letter with Dev Ittycheria, our President and Chief Executive Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Ittycheria's current base salary is $400,000 per year. Mr. Ittycheria is also eligible to receive an annual target bonus of up to $200,000 pursuant to our bonus plan. Mr. Ittycheria's employment is at will and may be terminated at any time, with or without cause.

Carlos Delatorre

        We entered into an amended and restated offer letter with Carlos Delatorre, our Chief Revenue Officer dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Delatorre's current base salary is $250,000 per year. Mr. Delatorre is also eligible to receive annual target sales compensation of up to $350,000 pursuant to our variable compensation plan. Mr. Delatorre's employment is at will and may be terminated at any time, with or without cause.

Michael Gordon

        We entered into an amended and restated offer letter with Michael Gordon, our Chief Financial Officer, dated September 29, 2017, which sets forth the terms and conditions of his employment with us. Mr. Gordon's current base salary is $325,000 per year. Mr. Gordon is also eligible to receive an annual target bonus of up to $150,000 pursuant to our bonus plan. Mr. Gordon's employment is at will and may be terminated at any time, with or without cause.

Potential Payments and Benefits upon Termination or Change in Control

        The amended and restated offer letter agreement with Mr. Ittycheria provides that, if we terminate Mr. Ittycheria for any reason other than for cause, death or disability, or if Mr. Ittycheria resigns his position with us for good reason (as such terms are defined in his offer letter), Mr. Ittycheria would be entitled to receive payment of his then-current base salary for a period of 12 months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of 12 months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Ittycheria would also be entitled to receive payment of his target bonus for a period of 12 months following his termination date and 100% acceleration of all then-unvested stock options held by Mr. Ittycheria.

        The amended and restated offer letter agreement with each of Mr. Delatorre and Mr. Gordon provides that if we terminate such executive officer for any reason other than for cause, death or disability, or such executive officer resigns his position with us for good reason (as such terms are defined in the executive officer's offer letter), such executive officer would be entitled to receive payment of such officer's then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following the executive officer's termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or

12 months after, a change in control, the executive officer would also be entitled to receive payment of his target bonus for a period of six months following his termination date and 100% acceleration of vesting of all then-unvested stock options held by such executive officer.

        Payment of any of the above-described severance benefits is conditioned on the executive officer's delivery and non-revocation of a general release of claims in our favor within 50 days after such executive officer's termination.

Bonus and Variable Compensation Plans

        In fiscal year 2017, certain of our executive officers were eligible to participate in our executive bonus plan. Our executive bonus plan is designed to motivate and reward executives for the attainment of company performance goals set by our compensation committee at the beginning of each fiscal year. Bonuses for fiscal year 2017 for Messrs. Ittycheria and Gordon were measured as of July 31, 2016 and January 31, 2017 and were paid in August 2016 with respect to attainment of company performance goals during the first half of fiscal year 2017 and in March 2017 with respect to attainment of company performance goals during the second half of fiscal year 2017. For fiscal year 2017, Messrs. Ittycheria and Gordon received aggregate bonus payments of $230,400 and $115,200, respectively, pursuant to the terms of our executive bonus plan.

        Certain of our executive officers will also be eligible to participate in this plan in fiscal year 2018. Pursuant to the fiscal year 2018 executive bonus plan, Mr. Ittycheria is eligible to receive a target bonus of $200,000 and Mr. Gordon is eligible to receive a target bonus of $150,000.

        In fiscal year 2017, Mr. Delatorre was eligible to participate in our sales variable compensation plan. Our sales variable compensation plan is designed to compensate executives for the attainment of sales targets set by our compensation committee at the beginning of each fiscal year. The variable compensation for fiscal year 2017 for Mr. Delatorre was measured and paid on a monthly basis based on attainment of the sales targets over the fiscal year. Mr. Delatorre received an aggregate variable compensation payment of $289,150 for fiscal year 2017 pursuant to the terms of our sales variable compensation plan. Pursuant to the fiscal year 2018 sales variable compensation plan, Mr. Delatorre is eligible to receive target sales compensation of $350,000.

Equity Incentive Plans

2016 Equity Incentive Plan

        Our board of directors adopted our 2016 Plan in December 2016 and our stockholders approved our 2016 Plan in January 2017. We have amended and restated our 2016 Plan in connection with this offering. All references herein to our 2016 Plan, shall be deemed to refer to our 2016 Plan, as amended and restated, unless context otherwise requires.

        Our 2016 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other stock awards, or collectively, stock awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.

        Authorized Shares.    Initially, the aggregate number of shares of our Class A common stock that may be issued pursuant to stock awards under our 2016 Plan after the amendment to our 2016 Plan becomes effective is the sum of (1) 3,979,900 shares, plus (2) 3,942,295 shares reserved under the 2016 Plan prior to its amendment and restatement, plus (3) any shares subject to outstanding stock options or other stock awards that were granted under our 2008 Plan that are forfeited, terminated, expire or are otherwise not issued. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2016 Plan will automatically increase on February 1st of each calendar year for ten years, starting on February 1, 2018 and ending on and including February 1, 2027, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors. As of July 31, 2017, options to purchase 2,918,476 shares of Class A common stock, at exercise prices ranging from $7.58 to $11.18 per share, or a weighted-average exercise price of $8.95 per share, were outstanding under our 2016 Plan.

        Shares subject to stock awards granted under our 2016 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2016 Plan. Additionally, shares become available for future grant under our 2016 Plan if they were issued under stock awards under our 2016 Plan if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

        Plan Administration.    Our board of directors, or a duly authorized committee of our board of directors, will administer our 2016 Plan. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards, and (ii) determine the number of shares subject to such stock awards. Under our 2016 Plan, our board of directors has the authority to determine and amend the terms of awards, including:

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  recipients;

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  the exercise, purchase or strike price of stock awards, if any;

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  the number of shares subject to each stock award;

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  the fair market value of a share of our Class A common stock;

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  the vesting schedule applicable to the awards, together with any vesting acceleration; and

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  the form of consideration, if any, payable upon exercise or settlement of the award.

        Under our 2016 Plan, our board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

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  the reduction of the exercise, purchase or strike price of any outstanding award;

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  the cancellation of any outstanding stock award and the grant in substitution therefor of other awards, cash or other consideration; or

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  any other action that is treated as a repricing under generally accepted accounting principles.

        Section 162(m) Limits.    At such time as necessary for compliance with Section 162(m) of the Code, no participant may be granted stock awards covering more than 2,250,000 shares of our Class A common stock under our 2016 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our Class A common stock on the date of grant. Additionally, under our 2016 Plan, in a calendar year, no participant may be granted a performance stock award covering more than 2,250,000 shares of our Class A common stock or a performance cash award having a maximum value in excess of $3,000,000 under our 2016 Plan. These limitations are designed to allow us to grant compensation that will not be subject to the $1,000,000 annual limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code.

        Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of our 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under our 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The maximum number of shares of our Class A common stock that may be issued upon the exercise of ISOs under our 2016 Plan is equal to three times the aggregate number of shares initially reserved under the 2016 Plan.

        Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant's continuous service ends for any reason.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us or any other form of legal consideration (including future services) that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant's service relationship with us ceases for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

        Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under our 2016 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

        Performance Awards.    Our 2016 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. Our compensation committee may structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period.

        The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes);

(14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenues or product revenues; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) stockholders' equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (39) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

        The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors or compensation committee (as applicable) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of items that are "unusual" in nature or occur "infrequently" as determined under generally accepted accounting principles; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, our board of directors or compensation committee (as applicable) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals and to define the manner of calculating the performance criteria our board of directors or compensation committee (as applicable) selects to use for such performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance cash award.

        Other Stock Awards.    Our 2016 Plan administrator may grant other awards based in whole or in part by reference to our Class A common stock. Our 2016 Plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2016 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a fiscal year (as established under our 2016 Plan pursuant to Section 162(m) of the Code), and (6) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

        Corporate Transactions.    Our 2016 Plan provides that in the event of certain specified significant corporate transactions including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction, each outstanding award will be treated as the plan administrator determines unless otherwise provided in an award agreement or other written agreement between us and the award holder. The administrator may take one of the following actions with respect to such awards:

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  arrange for the assumption, continuation or substitution of a stock award by a successor corporation;

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  arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

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  accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the transaction;

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  arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us; or

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  cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment or no payment, as determined by our board of directors; or

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  make a payment, in the form determined by our board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the awards before the transaction over any exercise price payable by the participant in connection with the exercise, multiplied by the number of shares subject to the stock award. Any escrow, holdback, earnout or similar provisions in the definitive agreement for the transaction may apply to such payment to the holder of a stock award to the same extent and in the same manner as such provisions apply to holders of our Class A common stock.

        The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

        In the event of a change in control, awards granted under our 2016 Plan will not receive automatic acceleration of vesting and/or exercisability, although this treatment may be provided for in an award agreement or in any other written agreement between us and the participant. Under our 2016 Plan, a change in control generally will be deemed to occur in the event: (1) the acquisition by any a person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity; (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; or (4) an unapproved change in the majority of our board of directors.

        Transferability.    A participant generally may not transfer stock awards under our 2016 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2016 Plan.

        Amendment or Termination.    Our board of directors has the authority to amend, suspend, or terminate our 2016 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2016 Plan. No stock awards may be granted under our 2016 Plan while it is suspended or after it is terminated.

2017 Employee Stock Purchase Plan

        Our board of directors adopted, and our stockholders approved, our 2017 Employee Stock Purchase Plan, or ESPP, in October 2017. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code for U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our board of directors may adopt rules that are beyond the scope of Section 423 of the Code.

        Share Reserve.    Following this offering, the ESPP authorizes the issuance of 995,000 shares of our Class A common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our Class A common stock reserved for issuance will automatically increase on February 1st of each calendar year, beginning on February 1, 2018 and ending on and including February 1, 2027, by the lesser of (1) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 995,000 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). As of the date hereof, no shares of our Class A common stock have been purchased under the ESPP.

        Administration.    Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for employees participating in the offering. We currently intend to have six-month offerings with multiple six-month purchase periods per offering, except that the first purchase period under our first offering may be longer than six months, depending on the date on which the underwriting agreement relating to this offering becomes effective. An offering under the ESPP may be terminated under certain circumstances.

        Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our Class A common stock under the ESPP. Unless otherwise determined by our board of directors, Class A common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase. For the initial offering, which we expect will commence on the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the offering period will be the price at which shares of Class A common stock are first sold to the public.

        Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of U.S. $25,000 worth of our Class A common stock based on the fair market value per share of our Class A common stock at the beginning of an offering for each year such a purchase right is outstanding and the maximum number of shares an employee may purchase during a single purchase period is 2,500. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

        Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights, and (4) the number of shares that are subject to purchase limits under ongoing offerings.

        Corporate Transactions.    In the event of certain significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants' accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately.

        ESPP Amendment or Termination.    Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder's consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

2008 Stock Plan

        General.    Our board of directors adopted and our stockholders approved our 2008 Stock Plan, or our 2008 Plan, in March 2008. We subsequently amended our 2008 Plan, with the most recent amendment occurring in April 2016, the purpose of which was to increase the number of shares available for issuance under our 2008 Plan. Our stockholders approved this recent amendment in April 2016. Our 2008 Plan was terminated in connection with our adoption of our 2016 Plan; however, awards outstanding under our 2008 Plan continue in full effect in accordance with their existing terms.

        Share Reserve.    We previously reserved 16,050,536 shares of our Class B common stock for issuance under our 2008 Plan. Upon the effectiveness of our 2016 Plan, no further stock awards could be awarded under our 2008 Plan. As of July 31, 2017, options to purchase 9,514,220 shares of Class B common stock, at exercise prices ranging from $0.39 to $16.66 per share, or a weighted-average exercise price of $6.43 per share, were outstanding under our 2008 Plan.

        Administration.    Our board of directors has administered our 2008 Plan since its adoption, however, following this offering, the compensation committee of our board of directors will generally administer our 2008 Plan. Our board of directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of our 2008 Plan. Our board of directors may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (whether granted by us or another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price.

        Types of Awards.    Our 2008 Plan provides for both the award or sale of shares of our Class B common stock and for the grant of incentive stock options and nonstatutory stock options to purchase shares of our Class B common stock to employees, non-employee members of our board of directors and consultants.

        Options.    The exercise price of options granted under our 2008 Plan may not be less than 100% of the fair market value of our Class A common stock on the grant date. Options expire at the time determined by the administrator, but in no event more than ten years after they are granted, and generally expire earlier if the optionee's service terminates.

        Corporate Transactions.    In the event that we are a party to a merger or consolidation, shares acquired under our 2008 Plan will be subject to the agreement of merger or consolidation, which agreement need not treat all options in an identical manner. Such agreement may provide for one or more of the following with respect to outstanding options, in each case without an optionee's consent:

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  the continuation of the outstanding options by the Company, if the Company is a surviving corporation;

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  the assumption of our 2008 Plan and outstanding options by the surviving corporation or its parent;

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  the substitution by the surviving corporation or its parent of options with substantially the same terms for outstanding options

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  immediate exercisability of outstanding options followed by the cancellation of such options; or

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  settlement of the full value of the outstanding options (whether or not then exercisable) in cash or cash equivalents followed by the cancellation of such options.

        Changes in Capitalization.    In the event of a subdivision of our outstanding stock, a declaration of a dividend payable in shares, a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the fair market value of our Class B common stock, a combination or consolidation of our outstanding Class B common stock into a lesser number of shares, a recapitalization, a spin-off, a reclassification, or a similar occurrence, our board of directors will make appropriate adjustments to one or more of the following: (i) the number of shares available for future awards under our 2008 Plan, (ii) the number of shares covered by each outstanding option, (iii) the exercise price under each outstanding option; and (iv) the price of shares subject to our repurchase.

        Transferability.    A participant may not transfer stock awards under our 2008 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2008 Plan.

        Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend or terminate our 2008 Plan, provided that such action is approved by our stockholders to the extent stockholder approval is necessary and that such action does not impair the existing rights of any participant without such participant's written consent. As described above, our 2008 Plan terminated upon the effective date of our 2016 Plan.

2016 China Stock Appreciation Rights Plan

        General.    Our board of directors adopted and our stockholders approved our China 2016 Stock Appreciations Right Plan, or our Stock Appreciation Rights Plan, in April 2016.

        Administration.    Our board of directors has administered our Stock Appreciation Rights Plan since its adoption, however, following this offering, the compensation committee of our board of directors will generally administer our Stock Appreciation Rights Plan. Our board of directors may also delegate to one or more of our officers the authority to act on behalf of us with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company under our Stock Appreciation Rights Plan. Under our Stock Appreciation Rights Plan, our board of directors has the authority to:

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  determine the persons to whom, and the time or times at which, awards will be granted;

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  determine the terms, conditions and restrictions applicable to each award (which need not be identical);

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  approve one or more forms of award agreement;

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  amend, modify, extend, cancel or renew any award or to waive any restrictions or conditions applicable to any award;

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  accelerate, continue, extend or defer the exercisability of any award;

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  prescribe, amend or rescind rules, guidelines and policies relating to the plan or to adopt supplements to, or alternative versions of the plan; and

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  correct any defect, supply any omission or reconcile any inconsistency in the plan or any award agreement and to make all other determinations and take such other actions with respect to the plan as the board of directors may deem advisable.

        Type of Awards.    Our Stock Appreciation Rights Plan provides for the award of rights to participants to receive a payment of cash of an amount equal to the excess, if any, of the fair market value of our common stock determined as of the date on which the award is exercised or deemed exercised over the strike price established by our board of directors and set forth in a participant's award agreement. Unless otherwise specified by our board of directors in the grant of an award, each award under our Stock Appreciation Rights Plan will have a strike price equal to 100% of the fair market value of our common stock on the grant date.

        Eligibility.    Employees, non-employee members of our board of directors and consultants are eligible to participate in our Stock Appreciation Rights Plan.

        Change in Control.    In the event of a change in control, our board of directors may take the following actions: (1) provide in any award agreement or take such actions to provide for acceleration of the exercisability and vesting of any or all outstanding awards and shares acquired upon the exercise of awards upon such conditions, including termination of a participant's service prior to, upon, or following such change in control; and (2) without the consent of a participant, determine that, upon the occurrence of a change in control, each or any award outstanding immediately prior the change in control shall be canceled in exchange for a payment with respect to each vested award (and each unvested award, if so determined by the board of directors) of our common stock subject to such canceled award in cash in an amount equal to the excess of the fair market value of the consideration to be paid per share of our common stock in the change in control over the strike price per share under such award (the spread). In addition, in the event of a change in control, the surviving, continuing, successor, or purchasing corporation, as applicable, may, without the consent of any participant, either assume or continue our rights and obligations under each or any award or portion thereof outstanding immediately prior to the change in control or substitute for each or any outstanding award or portion thereof a substantially equivalent award based upon our acquiror's stock.

        Under our Stock Appreciation Rights Plan, a change in control generally will be deemed to occur in the event of: (1) a direct or indirect sale or exchange by our stockholders of more than 50% of our voting stock; (2) a merger or consolidation in which we are a party and following which our stockholders immediately before the transaction do not retain, directly or indirectly, more than 50% of the total combined outstanding voting power of our capital stock; (3) the sale, exchange or transfer of more than 50% by value of our assets; or (4) our liquidation or dissolution.

        Changes in Capitalization.    In the event of certain specified changes in our common stock, such as a merger, consolidation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock dividend, or other like change in our capital structure or distribution (other than normal cash dividends) to our shareholders, appropriate adjustments will be made in each of (1) the number of rights covered by each outstanding award, (2) the class of shares to which a right relates; and (3) the strike price of each award in order to prevent dilution or enlargement of a participant's rights under our Stock Appreciation Rights Plan.

        Transferability.    A participant may not transfer awards under our Stock Appreciation Rights Plan other than by will, the laws of descent and distribution, or as otherwise provided under our Stock Appreciation Rights Plan.

        Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend or terminate our Stock Appreciation Rights Plan at any time, provided that there will be no amendment of our Stock Appreciation Rights Plan that would require approval of our stockholders under any applicable law, regulation or rule including the rules of any stock exchange or market system upon which our common stock may then be listed without such required approval. In addition, except as otherwise provided in our Stock Appreciation Rights Plan, no amendment, suspension or termination of our Stock Appreciation Rights Plan may adversely affect any then outstanding right without the consent of the participant. No rights may be granted after the tenth anniversary of the date our board of directors adopted our Stock Appreciation Rights Plan.

401(k) Plan

        We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have the ability to make discretionary contributions to the 401(k) plan. Employee contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. Employees are immediately and fully vested in their contributions. The vesting of contributions we make is tied to years of service with our contributions being fully vested after four years of service. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan's related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Limitations on Liability and Indemnification Matters

        Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our amended and restated certificate of incorporation to be in effect upon the closing of this offering will provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws to be in effect upon the closing of this offering will provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated bylaws will also provide our board of directors with discretion to indemnify our other officers and employees when determined appropriate by our board of directors. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the closing of this offering may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock (including Class A common stock issuable upon conversion of Class B common stock held by them) on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this offering, subject to early termination, the sale of any shares under such plan would be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of transactions since February 1, 2014 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of any class of our capital stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.

Series F Redeemable Convertible Preferred Stock Financing

        In December 2014, we sold 4,783,506 shares of our Series F redeemable convertible preferred stock to nine accredited investors at a price of $16.724127 per share, for aggregate proceeds of approximately $80.0 million. The following table summarizes the purchases of shares of our Series F redeemable convertible preferred stock by our directors, executive officers and holders of more than 5% of any class of our capital stock:

Related Party	Shares of Series F Preferred Stock (#)
New Enterprise Associates 14, Limited Partnership(1)	298,969

(1)
For additional information regarding the beneficial ownership of these shares, see footnote (5) to the beneficial ownership table set forth in the section titled "Principal Stockholders."

Investors' Rights, Voting and Right of First Refusal and Co-Sale Agreements

        In connection with our redeemable convertible preferred stock financings, we entered into investors' rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our redeemable convertible preferred stock and certain holders of our Class B common stock. The parties to each of these agreements include Kevin P. Ryan, a member of our board of directors, Eliot Horowitz, our Chief Technology Officer and a member of our board of directors, and the following holders of more than 5% of our capital stock: Dwight Merriman, Future Fund Investment Company No. 4 Pty Ltd., Union Square Ventures 2008, L.P. and entities affiliated with Sequoia Capital, Flybridge Capital and New Enterprise Associates. In addition, Dev Ittycheria, our President and Chief Executive Officer and a member of our board of directors, is a party to the voting agreement. Upon the closing of this offering, the voting agreement and right of first refusal and co-sale agreement will terminate. Our stockholders will continue to have the registration rights granted under the investors' rights agreement, as more fully described in "Description of Capital Stock—Registration Rights.

Employment Arrangements

        We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see "Executive Compensation—Employment Arrangements."

Stock Option Grants to Directors and Executive Officers

        We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers see "Management—Director Compensation" and "Executive Compensation."

Indemnification Agreements

        We plan to enter into indemnification agreements with each of our directors and executive officers in connection with this offering. The indemnification agreements and our amended and restated bylaws, each to be in effect upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. For more information regarding these agreements, see "Executive Compensation—Limitations on Liability and Indemnification Matters."

Related Person Transaction Policy

        Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

        In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

        In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

        The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

        All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of July 31, 2017 and as adjusted to reflect the sale of Class A common stock offered by us in this offering, for:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The percentage ownership information shown in the table prior to this offering is based upon 68,199 shares of Class A common stock and 40,900,106 shares of Class B common stock outstanding as of July 31, 2017, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 26,952,887 shares of our Class B common stock. The percentage ownership information shown in the table after this offering is based upon 8,068,199 shares of Class A common stock and 40,900,106 shares of Class B common stock outstanding as of July 31, 2017, after giving effect to the sale of 8,000,000 shares of Class A common stock by us in the offering and assuming no exercise of the underwriters' over-allotment option.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before September 29, 2017, which is 60 days after July 31, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o MongoDB, Inc., 229 W. 43rd Street, 5th Floor, New York, NY 10036.

	Shares Beneficially Owned Prior to this Offering					Shares Beneficially Owned Following this Offering
	Class A		Class B		% of Total Voting Power†			% of Total Voting Power†
						Class A %	Class B %
Name of Beneficial Owner	Shares	%	Shares	%
5% or greater stockholders:
Entities affiliated with Sequoia Capital(1)	—	—	6,906,822	16.9	16.9	—	16.9	16.6
Entities affiliated with Flybridge Capital(2)	—	—	4,734,340	11.6	11.6	—	11.6	11.4
Union Square Ventures 2008, L.P.(3)	—	—	3,952,405	9.7	9.7	—	9.7	9.5
Dwight Merriman(4)	—	—	3,190,155	7.8	7.8	—	7.8	7.7
Entities affiliated with New Enterprise Associates(5)	—	—	2,929,513	7.2	7.2	—	7.2	7.0
Future Fund Investment Company No. 4 Pty Ltd(6)	—	—	2,541,238	6.2	6.2	—	6.2	6.1
Eliot Horowitz(7)	—	—	2,411,324	5.8	5.8	—	5.8	5.8
Named executive officers and directors:
Dev Ittycheria(8)	—	—	2,750,000	6.3	6.3	—	6.3	6.6
Carlos Delatorre(9)	—	—	610,891	1.5	1.5	—	1.5	1.5
Michael Gordon(10)	—	—	658,859	1.6	1.6	—	1.6	1.6
Kevin P. Ryan(11)	—	—	2,983,905	7.3	7.3	—	7.3	7.2
Roelof Botha(1)	—	—	6,906,816	16.9	16.9	—	16.9	16.6
Hope Cochran(12)	50,000	42.3	—	—	*	*	—	—
Charles M. Hazard, Jr.(2)	—	—	4,734,335	11.6	11.6	—	11.6	11.4
Tom Killalea(13)	—	—	92,687	*	*	—	*	*
John McMahon(14)	—	—	60,750	*	*	—	*	*
All current executive officers and directors as a group (11 persons)(15)	50,000	42.3	21,677,703	47.1	47.2	*	47.1	52.0

*
Represents beneficial ownership of less than 1%.

†
Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to ten votes per share. The Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in "Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights."

(1)
Consists of (a) 3,387,282 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund IV, L.P., or SC USGF IV, (b) 2,977,085 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, LP, or SC USV 2010, (c) 327,158 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), LP, or SC USV 2010 PFQ, (d) 66,057 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, LP, or SC USV 2010 PF and (e) 149,240 shares of Class B common stock held by Sequoia Capital USGF Principals Fund IV, L.P., or SC USGF PF IV. SC US (TTGP), Ltd. is the general partner of SCGF IV Management, L.P., which is the sole general partner of SC USGF IV and SC USGF PF IV, or collectively, the SC GFIV Funds. As a result, SC US (TTGP), Ltd. and SCGF IV Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC GFIV Funds. SC US (TTGP), Ltd. is the general partner of SC U.S. Venture 2010 Management, L.P., which is the general partner of each of SC USV 2010, SC USV 2010 PF and SC USV 2010 PFQ, or collectively, the SC 2010 Funds. As a result, SC US (TTGP), Ltd. and SC U.S. Venture 2010 Management, L.P. may be deemed to share voting and dispositive power with respect to the shares held by the SC 2010 Funds. The address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(2)
Consists of (a) 4,723,379 shares of Class B common stock held by Flybridge Capital Partners III, L.P., or Flybridge Capital, and (b) 10,961 shares of Class B common stock held by Flybridge Network Fund III, L.P., or Flybridge Network. Flybridge Capital Partners GP III, LLC, or Flybridge LLC, is the general partner of Flybridge Capital and Flybridge Network. The managing members of Flybridge LLC are Charles M. Hazard, Jr., David B. Aronoff and Jeffrey J. Bussgang and they share voting and dispositive power over the shares held by Flybridge Capital and Flybridge Network. The address of each of these entities is 31 St. James Avenue, 6th Floor, Boston, Massachusetts 02116.

(3)
Consists of 3,952,405 shares of Class B common stock held by Union Square Ventures 2008, L.P., or USV 2008. Union Square GP 2008, L.L.C., or USV GP, is the general partner of USV 2008 and has sole voting and investment power with regard to the shares held directly by USV 2008. Fred Wilson, Brad Burnham and Albert Wenger are the managing members of USV GP and, therefore, share voting and investment power with regard to the shares held directly by USV 2008. The address for USV 2008 is 915 Broadway, 19th Floor, New York, NY 10010.

(4)
Consists of (a) 1,965,739 shares of Class B common stock held by Dwight Merriman, (b) 206,250 shares of Class B common stock issuable upon the exercise of options and (c) 1,018,166 shares of Class B common stock held by The Dwight A. Merriman 2012 Trust for the benefit of his children.

(5)
Consists of (a) 2,928,185 shares of Class B common stock held by New Enterprise Associates 14, Limited Partnership, or NEA 14, and (b) 1,328 shares of Class B common stock held by NEA Ventures 2012, L.P., or Ven 2012. The shares directly held by NEA 14 are indirectly held by NEA Partners 14, L.P., or NEA Partners 14, the sole general partner of NEA 14, NEA 14 GP, LTD, or NEA 14 LTD, the sole general partner of NEA Partners 14 and each of the individual directors of NEA 14 LTD. The individual directors of NEA 14 LTD, collectively the NEA 14 Directors, are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter Sonsini and Ravi Viswanathan. The shares directly held by Ven 2012 are indirectly held by Karen P. Welsh, the general partner of Ven 2012. NEA 14, NEA Partners 14 and NEA 14 LTD and the NEA 14 Directors share voting and dispositive power with regard to our securities directly held by NEA 14. Karen P. Welsh, the general partner of Ven 2012, shares voting and dispositive power with regard to our securities directly held by Ven 2012. The principal business address of NEA 14 and Ven 2012 is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(6)
Consists of 2,541,238 shares of Class B common stock held by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No. 4 Pty Ltd (ACN 134 338 908), or the Future Fund. The Future Fund is a wholly owned subsidiary of the Future Fund Board of Guardians. The principal business address of the Future Fund is Level 42, 120 Collins Street, Melbourne VIC 3000.

(7)
Consists of (a) 1,511,324 shares of Class B common stock held directly by Mr. Horowitz, (b) 375,000 shares of Class B common stock held by The ERH Family 2012 Trust for the benefit of his children and (c) 525,000 shares of Class B common stock issuable upon the exercise of an options.

(8)
Consists of (a) 15,964 shares of Class B common stock held directly by Mr. Ittycheria and (b) 2,734,036 shares of Class B common stock issuable upon the exercise of options.

(9)
Consists of 610,891 shares of Class B common stock issuable upon the exercise of options.

(10)
Consists of (a) 50,000 shares of Class B common stock held directly by Mr. Gordon and (b) 608,859 shares of Class B common stock issuable upon the exercise of options.

(11)
Consists of (a) 1,965,739 shares of Class B common stock held directly by Mr. Ryan and (b) 1,018,166 shares of Class B common stock held by The Kevin P. Ryan 2012 Trust for the benefit of his children.

(12)
Consists of 50,000 shares of Class A common stock issuable upon the exercise of an option.

(13)
Consists of (a) 42,687 shares of Class B common stock held directly by Mr. Killalea and (b) 50,000 shares of Class B common stock issuable upon the exercise of options.

(14)
Consists of (a) 10,750 shares of Class B common stock held directly by Mr. McMahon and (b) 50,000 shares of Class B common stock issuable upon the exercise of options.

(15)
Consists of (a) 50,000 shares of Class A common stock issuable upon the exercise of options, (b) 16,635,792 shares of Class B common stock and (c) 5,041,911 shares of Class B common stock issuable upon the exercise of options.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our capital stock, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each will be in effect upon the closing of this offering, and certain provisions of Delaware law are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

        Upon the closing of this offering, our amended and restated certificate of incorporation will provide for two classes of common stock: Class A common stock and Class B common stock.

        Upon the closing of this offering, our authorized capital stock will consist of 1,100,000,000 shares, all with a par value of $0.001 per share, of which:

  •
  1,000,000,000 shares are designated as Class A common stock; and

  •
  100,000,000 shares are designated as Class B common stock.

        As of July 31, 2017, after giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of Class B common stock in connection with the closing of this offering, there would have been outstanding:

  •
  40,900,106 shares of Class B common stock held by 544 stockholders;

  •
  9,637,822 shares of Class B common stock issuable upon exercise of outstanding options and outstanding warrants;

  •
  68,199 shares of Class A common stock held by 35 stockholders; and

  •
  2,918,476 shares of Class A common stock issuable upon exercise of outstanding options.

        Our shares of Class A common stock and Class B common stock are not redeemable and have no preemptive rights.

Class A Common Stock and Class B Common Stock

Voting Rights

        Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock and Class B common stock in the following circumstances:

  •
  if we propose to treat the shares of a class of our common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

  •
  if we propose to treat the shares of a class of our common stock differently with respect to any subdivision or combination of the shares of a class of our common stock; or

  •
  if we propose to treat the shares of a class of our common stock differently in connection with a change in control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

        In addition, there will be a separate vote of our Class B common stock in order for us to, directly or indirectly, take action in the following circumstances:

  •
  if we propose to amend, alter or repeal any provision of our amended and restated certificate of incorporation or our amended and restated bylaws that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Class B common stock; or

  •
  if we reclassify any outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof.

        Upon the closing of this offering, under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, we may not issue any shares of Class B common stock, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

        We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

        Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of common stock treated adversely, voting separately as a class.

        Dividends.    Any dividend or distribution paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

        Liquidation.    In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of redeemable convertible preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock.

        Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner.

        Change of Control Transaction.    In connection with any change of control, the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them.

Conversion

        Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (1) any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes or (2) the death or disability, as defined in our amended and restated certificate of incorporation, of the Class B common stockholder (or nine months after the date of death or disability if the stockholder is one of our founders). In addition, upon the date on which the outstanding shares of Class B common stock represent less than 10% of the aggregate number of shares of our then outstanding capital stock, all outstanding shares of Class B common stock shall convert automatically into Class A common stock, and no additional shares of Class B common stock will be issued.

Options

        As of July 31, 2017, options to purchase an aggregate of 9,514,220 shares of Class B common stock were outstanding under our 2008 Plan at a weighted-average exercise price of $6.43 per share and options to purchase an aggregate of 2,918,476 shares of Class A common stock were outstanding under our 2016 Plan at a weighted-average exercise price of $8.95 per share. For additional information regarding the terms of our 2008 Plan and our 2016 Plan, see "Executive Compensation—Equity Incentive Plans—2008 Stock Plan" and "—2016 Equity Incentive Plan," respectively.

Warrants

        As of July 31, 2017, warrants to acquire an aggregate of 123,602 shares of our Class B common stock were outstanding, after giving effect to the offering and the conversion of our outstanding redeemable convertible preferred stock warrants into Class B common stock warrants. The warrants are exercisable at a weighted-average exercise price of $5.85 per share.

        These warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

        After the closing of this offering, certain holders of the Class B common stock, including holders of the shares of our Class B common stock that will be issued upon conversion of our redeemable convertible preferred stock in connection with this offering, will be entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of an investors' rights agreement. These shares are collectively referred to herein as registrable securities.

        The investors' rights agreement provides the holders of registrable securities with demand, piggyback and Form S-3 registration rights as described more fully below. As of July 31, 2017, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into shares of our Class B common stock in connection with the closing of the offering, there would have been an aggregate of 27,466,633 shares of Class B common stock that were entitled to demand and Form S-3 registration rights and 35,123,279 shares of Class B common stock that were entitled to piggyback registration rights.

Demand Registration Rights

        At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders of at least 30% of the registrable securities then outstanding have the right to make up to two demands that we file a registration statement under the Securities Act covering registrable securities then outstanding having an aggregate offering price, net of selling expenses, of at least $7.5 million, subject to specified exceptions.

Piggyback Registration Rights

        If we register any securities for public sale, the holders of our registrable securities then outstanding will each be entitled to notice of the registration and will have the right to include their shares in the registration statement.

        These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters of any underwritten offering to limit the number of shares with registration rights to be included in the registration statement, but not below 30% of the total number of securities included in such registration.

Registration on Form S-3

        If we are eligible to file a registration statement on Form S-3, the holders of at least 30% of the registrable securities then outstanding have the right to demand that we file registration statements on Form S-3; provided, that the aggregate offering price, net of selling expenses, of the securities to be sold under the registration statement is at least $1.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Expenses of Registration

        We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

        The registration rights will terminate five years following the closing of this offering and, with respect to any particular stockholder, when such stockholder holds less than 1% of our outstanding common stock and is able to sell all of its shares during a 90-day period pursuant to Rule 144 under the Securities Act.

Anti-Takeover Provisions

Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be in Effect Upon the Closing of this Offering

        Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

        Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the Class A common stock and Class B common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for a two-class common stock structure, which provides our founders, current stockholders, executives and certain employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

        Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that:

  •
  the authorized number of directors may be changed only by resolution of the board of directors;

  •
  vacancies and newly created directorships on the board of directors may be filled (1) by a majority vote of the directors then serving on the board, even though less than a quorum, except as otherwise required by law or determined by the board, or (2) by the stockholders;

  •
  stockholder action may be taken at a duly called meeting of stockholders; and

  •
  a special meeting of stockholders may be called by a majority of our whole board of directors, the chair of our board of directors, our chief executive officer or, prior to the date on which all shares of common stock convert into a single class, the holders of at least 10% of the total voting power of our Class A common stock and Class B common stock, voting together as a single class.

        The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

        These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Several lawsuits have been filed in Delaware challenging the enforceability of similar choice of forum provisions, and it is possible that a court could determine such provisions are not enforceable.

        Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

        Our Class A common stock has been approved for listing on the NASDAQ Global Market under the trading symbol "MDB."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, no public market existed for our capital stock. Although our Class A common stock has been approved for listing on the NASDAQ Global Market, we cannot assure investors that there will be an active public market for our Class A common stock following this offering. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market, the availability of shares for future sale or the perception that such sales may occur, however, could adversely affect the market price of our Class A common stock and also could adversely affect our future ability to raise capital through the sale of our Class A common stock or other equity-related securities at times and prices we believe appropriate.

        Based on our shares outstanding as of July 31, 2017, upon the closing of this offering, 8,068,199 shares of our Class A common stock and 40,900,106 shares of our Class B common stock will be outstanding, or 9,268,199 shares of Class A common stock and 40,900,106 shares of our Class B common stock if the underwriters exercise their over-allotment option in full.

        All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our "affiliates," as that term is defined under Rule 144 under the Securities Act. The outstanding shares of Class B common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if the offer and sale is registered under the Securities Act or if the offer and sale of those securities qualifies for exemption from registration, including exemptions provided by Rules 144 or 701 promulgated under the Securities Act.

        As a result of lock-up agreements and market standoff provisions described below and the provisions of Rules 144 and 701, shares of our common stock will be available for sale in the public market as follows:

  •
  8,000,000 shares of our Class A common stock will be eligible for immediate sale upon the closing of this offering;

  •
  1,339,639 shares of our Class B common stock, upon reclassification into shares of Class A common stock, will be eligible for immediate sale upon the closing of this offering, and are not subject to lock-up agreements or market standoff provisions described below; and

  •
  approximately 68,199 shares of Class A common stock and 39,560,467 shares of our Class B common stock, upon reclassification into shares of Class A common stock, will be eligible for sale upon expiration of lock-up agreements and market standoff provisions described below, beginning 181 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

        We may issue shares of our capital stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with the exercise of stock options and warrants, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our capital stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the shares will have the right, under certain circumstances, to cause us to register any resale of such shares to the public.

Rule 144

        In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

        Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

  •
  the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

  •
  we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

  •
  we are current in our Exchange Act reporting at the time of sale.

        Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

        Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. Sales of restricted or unrestricted shares of our common stock by affiliates are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 80,000 shares immediately after the closing of this offering based on the number of shares outstanding as of July 31, 2017; or

  •
  the average weekly trading volume of our Class A common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

        In general, under Rule 701, a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the holding period, notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

        As of July 31, 2017, options to purchase an aggregate of 2,918,476 shares of our Class A common stock and options to purchase an aggregate of 9,514,220 shares of our Class B common stock were outstanding. As soon as practicable after the closing of this offering, we intend to file with the SEC one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our equity incentive plans, including pursuant to outstanding options. See "Executive Compensation—Equity Incentive Plans" for a description of our equity incentive plans. These registration statements will become effective immediately upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-Up Agreements

        In connection with this offering, we, our directors and officers, and the holders of substantially all of our capital stock and securities convertible into our capital stock, have agreed, either by signing a lock-up or pursuant to covenants in their stock purchase agreements to sign a lock-up, subject to certain exceptions, not to offer, sell, or transfer any Class A common stock or securities convertible into or exchangeable for our Class A common stock for 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc. on behalf of the underwriters.

        The agreements do not contain any pre-established conditions to the waiver by Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc. on behalf of the underwriters of any terms of the lock-up agreements. Any determination to release shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the Class A common stock, the liquidity of the trading market for the Class A common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

        In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain of our security holders, including our investors' rights agreement and agreements governing our equity awards, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

Registration Rights

        Upon the closing of this offering, the holders of 35,123,279 shares of our Class B common stock, including warrants to purchase such shares, or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of the offer and sale of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See "Description of Capital Stock—Registration Rights" for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our Class A common stock by "Non-U.S. Holders" (as defined below). This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances or to certain types of Non-U.S. Holders subject to special tax rules, including partnerships or other pass-through entities for U.S. federal income tax purposes, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, pension plans, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons who use or are required to use mark-to-market accounting, persons that hold our shares as part of a "straddle," a "hedge", a "conversion transaction," "synthetic security", integrated investment or other risk reduction strategy, persons that have a "functional currency" other than the U.S. dollar, certain former citizens or permanent residents of the United States, persons who hold or receive shares of our Class A common stock pursuant to the exercise of an employee stock option or otherwise as compensation, persons that own or are deemed to own (directly, indirectly or constructively) more than 5% of our Class A common stock (except to the extent specifically set forth below), persons that own, or are deemed to own, our Class B common stock (and only to the extent of their ownership of our Class B common stock), or investors in pass-through entities (or entities that are treated as disregarded entities for U.S. federal income tax purposes). In addition, this discussion does not address the effects of any applicable gift or estate tax, the potential application of the alternative minimum tax, or any tax considerations that may apply to Non-U.S. Holders of our Class A common stock under state, local or non-U.S. tax laws and any other U.S. federal tax laws. In addition, this discussion does not take into account or address changes to United States tax law that may result from tax reforms that may be enacted in 2017 or thereafter.

        This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder and rulings, administrative pronouncements and judicial decisions that are issued and available as of the date of this registration statement, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. This discussion is limited to a Non-U.S. Holder who will hold our Class A common stock as a capital asset within the meaning of the Code (generally, property held for investment). For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of our Class A common stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and is not, for U.S. federal income tax purposes, any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a court within the United States can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A common stock, the tax treatment of such partnership and a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

        THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions on Our Class A Common Stock

        In general, subject to the discussions below under the headings "Information Reporting and Backup Withholding" and "Foreign Accounts," distributions, if any, paid on our Class A common stock to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will constitute dividends and be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Any distribution not constituting a dividend (because such distribution exceeds our current and accumulated earnings and profits) will be treated first as reducing the Non-U.S. Holder's basis in its shares of our Class A common stock, but not below zero, and to the extent it exceeds the Non-U.S. Holder's basis, as capital gain from the sale or exchange of such shares of Class A Common Stock (see "Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock" below).

        A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Such Non-U.S. Holders must generally provide us and/or our paying agent, as applicable, with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable income tax treaty. Such certificate must be provided before the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds Class A common stock through a financial institution or other agent acting on the Non-U.S. Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through intermediaries. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by a Non-U.S. Holder by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or U.S. fixed base of the Non-U.S. Holder) generally will not be subject to U.S. federal withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, with us and/or our paying agent, as applicable, but instead generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the Non-U.S. Holder were a resident of the United States. This certification must be provided before dividends on our Class A common stock are paid and must be updated periodically. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock

        In general, subject to the discussion below under the headings "Information Reporting and Backup Withholding" and "Foreign Accounts," a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder's sale, exchange or other disposition of shares of our Class A common stock unless:

  (1)
  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or U.S. fixed base of the Non-U.S. Holder);

  (2)
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  (3)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. Holder owns or is treated as owning (directly, indirectly or constructively) more than 5% of our Class A common stock at any time during the foregoing period.

        Net gain realized by a Non-U.S. Holder described in clause (1) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States. Any gains of a corporate Non-U.S. Holder described in clause (1) above may also be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        Gain realized by an individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax, or such lower rate specified in an applicable income tax treaty, which gain may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        For purposes of clause (3) above, a corporation is a United States real property holding corporation, or USRPHC, if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its United States real property interests, the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Class A common stock by reason of our status as a USRPHC so long as our Class A common stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding Class A common stock at any time during the shorter of the five-year period ending on the date of disposition and such holder's holding period. However, no assurance can be provided that our Class A common stock will be regularly traded on an established securities market for purposes of the rules described above. If we are a USRPHC and either our Class A common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds or is deemed to hold (directly, indirectly or constructively) more than 5% of our outstanding Class A common stock during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

If we are a USRPHC and our common stock is not regularly traded on an established securities market, a Non-U.S. Holder's proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or withholding was reduced by an applicable income tax treaty. Under applicable income tax treaties or other agreements, the IRS may make its reports available to the tax authorities in the Non-U.S. Holder's country of residence or country in which the Non-U.S. Holder was established.

        Dividends paid to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding, currently at a rate of 28%, unless the Non-U.S. Holder certifies to the payor as to its foreign status, which certification may generally be made on an applicable IRS Form W-8.

        Proceeds from the sale or other disposition of Class A common stock by a Non-U.S. Holder effected by or through a U.S. office of a broker will generally be subject to information reporting and backup withholding, currently at a rate of 28%, unless the Non-U.S. Holder certifies to the withholding agent under penalties of perjury as to, among other things, its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Payment of disposition proceeds effected outside the United States by or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the United States. Information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder that results in an overpayment of taxes generally will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Accounts

        The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or disposition of, our Class A common stock if paid to a foreign entity unless (1) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is a "non-financial foreign entity," the foreign entity identifies certain direct and indirect U.S. holders of debt or equity interests in such foreign entity or certifies that there are none or (3) the foreign entity is otherwise exempt from FATCA.

        Withholding under FATCA generally (1) applies to payments of dividends on our Class A common stock and (2) will apply to payments of gross proceeds from a sale or other disposition of our Class A common stock made after December 31, 2018. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of the tax. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement, dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,560,000
Goldman Sachs & Co. LLC	2,560,000
Barclays Capital Inc.	1,040,000
Allen & Company LLC	1,040,000
Stifel, Nicolaus & Company, Incorporated	266,667
Canaccord Genuity Inc.	266,667
JMP Securities LLC	266,666

Total	8,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of non-defaulting underwriters may be increased or the offering terminated.

        The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,200,000 shares of Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$24.00	$192,000,000	$220,800,000
Underwriting discounts and commissions to be paid by us	1.68	13,440,000	15,456,000
Proceeds, before expenses, to us	22.32	178,560,000	205,344,000

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3,150,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

        Our Class A common stock has been approved for listing on the NASDAQ Global Market under the symbol "MDB."

        At our request, the underwriters have reserved for sale at the initial public offering price per share up to 400,000 shares of our Class A common stock, or up to 5% of the shares of Class A common stock offered by this prospectus, to certain individuals through a directed share program, including our executive officers and employees, as well as friends and family members of our executive officers, founders and certain members of senior management. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any executive officer or employee, which will be subject to a 180-day lock-up restriction. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered under this prospectus. The directed share program will be arranged through Morgan Stanley & Co. LLC.

        We, our directors and officers, and the holders of substantially all of our capital stock and securities convertible into our capital stock have agreed either by signing a lock up or pursuant to covenants in their stock purchase agreements that, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc. on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; provided that no public reports or filings reporting the transaction shall be required or shall be voluntarily made in respect of the issuance during the first 30 days of the restricted period and for any issuance thereafter any public reports or filings reporting the transaction that shall be required or shall be voluntarily made in respect of the issuance during the remainder of the restricted period shall include an appropriate footnote clearly indicating that the filing relates to the exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up;

  •
  the approval of by us or the establishment of trading plans by our stockholders pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of common stock by our stockholders; provided that such plan does not provide for the transfer of common stock during the restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the holder or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

  •
  transfers as bona fide gifts or to a trust;

  •
  transfers to current or former partners (general or limited), members or managers of one of our stockholders or to the estates of one of our stockholders or their affiliates, partners, members or managers;

  •
  transfers pursuant to qualified domestic orders or in connection with divorce settlements;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

  •
  the conversion of outstanding shares of our redeemable convertible preferred stock into shares of our Class B common stock or conversion of shares of our Class B common stock into shares of our Class A common stock.

        Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC and Barclays Capital Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were the information set forth in this prospectus and otherwise available to the representatives, our future prospects and those of our industry in general, assessment of our management, conditions of the securities markets at the time of this offering, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

Selling Restrictions

Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

        Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

  For Qualified Institutional Investors ("QII")

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

  For Non-QII Investors

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

        The validity of the shares of Class A common stock being offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York. Wilson Sonsini Goodrich & Rosati, P.C., New York, New York, is representing the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements as of January 31, 2016 and 2017 and for each of the two years in the period ended January 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given, on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock being offered by this prospectus, which constitutes a part of the registration statement. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.mongodb.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Class A common stock in this offering.

MONGODB, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of MongoDB, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' deficit, and cash flows present fairly, in all material respects, the financial position of MongoDB, Inc. and its subsidiaries as of January 31, 2016 and January 31, 2017, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of MongoDB, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 7, 2017, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is October 5, 2017.

MongoDB, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31,
			July 31, 2017	Pro Forma July 31, 2017
	2016	2017
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,205	$69,305	$40,769
Short-term investments	79,954	47,195	51,682
Accounts receivable, net of allowance for doubtful accounts of $669, $958 and $1,167 as of January 31, 2016 and 2017 and July 31, 2017 (unaudited)	22,432	31,340	32,661
Deferred commissions	5,864	7,481	8,438
Prepaid expenses and other current assets	2,572	3,131	6,043

Total current assets	144,027	158,452	139,593
Property and equipment, net	6,031	4,877	5,100
Goodwill	1,700	1,700	1,700
Acquired intangible assets, net	3,394	2,511	2,069
Deferred tax assets	68	114	84
Other assets	1,593	6,778	9,370

Total assets	$156,813	$174,432	$157,916

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$1,514	$2,841	$2,507
Accrued compensation and benefits	8,866	11,402	10,895
Other accrued liabilities	3,257	5,269	9,628
Deferred revenue	52,035	78,278	87,216

Total current liabilities	65,672	97,790	110,246
Redeemable convertible preferred stock warrant liability	1,310	1,272	1	$—
Deferred rent, non-current	1,730	1,058	1,248
Deferred tax liability, non-current	66	108	140
Deferred revenue, non-current	6,225	15,461	18,050

Total liabilities	75,003	115,689	129,685

Commitments and contingencies (Note 5)
Redeemable convertible preferred stock—par value $0.001 per share; 40,337,939, 41,234,841 and 41,234,841 shares authorized as of January 31, 2016 and 2017 and July 31, 2017 (unaudited); 39,055,497, 41,148,282 and 41,232,762 shares issued and outstanding with aggregate liquidation preference of $310,997, $345,997 and $347,207 as of January 31, 2016, 2017, and July 31, 2017 (unaudited)	310,315	345,257	346,428	—
Stockholders' (deficit) equity:
Class A common stock, par value of $0.001 per share; no, 162,500,000 and 162,500,000 shares authorized as of January 31, 2016 and 2017 and July 31, 2017 (unaudited); no, no and 68,199 shares issued and outstanding as of January 31, 2016, 2017 and July 31, 2017 (unaudited); 68,199 issued and outstanding, pro forma, as of July 31, 2017 (unaudited)	—	—	—	—
Class B common stock, par value of $0.001 per share; 110,000,000, 113,000,000 and 113,000,000 shares authorized as of January 31, 2016, 2017 and July 31, 2017 (unaudited); 11,665,135, 13,192,992 and 14,046,590 shares issued as of January 31, 2016, 2017 and July 31, 2017 (unaudited); 11,565,764, 13,093,621 and 13,947,219 shares outstanding as of January 31, 2016, 2017 and July 31, 2017 (unaudited); 40,999,477 shares issued and 40,900,106 shares outstanding, pro forma, as of July 31, 2017 (unaudited)	12	13	14	41
Additional paid-in capital	32,422	62,557	76,519	422,921
Treasury stock, 99,371 shares as of January 31, 2016, 2017 and July 31, 2017 (unaudited)	(1,319)	(1,319)	(1,319)	(1,319)
Accumulated other comprehensive loss	(351)	(364)	(241)	(241)
Accumulated deficit	(259,269)	(347,401)	(393,170)	(393,170)

Total stockholders' (deficit) equity	(228,505)	(286,514)	(318,197)	$28,232

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$156,813	$174,432	$157,916

The accompanying notes are an integral part of these consolidated financial statements.

MongoDB, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Revenue
Subscription	$58,561	$91,235	$40,213	$61,718
Services	6,710	10,123	4,906	6,272

Total revenue	65,271	101,358	45,119	67,990

Cost of revenue
Subscription	13,146	19,352	8,675	13,765
Services	7,715	10,515	5,628	5,622

Total cost of revenue	20,861	29,867	14,303	19,387

Gross profit	44,410	71,491	30,816	48,603
Operating expenses:
Sales and marketing	56,613	78,584	37,454	49,037
Research and development	43,465	51,772	25,240	28,826
General and administrative	17,070	27,082	13,531	16,704

Total operating expenses	117,148	157,438	76,225	94,567

Loss from operations	(72,738)	(85,947)	(45,409)	(45,964)
Other income (expense):
Interest income	146	302	138	329
Interest expense	(24)	(9)	(4)	(8)
Other income (expense), net	(428)	(308)	99	355

Loss before provision for income taxes	(73,044)	(85,962)	(45,176)	(45,288)
Provision for income taxes	442	719	150	481

Net loss	$(73,486)	$(86,681)	$(45,326)	$(45,769)

Net loss per share attributable to common stockholders, basic and diluted	$(6.54)	$(7.10)	$(3.85)	$(3.42)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	11,240,696	12,211,711	11,763,154	13,386,109

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$(2.28)		$(1.14)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		38,068,020		40,296,208

The accompanying notes are an integral part of these consolidated financial statements.

MongoDB, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Net loss	$(73,486)	$(86,681)	$(45,326)	$(45,769)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities	(33)	18	38	(37)
Foreign currency translation adjustments	(59)	(31)	38	160

Other comprehensive (loss) income	(92)	(13)	76	123

Total comprehensive loss	$(73,578)	$(86,694)	$(45,250)	$(45,646)

The accompanying notes are an integral part of these consolidated financial statements.

MongoDB, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Class A and Class B Common Stock
							Accumulated Other Comprehensive Income (Loss)
					Additional Paid-In Capital	Treasury Stock		Accumulated Deficit	Total Stockholders' Deficits
	Shares	Amount	Shares	Amount
Balances as of January 31, 2015	39,055,497	$310,315	11,001,782	$11	$16,337	$(1,319)	$(259)	$(185,783)	$(171,013)
Stock option exercises	—	—	579,390	1	2,907	—	—	—	2,908
Vesting of early exercised stock options	—	—	—	—	391	—	—	—	391
Repurchase of common stock	—	—	(15,408)	—	—	—		—	—
Stock-based compensation	—	—	—	—	12,787	—	—	—	12,787
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(33)	—	(33)
Foreign currency translation adjustment	—	—	—	—	—	—	(59)	—	(59)
Net loss	—	—	—	—	—	—	—	(73,486)	(73,486)

Balances as of January 31, 2016	39,055,497	310,315	11,565,764	12	32,422	(1,319)	(351)	(259,269)	(228,505)
Cumulative effect of accounting change	—	—	—	—	1,451	—	—	(1,451)	—
Proceeds from Series F financing, net of issuance costs of $58	2,092,785	34,942	—	—	—	—	—	—	—
Stock option exercises	—	—	1,534,211	1	6,777	—	—	—	6,778
Vesting of early exercised stock options	—	—	—	—	903	—	—	—	903
Repurchase of common stock	—	—	(6,354)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	21,004	—	—	—	21,004
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	18	—	18
Foreign currency translation adjustment	—	—	—	—	—	—	(31)	—	(31)
Net loss	—	—	—	—	—	—	—	(86,681)	(86,681)

Balances as of January 31, 2017	41,148,282	345,257	13,093,621	13	62,557	(1,319)	(364)	(347,401)	(286,514)
Exercise of preferred stock warrants (unaudited)	84,480	1,171	—	—	—	—	—	—	—
Stock option exercises (unaudited)	—	—	932,156	1	4,096	—	—	—	4,097
Vesting of early exercised stock options (unaudited)	—	—	—	—	495	—	—	—	495
Repurchase of common stock (unaudited)	—	—	(10,359)	—	—	—	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	9,371	—	—	—	9,371
Unrealized gain on available-for-sale securities (unaudited)	—	—	—	—	—	—	(37)	—	(37)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	160	—	160
Net loss (unaudited)	—	—	—	—	—	—	—	(45,769)	(45,769)

Balances as of July 31, 2017 (unaudited)	41,232,762	$346,428	14,015,418	$14	$76,519	$(1,319)	$(241)	$(393,170)	$(318,197)

The accompanying notes are an integral part of these consolidated financial statements.

MongoDB, Inc.

Consolidated Statements of Cash Flows

(in thousands, except share data)

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Cash flows from operating activities
Net loss	$(73,486)	$(86,681)	$(45,326)	$(45,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,062	3,751	1,880	1,860
Stock-based compensation	12,787	21,004	12,283	9,371
Deferred income taxes	(2)	(4)	20	62
Change in fair value of warrant liability	(52)	(38)	(203)	(101)
Change in operating assets and liabilities:
Accounts receivable	(10,123)	(9,263)	8,441	(1,646)
Prepaid expenses and other current assets	(460)	(450)	(1,051)	(2,942)
Deferred commissions	(533)	(6,019)	(630)	(369)
Other long-term assets	(27)	(784)	(214)	(634)
Accounts payable	371	1,296	469	12
Deferred rent	(681)	(672)	(286)	190
Accrued liabilities	3,478	3,948	365	1,245
Deferred revenue	17,705	35,834	1,934	11,852

Net cash used in operating activities	(46,961)	(38,078)	(22,318)	(26,869)
Cash flows from investing activities
Purchases of property and equipment	(468)	(1,683)	(637)	(1,626)
Proceeds from maturities of marketable securities	38,000	114,775	94,875	64,230
Purchases of marketable securities	(117,954)	(82,036)	(82,036)	(68,754)

Net cash (used in) provided by investing activities	(80,422)	31,056	12,202	(6,150)
Cash flows from financing activities
Proceeds from exercise of stock options, including early exercised stock options	3,104	8,220	4,268	5,984
Repurchase of early exercised stock options	(17)	(48)	—	(74)
Proceeds from issuance of Series F financing, net of issuance cost	—	34,942	—	—
Proceeds from exercise of redeemable convertible preferred stock warrants	—	—	—	1
Payment of offering costs	—	—	—	(1,177)

Net cash provided by financing activities	3,087	43,114	4,268	4,734
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(92)	7	116	160

Net (decrease) increase in cash, cash equivalents, and restricted cash	(124,388)	36,099	(5,732)	(28,125)
Cash, cash equivalents, and restricted cash, beginning of period	157,701	33,313	33,313	69,412

Cash, cash equivalents, and restricted cash, end of period	$33,313	$69,412	$27,581	$41,287

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes, net of refunds	$522	$411	$95	$328

Cash paid for interest	$14	$16	$—	$8

Supplemental Disclosure of Noncash Investing and Financing Activities
Issuance of Series F redeemable convertible preferred stock warrants	$151	$—	$—	$—

Vesting of early exercised stock options	$391	$903	$486	$495

Costs related to initial public offering included in accounts payable and accrued liabilities	$—	$—	$—	$1,608

Conversion of redeemable convertible preferred stock warrant liability to redeemable convertible preferred stock as a result of warrant exercise	$—	$—	$—	$1,170

The accompanying notes are an integral part of these consolidated financial statements.

MongoDB, Inc.

Notes to Consolidated Financial Statements

1. Description of Operations and Summary of Significant Accounting Policies

Operations

        MongoDB, Inc. was originally incorporated in the state of Delaware on November 2007 under the name 10Gen, Inc. In August 2013 we changed our name to MongoDB, Inc. We are headquartered in New York, New York. We develop and sell subscriptions to a modern, general purpose database platform that was built to run applications at scale across a broad range of use cases in the cloud, on-premise or in a hybrid environment. We designed our platform to address the performance, scalability, flexibility and reliability demands of modern applications while maintaining the core capabilities of legacy databases. In addition to selling our software, we provide post-contract support, training, and consulting services for our offerings. The terms "MongoDB," "Company," "our," "us," and "we" in these notes to the consolidated financial statements refer to MongoDB, Inc. and, where appropriate, our consolidated subsidiaries. Our fiscal year ends January 31.

Basis of Presentation

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated.

Unaudited Interim Consolidated Financial Statements

        The accompanying interim consolidated balance sheet as of July 31, 2017, the interim consolidated statements of operations, of comprehensive loss and of cash flows for the six months ended July 31, 2016 and 2017 and the interim consolidated statement of redeemable convertible preferred stock and stockholders' equity (deficit) for the six months ended July 31, 2017 are unaudited. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position as of July 31, 2017 and its results of operations and cash flows for the six months ended July 31, 2016 and 2017. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended July 31, 2017 are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 2018 or for any other future year or interim period.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, revenue recognition, allowances for doubtful accounts, fair value of stock-based awards, fair value of redeemable convertible preferred stock warrants, legal contingencies, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, and accounting for income taxes. We base these estimates on historical and anticipated results, trends and various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

Revision to Prior Period

        During the preparation of the consolidated financial statements as of and for the year ended January 31, 2017, we identified an immaterial error related to the presentation of contractual payments in our consolidated statements of cash flows for the year ended January 31, 2016. We evaluated the impact and concluded that it was not material to our 2016 consolidated financial statements and corrected the presentation, resulting in an increase in net cash used in operating activities from $43.4 million to $47.0 million and an associated increase in net cash provided by financing activities from $(0.5) million to $3.1 million. The adjustment had no impact on the net change in cash, cash equivalents and restricted cash in our consolidated statements of cash flows.

Reverse Stock Split

        In October 2017, the Company's Board of Directors and stockholders approved an amendment to the Company's amended and restated certificate of incorporation effecting a 1-for-2 reverse stock split of the Company's issued and outstanding shares of common stock and accordingly adjusted the conversion rate of the Series A, B, C, D and E redeemable convertible preferred stock to common stock to 1:0.75 and the conversion rate of the Series F redeemable convertible preferred stock to common stock to 1:0.5. The reverse split was effected on October 5, 2017. The par value of the common and redeemable convertible preferred stock was not adjusted as a result of the reverse stock split. All issued and outstanding share and per share amounts included in the accompanying consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented.

Unaudited Pro Forma Balance Sheet

        All currently outstanding shares of redeemable convertible preferred stock will automatically convert into shares of our Class B common stock and warrants to purchase shares of redeemable convertible preferred stock will expire upon the closing of a qualifying initial public offering, or IPO (see Note 8). The unaudited pro forma stockholder's equity shows the effect of the automatic conversion of the redeemable convertible preferred stock into common stock and the expiration of the redeemable convertible preferred stock warrants as of July 31, 2017.

Unaudited Pro Forma Net Loss per Share Attributable to Common Stockholders

        The unaudited pro forma net loss per share attributable to common stockholders basic and diluted has been computed to give effect to the assumed automatic conversion of redeemable convertible preferred stock into shares of our Class B common stock using the if converted method and the elimination of the revaluation adjustment for the redeemable convertible preferred stock warrant liability due to the expiration of those warrants upon the completion of a qualifying IPO as though such qualifying IPO had occurred as of the beginning of the period or the date of issuance, if later.

Foreign Currency

        The functional currency of our international subsidiaries is either the U.S. dollar or the local currency in which the international subsidiary operates. For these subsidiaries where the U.S. dollar is the functional currency, foreign currency denominated monetary assets and liabilities are re-measured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

liabilities are re-measured into U.S. dollars at historical exchange rates. Gains or losses from foreign currency re-measurement and settlements are included in other income (expense), net in the consolidated statements of operations. For foreign subsidiaries where the functional currency is the local currency, we use the period-end exchange rates to translate assets and liabilities, and the average exchange rates to translate revenue and expenses into U.S. dollars. We record translation gains and losses in accumulated other comprehensive income (loss) as a component of stockholders' deficit.

Comprehensive Loss

        Our comprehensive loss includes net loss and unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments.

Cash and Cash Equivalents

        We consider all highly liquid investments, including money market funds with an original maturity of three months or less at the date of purchase, to be cash equivalents.

Marketable Securities

        Our short-term investments consist of U.S. government treasury securities and money market instruments. We determine the appropriate classification of our short-term investments at the time of purchase and reevaluate such designation at each balance sheet date. We have classified and accounted for our short-term investments as available-for-sale securities as we may sell these securities at any time for use in our current operations or for other purposes, even prior to maturity. As a result, we classify our short-term investments within current assets on the consolidated balance sheets.

        Available-for-sale securities are recorded at fair value each reporting period. Unrealized gains and losses on these short-term investments are reported as a separate component of accumulated other comprehensive loss on the consolidated balance sheets until realized. We periodically evaluate our short-term investments to assess whether those with unrealized loss positions are other than temporarily impaired. We consider various factors in determining whether to recognize an impairment charge. Realized gains and losses are determined based on the specific identification method and are reported in interest income in the consolidated statements of operations. If we determine that the decline in an investment's fair value is other-than-temporary, the difference is recognized as an impairment loss in the consolidated statements of operations. As of January 31, 2017 and July 31, 2017 (unaudited), we have not recorded any other-than-temporary-impairment in our consolidated statements of operations.

Restricted Cash

        We pledged $0.1 million, $0.1 million and $0.5 million of collateral for our available credit on corporate credit cards as of January 31, 2016 and 2017 and July 31, 2017 (unaudited), respectively. Restricted cash balances are included in other assets on the consolidated balance sheets.

Fair Value of Financial Instruments

        Our financial instruments consists of cash equivalents, other short-term investments, accounts receivable, accounts payable, accrued liabilities and the redeemable convertible preferred stock warrant liability. Cash equivalents are stated at amortized cost, which approximates fair value at the balance

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

sheet dates, due to the short period of time to maturity. Short-term investments are recorded at fair value. Accounts receivable, accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The redeemable convertible preferred stock warrant liability is carried at fair value.

        Assets and liabilities recorded at fair value on a recurring basis in the balance sheets consisting of cash equivalents, short-term investments and the redeemable convertible preferred stock warrant liability are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1	Observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.
Level 2
Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        Our financial instruments that are carried at fair value consist of Level 1 assets and Level 3 liabilities. Level 1 assets include highly liquid money market funds classified as cash equivalents vs. government treasury securities classified as short-term investments. Level 3 liabilities consist of the redeemable convertible preferred stock warrant liability.

Concentration of Credit Risk

        Financial instruments that potentially subject us to concentrations of credit risk are primarily cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. The primary focus of our investment strategy is to preserve capital and meet liquidity requirements. We maintain our cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. We invest our excess cash in highly rated money market funds in U.S. government trading securities. We extend credit to customers in the normal course of business. We perform credit analysis and monitor the financials of our customers to reduce credit risk. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We record an allowance for doubtful accounts relating to certain trade accounts receivable. The allowance is based on various factors, including the review of credit profiles of our customers, contractual terms and conditions, current economic trends and historical customer payment experience.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

        As of and for the fiscal years ended January 31, 2016 and 2017 and as of July 31, 2017 and for the six months ended July 31, 2017 (unaudited), no customer represented 10% or more of net accounts receivable or revenue.

Allowance for Doubtful Accounts

        We perform initial and ongoing evaluations of our customers' financial position, and generally extend credit without collateral. We determine the need for an allowance for doubtful accounts based upon various factors, including past collection experience, credit quality of the customer, age of the receivable balance, and current economic conditions, as well as specific circumstances arising with individual customers. Trade receivables are written off against the allowance when management determines a balance is uncollectible and we no longer actively pursues collection of the receivable.

        Activity within the allowance for doubtful accounts was as follows (in thousands):

Allowance for Doubtful Accounts
Balance at January 31, 2015	$331
Bad debt expense	348
Charged against deferred revenue	222
Write-offs	(232)

Balance at January 31, 2016	669
Bad debt expense	266
Charged against deferred revenue	355
Write-offs	(332)

Balance at January 31, 2017	958
Bad debt expense (unaudited)	163
Charged against deferred revenue (unaudited)	325
Write-offs (unaudited)	(279)

Balance at July 31, 2017 (unaudited)	$1,167

Capitalized Software Costs

        Software development costs for software to be sold, leased, or otherwise marketed are expensed as incurred until the establishment of technological feasibility, at which time those costs are capitalized until the product is available for general release to customers and amortized over the estimated life of the product. Technological feasibility is established upon the completion of a working prototype that has been certified as having no critical bugs and is a release candidate. To date, costs and time incurred between the establishment of technological feasibility and product release have not been material, resulting in software development costs qualifying for capitalization being immaterial. As a result, all software development costs have been recorded in research and development expense in the consolidated statements of operations.

        Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no substantive plans to market such software at the time of development, or costs

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

related to development of web-based product are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. We did not capitalize any costs related to computer software developed for internal use or web-based product in the years ended January 31, 2016 and 2017 and the six months ended July 31, 2017 (unaudited).

Deferred Offering Costs

        We capitalize qualified legal, accounting and other direct costs related to our efforts to raise capital through a sale of our common stock in our potential IPO. Deferred offering costs are included in other assets on the consolidated balance sheets and will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If we terminate plans for an IPO or significantly delay a potential IPO, any deferred costs will be expensed at that time. As of January 31, 2016 and 2017, we had no deferred offering costs that were capitalized. As of July 31, 2017 (unaudited), $2.8 million deferred offering costs were capitalized. During the six months ended July 31, 2017 (unaudited), $1.2 million of the deferred offering costs were paid.

Property and Equipment

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method and the following estimated useful lives:

Property and Equipment	Estimated Useful Life
Computer and office equipment	2 - 3 years
Purchased software	2 - 3 years
Servers	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or useful life

        Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, is removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations. There was no material gain or loss incurred as a result of retirement or sale in the periods presented. Repair and maintenance costs are expensed as incurred.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

        We evaluate the recoverability of property and equipment and amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition, we test goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. These tests are based on our single operating segment and reporting unit structure. No

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

indications of impairment of goodwill were noted during the years ended January 31, 2016 and 2017 and the six months ended July 31, 2017 (unaudited).

        Acquired amortizable intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. The estimated remaining useful lives for intangible assets range from 2.8 to 3.2 years as of January 31, 2017 and 2.3 to 2.7 years as of July 31, 2017 (unaudited).

        In addition to the recoverability assessment, we periodically review the remaining estimated useful lives of property and equipment and amortizable intangible assets. If the estimated useful life assumption for any asset is changed, the remaining unamortized balance would be depreciated or amortized over the revised estimated useful life, on a prospective basis.

Deferred Rent

        Rent expense is recognized on a straight-line basis over the non-cancelable term of the operating lease. We record the difference between cash rent payments and recognized rent expense as a deferred rent liability included in accrued liabilities and other liabilities on the consolidated balance sheets. Incentives granted under our facility leases, including allowances to fund leasehold improvements, are deferred and are recognized as adjustments to rental expense on a straight-line basis over the term of the lease.

Revenue Recognition

        We derive our revenue from two sources: (1) sales of subscriptions, including term license and technical support arrangements and consumption-based hosted as-a-service offerings; and (2) services revenue comprised of consulting and training arrangements. We consider revenue realizable and earned when all of the following criteria are satisfied:

  •
  there is persuasive evidence of an arrangement;

  •
  delivery has occurred;

  •
  the collection of the fees is probable; and

  •
  fees for consideration are fixed or determinable.

        Our subscription service arrangements generally are non-cancelable and do not contain refund-type provisions.

        We recognize subscription revenue ratably over the contract term, provided that all other revenue recognition criteria have been met. We provide our support services pursuant to these subscription arrangements, which are primarily on an annual basis and involve technical support and access to new software versions on a when-and-if available basis. In addition, revenue related to hosted as-a-service solutions are recognized on a usage-basis, as consideration for these arrangements are contingent upon the frequency that the licensee uses the product or on the size and speed of the required infrastructure of the hosted deployment. We recognize revenue from services agreements on a percent complete basis if sold on a stand-alone basis and over the contractual subscription period if sold as a bundled element along with our subscriptions. When services commence later than the start date of the subscription, as long as all other revenue recognition criteria have been met, we record a cumulative catch up of

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

revenue that would have been recognized over the period from the beginning of the subscription term until the commencement of services.

  Subscription Revenue

        Our subscription revenue is primarily comprised of time-based software licenses sold in conjunction with post-contract customer support, or PCS. We typically bill subscription revenue annually in advance. As our subscription offerings include a software license and PCS for which we have not established Vendor Specific Objective Evidence, or VSOE, the entire fee is recognized ratably over the term of the PCS. See "—Multiple-Element Arrangements" section below. In certain circumstances, we make software available to our customers online under hosting arrangements. The online services are currently comprised of an automated database backup storage tool, a database management automation tool and a database as-a-service tool wherein the customer can purchase storage, security and monitoring capabilities. Generally, revenue related to hosted as-a-service solutions are recognized on a usage-basis, as consideration for these arrangements are contingent upon the frequency that the licensee uses the product or on the size and speed of the required infrastructure of the hosted deployment.

  Services Revenue

        Our services contracts are provisioned on either a time-and-materials basis, fixed-fee basis or subscription basis. Revenue is recognized on a proportional performance basis as the services are delivered for standalone time and materials contracts and for standalone fixed price contracts. As arrangements in which services are sold with subscription offerings are in essence multiple-element arrangements, all revenue in the arrangement is recognized ratably over the term of the undelivered elements assuming all other revenue recognition criteria have been met. See "—Multiple-Element Arrangements" section below.

  Multiple-Element Arrangements

        Guidance for multiple-element arrangements, or MEA's, dictate that contract fees be allocated across each element in an MEA based on VSOE of fair value. In cases where MEA software arrangements include both delivered and undelivered elements and VSOE of fair value exists for all undelivered elements, we may utilize the residual method for allocating fair value. Essentially, revenue recognition occurs immediately for the delivered elements and commence for the undelivered element(s), assuming all other revenue recognition criteria have been met.

        In the event an MEA includes both delivered and undelivered elements, and we have not established VSOE for the undelivered elements, all revenue from the arrangement shall be deferred until the earlier of the point at which VSOE is established or all elements have been delivered. As an exception to this guidance, in the event VSOE is not established for the undelivered elements and the only undelivered element is either PCS or services that do not involve significant production, modification or customization of software, the entire fee is recognized ratably over the term of the undelivered elements assuming all other revenue recognition criteria have been met and services are generally provided at the beginning or over the course of the arrangement.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

Cost of Revenue

        Cost of revenue consists primarily of costs related to providing our subscription and hosting services to our paying customers, including personnel costs, including salaries, bonuses and benefits, and stock-based compensation and related expenses for datacenter operations, customer support and services personnel, as well as depreciation of servers and equipment.

Deferred Commissions and Commissions Expense

        Deferred commissions are the incremental costs that are directly associated with non-cancelable subscription contracts with customers and consist of sales commissions paid to our direct sales force. The commissions are deferred and amortized over the non-cancelable terms of the related customer contracts. Sales commissions are generally paid up front and one month in arrears, however, payment timing is based on contractual terms of the underlying subscription contract and is subject to an evaluation of customer credit-worthiness. The deferred commission amounts are recoverable through the future revenue streams under the non-cancelable customer contracts. We capitalized commission costs of $8.0 million, $14.2 million, $4.7 million and $5.0 million for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), respectively. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations. As of January 31, 2017 and July 31, 2017 (unaudited), we recorded short-term deferred commissions of $7.5 million and $8.4 million, respectively, and long-term deferred commissions of $5.6 million and $5.0 million, respectively, in other long-term assets on the consolidated balance sheets.

Research and Development

        Research and development costs are expensed as incurred and consists primarily of personnel costs, including salaries, bonuses and benefits, and stock-based compensation. It also includes amortization associated with intangible acquired assets and allocated overhead.

Advertising

        Advertising costs are charged to operations as incurred or the first time the advertising takes place, based on the nature of the advertising, and include direct marketing, events, public relations, sales collateral materials and partner programs. Advertising costs were $1.2 million, $2.4 million, $0.8 million and $1.6 million for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), respectively. Advertising costs are recorded in sales and marketing expenses in the consolidated statement of operations.

Redeemable Convertible Preferred Stock Warrant

        Our redeemable convertible preferred stock warrants require liability classification and accounting as the underlying convertible preferred stock is contingently redeemable as discussed in Note 6. At initial recognition, the warrants are recorded at their estimated fair value. The warrants are subject to remeasurement at each balance sheet date, with changes in fair value recognized as a component of other income (expense), net. We will continue to adjust the warrant liability for changes in fair value until the earlier of the expiration or exercise of the warrants.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

Common Stock Warrant

        Common stock warrants are measured at their estimated fair value upon issuance using the Black-Scholes pricing model and recorded in additional paid-in capital on the consolidated balance sheets. Our common stock warrants are equity classified and no subsequent remeasurement is required.

Stock-Based Compensation

        Compensation expense related to stock options granted to employees is calculated based on the fair value of stock-based awards on the date of grant. We determine the grant date fair value of the awards using the Black-Scholes option-pricing model. The related stock-based compensation expense is recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the stock-based award, which is generally four years.

        For stock-based awards issued to non-employees, including consultants, we record expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. We believe that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

        Our stock price volatility and expected option life involve management's best estimates, both of which impact the fair value of the option calculated under the Black-Scholes option pricing model and, ultimately, the expense that will be recognized over the life of the option. During the year ended January 31, 2017, we adopted Accounting Standards Update, or ASU, 2016-09 allowing the recognition of forfeitures as they occur. See "Recently Adopted Accounting Pronouncements" for the impact of the adoption.

Net Loss Per Share

        We calculate basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. We consider all series of redeemable convertible preferred stock to be participating securities as the holders are entitled to receive non-cumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of redeemable convertible preferred stock do not have a contractual obligation to share in losses.

        Under the two-class method, basic net loss per share attributable to common stockholders is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options to purchase common stock, early exercised stock options, and warrants to purchase redeemable convertible preferred stock and common stock are considered common shares equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive. We did not present dilutive net loss per share on an if-converted basis because the impact was not dilutive.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

Segment Information

        We operate as one operating segment as we only report financial information on an aggregate and consolidated basis to our Chief Executive Officer, who is our chief operating decision maker.

Income Taxes

        We follow the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance has been established for the full amount of the net deferred tax assets as we have determined that the future realization of the tax benefit is not more likely than not.

        We recognize the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that is more likely than not of being realized upon ultimate settlement. We recognize interest and penalties on amounts due to taxing authorities as a component of other income and expense.

Recently Adopted Accounting Pronouncements

        Stock-Based Compensation.    Starting February 1, 2016, we elected to early adopt ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting, which would among other items, provide an accounting policy election to account for forfeitures as they occur, rather than to account for them based on an estimate of expected forfeitures and modifies financial statement presentation of excess tax benefits or deficiencies. We elected to account for forfeitures as they occur and therefore, stock-based compensation expense for the year ended January 31, 2017 has been calculated based on actual forfeitures in the consolidated statements of operations. The cumulative effect of this change increased the accumulated deficit and decreased additional paid-in capital as of February 1, 2016 by $1.5 million. Stock-based compensation expense for the year ended January 31, 2016 was recorded net of estimated forfeitures, which was based on historical forfeitures. In addition, the effect on our historical financial statements is limited to an immaterial cumulative-effect adjustment for previously unrecognized excess tax benefits as a deferred tax asset with an offset to opening accumulated deficit which was fully offset by a valuation allowance.

        Consolidated Statements of Cash Flows.    Starting February 1, 2016, we elected to early adopt ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU No. 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments for debt prepayment or extinguishment costs, the maturing of a zero coupon bond, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, distributions from certain equity method investees and beneficial interests obtained in a financial asset securitization. ASU No. 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. We adopted ASU No. 2016-15 and ASU No. 2016-18

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

using the retrospective transition method and adjusted the consolidated statements of cash flows in all comparative periods presented.

New Accounting Pronouncements Not Yet Adopted

        Stock-Based Compensation.    In May 2017, the Financial Accounting Standards Board, or FASB, issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). The amendments in the update provide guidance on types of changes to the terms or conditions of share-based payment awards would be required to apply modification accounting under ASC 718. The new guidance becomes effective for us for the fiscal year ending January 31, 2018, though early adoption is permitted. We are currently evaluating whether this standard will have a material impact on our consolidated financial statements.

        Goodwill Impairment.    In January 2017, the FASB issued ASU 2017-04—Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new standard will simplify the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The new guidance becomes effective for us for the fiscal year ending January 31, 2022, though early adoption is permitted. We do not expect the adoption of the new accounting standard to have a material impact on the consolidated financial statements.

        Leases.    In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. ASU 2016-02 will be effective for us beginning in our first quarter of 2021, and early adoption is permitted. We are currently evaluating adoption methods and whether this standard will have a material impact on our consolidated financial statements.

        Revenue Recognition.    In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU 2014-09 will be effective for us at the earlier of losing the emerging growth company status or in our annual results for our fiscal year ending on January 31, 2020, though early adoption is permitted.

        Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, which clarifies narrow aspects of ASC 606 or corrects unintended application of the guidance. We must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12, and ASU 2016-20 with ASU 2014-09 (collectively, the "new revenue standards").

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

1. Description of Operations and Summary of Significant Accounting Policies (Continued)

        We plan to adopt the new revenue standards using the full retrospective transition method when it becomes effective for us, which is at the earlier of losing the emerging growth company status or in our annual results for our fiscal year ending on January 31, 2020. While we are continuing to assess the potential impacts of the new revenue standards, we currently expect unearned subscription revenue will decline significantly upon adoption. Currently, as our subscription offerings include a software term license and PCS for which we have not established VSOE, the entire subscription fee is recognized ratably over the term of the contract. However, under the new revenue standards we would generally expect that substantially all software term license revenue related to the sale of our licenses will be recognized upon delivery. We are continuing to evaluate the effect that the new revenue standards will have on our consolidated financial statements and related disclosures, and preliminary assessments are subject to change.

2. Fair Value Measurements

        The following tables present information about our financial assets and liabilities that have been measured at fair value on a recurring basis as of January 31, 2016 and 2017 and July 31, 2017 (unaudited), and indicates the fair value hierarchy of the valuation inputs utilized to determine such fair value (in thousands):

	Fair Value Measurement at January 31, 2016
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents:
Money market funds	$18,043	$—	$—	$18,043
Short-term investments:
U.S. government treasury securities	79,954	—	—	79,954

Total financial assets	$97,997	$—	$—	$97,997

Financial Liability:
Redeemable convertible preferred stock warrant liability	$—	$—	$1,310	$1,310

Total financial liability	$—	$—	$1,310	$1,310

	Fair Value Measurement at January 31, 2017
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents:
Money market funds	$35,104	$—	$—	$35,104
U.S. government treasury securities	20,000			20,000
Short-term investments:
U.S. government treasury securities	47,195	—	—	47,195

Total financial assets	$102,299	$—	$—	$102,299

Financial Liability:
Redeemable convertible preferred stock warrant liability	$—	$—	$1,272	$1,272

Total financial liability	$—	$—	$1,272	$1,272

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Fair Value Measurements (Continued)

	Fair Value Measurement at July 31, 2017
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Financial Assets:
Cash and cash equivalents:
Money market funds	$28,167	$—	$—	$28,167
Short-term investments:
U.S. government treasury securities	51,682	—	—	51,682

Total financial assets	$79,849	$—	$—	$79,849

Financial Liability:
Redeemable convertible preferred stock warrant liability	$—	$—	$1	$1

Total financial liability	$—	$—	$1	$1

        We utilized the market approach and Level 1 valuation inputs to value our money market mutual funds and U.S. government treasury securities because published net asset values were readily available. As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), gross unrealized gains and unrealized losses for cash equivalent for short-term investments were not material, and the contractual maturity of all marketable securities was less than one year.

        We estimate the fair value of our redeemable convertible preferred stock warrant liability using the Black-Scholes pricing model. The significant unobservable inputs used in the fair value measurement of the redeemable convertible preferred stock warrant liability are the fair value of the underlying stock at the valuation date and the estimated term of the warrant. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement, as recognized in other income (expense), net in the consolidated statements of operations. Our redeemable convertible preferred stock warrants are categorized as Level 3 because they were valued based on unobservable inputs and management's judgment due to the absence of quoted mark prices, inherent lack of liquidity and the long-term nature of such financial instruments.

        The following table presents a reconciliation of the redeemable convertible preferred stock warrant liability measured at fair value using significant unobservable inputs (in thousands):

	January 31,
			July 31, 2017
	2016	2017
			(Unaudited)
Fair value, beginning balance	$1,211	$1,310	$1,272
Issuance of redeemable convertible preferred stock warrants	151	—	—
Conversion of redeemable convertible preferred stock warrant liability into redeemable convertible preferred stock	—	—	(1,170)
Change in fair value of redeemable convertible preferred stock warrant liability	(52)	(38)	(101)

Fair value, ending balance	$1,310	$1,272	$1

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Property and Equipment, Net

        Property and equipment, net consists of the following (in thousands):

	January 31,
			July 31, 2017
	2016	2017
			(Unaudited)
Servers	$4,158	$4,175	$4,279
Furniture and fixtures	1,716	2,014	2,214
Computer and office equipment	414	309	323
Purchased software	791	702	959
Leasehold improvements	6,071	7,235	8,373
Construction in process	71	171	8

Total property and equipment	13,221	14,606	16,156
Less: accumulated depreciation and amortization	(7,190)	(9,729)	(11,056)

Property and equipment, net	$6,031	$4,877	$5,100

        Depreciation and amortization expense related to property and equipment was $3.2 million, $2.9 million, $1.4 million and $1.4 million for the year ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), respectively.

4. Acquired Intangible Assets, Net

        The gross carrying amount and accumulated amortization of our intangible assets are as follows (in thousands):

	January 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Developed technology	$4,300	$(1,003)	$3,297
Domain name	155	(58)	97

Total	$4,455	$(1,061)	$3,394

	January 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Developed technology	$4,300	$(1,863)	$2,437
Domain name	155	(81)	74

Total	$4,455	$(1,944)	$2,511

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Acquired Intangible Assets, Net (Continued)

	July 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(Unaudited)
Developed technology	$4,300	$(2,293)	$2,007
Domain name	155	(93)	62

Total	$4,455	$(2,386)	$2,069

        Acquired intangible assets are amortized on a straight-line basis. As of July 31, 2017 (unaudited), the weighted-average remaining useful lives of identifiable, acquisition-related intangible assets was 2.3 years for developed technology and 2.7 years for domain name. Amortization expense of intangible assets for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited) was $0.9 million, $0.9 million, $0.4 million and $0.4 million, respectively.

        As of January 31, 2017, future amortization expense related to the intangible assets is as follows (in thousands):

Years Ending January 31,
2018	$883
2019	883
2020	741
2021	4

Total	$2,511

        As of July 31, 2017 (unaudited), future amortization expense related to the intangible assets is as follows (in thousands):

Years Ending January 31,
Remainder of 2018	$441
2019	883
2020	741
2021	4

Total	$2,069

5. Commitments and Contingencies

Operating Leases

        We have entered into non-cancellable operating leases, primarily related to rental of office space expiring through 2027. We recognize operating lease costs on a straight-line basis over the term of the agreement, taking into account adjustments for market provisions such as free or escalating base monthly rental payments or deferred payment terms such as rent holidays that defer the commencement date of the required payments. We may receive renewal or expansion options, leasehold improvement allowances or other incentives on certain lease agreements. Total rent expense related to operating leases for the years ended January 31, 2016 and 2017 and the six months ended

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Commitments and Contingencies (Continued)

July 31, 2016 and 2017 (unaudited) was $5.3 million, $7.0 million, $3.1 million and $4.2 million, respectively.

        In August 2016, we amended an existing irrevocable, standby letter of credit with Silicon Valley Bank for $0.5 million to serve as a security deposit for our lease in New York. The amendment reduced the letter of credit from $1.1 million to $0.5 million. In January 2017, we entered into an irrevocable, standby letter of credit with Silicon Valley Bank for $0.4 million to serve as a security deposit for our lease in Texas. These letters of credit mature at various dates, but do not extend beyond the corresponding lease agreements for which such letter of credit has been obtained.

Other Obligations

        We have entered into certain other non-cancellable agreements primarily for subscription and marketing services.

        Future minimum lease payments under noncancelable operating leases and other non-cancellable agreements as of January 31, 2017 were as follows (in thousands):

Year Ending January 31,	Operating Leases	Other Obligations
2018	$8,361	$3,578
2019	7,204	350
2020	2,430	—
2021	2,363	—
2022	1,075	—
Thereafter	4,377	—

Total minimum payments	$25,810	$3,928

        Future minimum lease payments under noncancelable operating leases and other non-cancellable agreements as of July 31, 2017 (unaudited), were as follows (in thousands):

Year Ending January 31,	Operating Leases	Other Obligations
Remainder of 2018	$4,598	$2,543
2019	7,539	642
2020	2,478	—
2021	2,411	—
2022	1,123	—
Thereafter	4,613	—

Total minimum payments	$22,762	$3,185

Legal Matters

        From time to time, we have become involved in claims and other legal matters arising in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Commitments and Contingencies (Continued)

unpredictable, we are currently not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows, individually or in the aggregate.

        We record an accrual for legal and other contingencies when losses are probable and estimable. From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, labor and employment claims, and threatened claims, breach of contract claims, and other matters.

        Although the results of litigation and claims are inherently unpredictable, we believe that there was not at least a reasonable possibility that we had incurred a material loss with respect to such loss contingencies, as of January 31, 2016 and 2017 and July 31, 2017 (unaudited), therefore, we have not recorded an accrual for any contingencies.

Indemnification

        We enter into indemnification provisions under our agreements with other companies in the ordinary course of business, including business partners, contractors and parties performing its research and development. Pursuant to these arrangements, we agree to indemnify, hold harmless, and reimburse the indemnified party for certain losses suffered or incurred by the indemnified party as a result of our activities. The terms of these indemnification agreements are generally perpetual. The maximum potential amount of future payments we could be required to make under these agreements is not determinable. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the fair value of these agreements is not material. We maintain commercial general liability insurance and product liability insurance to offset certain of our potential liabilities under these indemnification provisions.

        We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

6. Redeemable Convertible Preferred Stock

        Redeemable convertible preferred stock is issuable in one or more series, each with such designations, rights, qualifications, limitations, and restrictions as set forth in our certificate of incorporation. In January 2017, we issued 2,092,785 shares of Series F redeemable convertible preferred stock to an existing investor at a price of $16.724127 per share for a total gross consideration of $35.0 million.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Redeemable Convertible Preferred Stock (Continued)

        Redeemable convertible preferred stock as of January 31, 2016 and 2017 and July 31, 2017 (unaudited) consists of the following (in thousands, except share data):

	January 31, 2016
Redeemable Convertible Preferred Stock:	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Carrying Amount
Series A	3,311,258	3,311,258	$1,500	$1,451
Series B	7,131,860	7,131,860	3,520	3,360
Series C	6,041,034	6,041,034	6,522	6,445
Series D	4,706,017	4,706,017	20,000	19,936
Series E	4,158,051	4,112,750	49,455	49,312
Series F	14,989,719	13,752,578	230,000	229,811

Total redeemable convertible preferred stock	40,337,939	39,055,497	$310,997	$310,315

	January 31, 2017
Redeemable Convertible Preferred Stock:	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Carrying Amount
Series A	3,311,258	3,311,258	$1,500	$1,451
Series B	7,131,860	7,131,860	3,520	3,360
Series C	6,041,034	6,041,034	6,522	6,445
Series D	4,706,017	4,706,017	20,000	19,936
Series E	4,158,051	4,112,750	49,455	49,312
Series F	15,886,621	15,845,363	265,000	264,753

Total redeemable convertible preferred stock	41,234,841	41,148,282	$345,997	$345,257

	July 31, 2017
Redeemable Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Carrying Amount
	(Unaudited)
Series A	3,311,258	3,311,258	$1,500	$1,451
Series B	7,131,860	7,131,860	3,520	3,360
Series C	6,041,034	6,041,034	6,522	6,445
Series D	4,706,017	4,706,017	20,000	19,936
Series E	4,158,051	4,155,972	49,975	49,830
Series F	15,886,621	15,886,621	265,690	265,406

Total redeemable convertible preferred stock	41,234,841	41,232,762	$347,207	$346,428

        The terms of our redeemable convertible preferred stock are summarized below:

Conversion

        Each share of redeemable convertible preferred stock is convertible at the option of the holder into such number of Class B common stock as is determined by dividing the original issue price of the

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Redeemable Convertible Preferred Stock (Continued)

applicable series of redeemable convertible preferred stock by the conversion price for the applicable series of redeemable convertible preferred stock in effect at the time of the conversion. The conversion price and the original purchase price for each series of redeemable convertible preferred stock is subject to adjustment for certain events, including subdivisions, dividends, stock splits or combinations of common stock, reclassifications, exchange and substitution or for dilutive issuances. All shares of redeemable convertible preferred stock will be automatically converted to Class B common stock at the then-effective conversion rate following the approval, (a) by affirmative vote, written consent, or agreement, of the holders of at least 50% of the outstanding redeemable convertible preferred stock (including at least 50% of the outstanding Series F redeemable convertible preferred stock unless the conversion is in connection with the consummation of a redeemable convertible preferred stock financing at a price per share less than the Series F redeemable convertible preferred stock conversion price) or (b) upon closing of the sale of our Class A common stock to the public, in a firm-commitment underwritten public offering listed on the NASDAQ Stock Market or the New York Stock Exchange, pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40.0 million in gross proceeds to us, constituting a qualifying IPO. As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), the Series A, B, C, D and E redeemable convertible preferred stock are convertible into shares of Class B common stock at 1:0.75, and the Series F redeemable convertible preferred stock is convertible into shares of Class B common stock at 1:0.5.

        Adjustment of Conversion Price for Qualifying Dilutive Issuances.    In the event we issue additional shares of Class B common stock after the original issue date without consideration or for a consideration per share less than the redeemable convertible preferred stock conversion price in effect immediately prior to such issuance, the conversion price will be reduced to a price equal to such conversion price multiplied by the following fraction:

  •
  the numerator of which is equal to the sum of (i) the number of shares of Class B common stock outstanding immediately prior to such issuance; and (ii) the number of shares of Class B common stock that would have been issued if such additional shares of Class B common stock had been issued at a price per share equal to the conversion price in effect immediately prior to such issuance; and

  •
  the denominator of which is equal to the number of shares of Class B common stock outstanding immediately prior to such issuance plus the number of additional shares of Class B common stock so issued.

Liquidation Preference

        Upon liquidation, dissolution, winding up of the Company, or a change in control, each a deemed liquidation event, either voluntarily or involuntarily, the holders of redeemable convertible preferred stock will receive an amount per share equal to the greater of: (i) the original issue price plus any dividends declared but unpaid thereon; or (ii) such amount per share as would have been payable had all series of redeemable convertible preferred stock been converted into Class B common stock, on a pari passu basis, and prior and in preference to any payment or distribution to holders of common stock. The original issue price for the Series A, B, C, D, E, F redeemable convertible preferred stock is $0.453, $0.493537, $1.079573108, $4.2498787, $12.024864, and $16.724127 per share, respectively. If assets remain available for distribution after the distribution of all preferential amounts to holders of

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Redeemable Convertible Preferred Stock (Continued)

redeemable convertible preferred stockholders, the remaining assets will be distributed on an equal priority to the holders of Class A and Class B common stock on a pro rata basis.

Voting

        The holders of the redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of Class B common stock into which its respective shares of redeemable convertible preferred stock is convertible on the record date for the vote. The holders of Series E redeemable convertible preferred stock are entitled to elect one non-voting director. The holders of Series A, Series B and Series D redeemable convertible preferred stock, each voting as a separate class, are each entitled to elect one director. The holders of common stock, voting as a separate class, are entitled to elect four directors. The holders of redeemable convertible preferred stock and common stock, voting together as a single class on an as-if-converted basis, are entitled to elect the remaining directors.

Dividends

        Holders of redeemable convertible preferred stock are entitled to receive noncumulative dividends at the rate of 8% of their applicable original issue price per share (as adjusted for any stock dividends, combinations, recapitalizations, or stock splits), on a pari passu basis when, as, and if, declared by our Board of Directors. No dividends will be paid to holders of common stock at a rate greater than that paid to the holders of redeemable convertible preferred stock. After payment in full of such amounts as set forth above, any additional dividends declared will be distributed among all holders of redeemable convertible preferred stock and common stock on an as-if-converted basis. No dividends have been declared by our Board of Directors for any of the periods presented.

Redemption

        Our redeemable convertible preferred stock does not contain any date-certain redemption features. Shares of redeemable convertible preferred stock are redeemable at a price equal to their applicable original issue price, plus all declared but unpaid dividends thereon, in three annual installments commencing not more than 60 days after receipt of written notice from holders of at least 50% of the then-outstanding shares of redeemable convertible preferred stock on or after October 2, 2018.

        We classify our redeemable convertible preferred stock outside of stockholders' deficit since the redemption of the redeemable convertible preferred stock, including the occurrence of deemed liquidation event, is not solely within our control. The carrying values of the redeemable convertible preferred stock were not adjusted to its redemption amount or liquidation values since the redemption or deemed liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate redemption amount or liquidation values will be made only if and when it becomes probable that such an event will occur.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Stockholders' Equity

Class A and Class B Common Stock

        We have two classes of common stock, Class A and Class B. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share. Shares of Class B common stock may be converted to Class A common stock at any time at the option of the stockholder. Shares of Class B common stock automatically convert to Class A common stock following the closing of the IPO upon the following: (i) sale or transfer of such share of Class B common stock, subject to specified permitted transfers; (ii) the death of the Class B common stockholder (or nine months after the date of death if the stockholder is one of the founders); and (iii) on the final conversion date, defined as the earlier of (a) the first trading day on or after the date on which the outstanding shares of Class B common stock represent less than 10% of the then-outstanding Class A and Class B common stock; or (b) the date specified by vote of our Board of Directors and the holders of a majority of the outstanding shares of Class B common stock and redeemable convertible preferred stock, voting together as a single class on an as-converted basis.

        Class A and Class B common stock are referred to as common stock throughout the notes to the consolidated financial statements, unless otherwise noted.

Common Stock Reserved for Issuance

        Class A and Class B common stock has been reserved, on an as-if-converted basis, for future issuance as follows:

	January 31, 2016
	Class A	Class B
Conversion of outstanding redeemable convertible preferred stock	—	25,853,450
Warrants to purchase redeemable convertible preferred stock	—	54,604
Warrants to purchase common stock	—	122,043
Outstanding stock options to purchase common stock	—	9,322,281
Options available for future issuance	—	974,433

Total	—	36,326,811

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Stockholders' Equity (Continued)

	January 31, 2017
	Class A	Class B
Conversion of outstanding redeemable convertible preferred stock	—	26,899,842
Warrants to purchase redeemable convertible preferred stock	—	54,604
Warrants to purchase common stock	—	122,043
Outstanding stock options to purchase common stock	345,000	10,745,597
Options available for future issuance	678,260	—

Total	1,023,260	37,822,086

	July 31, 2017
	Class A	Class B
	(Unaudited)
Conversion of outstanding redeemable convertible preferred stock	—	26,952,887
Warrants to purchase redeemable convertible preferred stock	—	1,559
Warrants to purchase common stock	—	122,043
Outstanding stock options to purchase common stock	2,918,476	9,514,220
Restricted stock units	25,000	—
Options available for future issuance	1,389,364	—

Total	4,332,840	36,590,709

8. Warrants

Redeemable Convertible Preferred Stock Warrants

        In June 2012 and July 2013, in connection with a software development contract with a customer, we issued warrants to purchase Series E and Series F redeemable convertible preferred stock at an exercise price of $0.01 per share. The number of shares of redeemable convertible preferred stock available for purchase under the warrant is determined based on a pro rata portion of installation payments received from the customer. The warrants expire at the earlier of (i) June 29, 2017 for Series E warrants and July 31, 2018 for Series F warrants; and (ii) the consummation of an acceleration event, including sale of all or substantially all of our assets, change in control, closing of a firm-commitment underwritten public offering, and completion of a liquidation event. During the year ended January 31, 2016, we issued 9,148 shares of Series F warrants under the arrangement and determined the fair value on issuance date to be $151,000. These warrants were recognized as a reduction of deferred revenue with a corresponding increase in redeemable convertible preferred stock warrant liability. The fair value was estimated using the Black-Scholes pricing model based on the following assumptions: expected term of 2.75 years, risk-free interest rate of 0.98%, expected volatility of 39.0% and expected dividend yield of 0%. As of January 31, 2016 and 2017 (unaudited), 43,222 shares of Series E redeemable convertible preferred stock warrants and 41,258 shares of Series F redeemable convertible preferred stock warrants were outstanding. No additional warrant shares are

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Warrants (Continued)

issuable under the arrangement. During the six months ended July 31, 2017 (unaudited), warrants to purchase 43,222 shares of Series E redeemable convertible preferred stock and 41,258 shares of Series F redeemable convertible preferred stock were exercised. Upon the exercise of these warrants, the aggregate fair value of the Series E and Series F redeemable convertible preferred stock warrant liabilities were remeasured to be $1.2 million on the exercise date and were reclassified to redeemable convertible preferred stock.

        In November 2012, in connection with a service contract with another customer, we issued a warrant to purchase 2,079 shares of Series E redeemable convertible preferred stock at an exercise price of $12.025 per share. The warrant expires at the earlier of (i) November 5, 2017; (ii) the date of closing of the issuance and sale of shares of common stock in an initial public offering; (iii) change in control; and (iv) sale of all or substantially all of our assets. As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), all of these warrants were still outstanding.

        The redeemable convertible preferred stock warrants are classified as a liability on the consolidated balance sheet. At each reporting date, we remeasure the redeemable convertible preferred stock warrant liabilities to their fair value and changes in fair value of warrant liability are recorded in other income (expense), net in the consolidated statements of operations. As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), we estimated the fair value of the redeemable convertible preferred stock warrants using the Black-Scholes option-pricing model with the following assumptions:

	January 31,
			July 31, 2017
	2016	2017
			(Unaudited)
Series E Redeemable Convertible Preferred Stock Warrants
Expected term (in years)	1.41 - 1.76	0.41 - 0.76	0.27
Expected volatility	37% - 38%	32% - 33%	27%
Risk-free interest rate	0.6% - 0.7%	0.6% - 0.7%	1.06%
Dividend rate	0%	0%	0%
Series F Redeemable Convertible Preferred Stock Warrants
Expected term (in years)	2.5	1.5	—
Expected volatility	38%	41%	—
Risk-free interest rate	0.9%	1.0%	—
Dividend rate	0%	0%	—

Common Stock Warrants

        In April 2013, in connection with a lease agreement and a loan agreement with the same financial institution, we issued immediately exercisable and fully vested warrants to purchase an aggregate of 116,258 shares of Class B common stock at an exercise price of $5.72 per share. These warrants expire at the later of (i) April 29, 2020; or (ii) five years from the effective date of an initial public offering closed prior to April 29, 2020.

        In April 2013, in connection with a loan agreement with another financial institution, we issued immediately exercisable and fully vested warrants to purchase 5,785 shares of Class B common stock at an exercise price of $5.72 per share. These warrants expire at the earlier of (i) April 29, 2023; and (ii) a change in control event including sale of all or substantially all of our assets, merge or

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Warrants (Continued)

consolidation of the Company in which the stockholders immediately prior to such merger own less than a majority of the outstanding voting power of the successor entity, and sale or transfer of shares representing at least a majority of our then-outstanding combined voting power.

        Warrants to purchase Class B common stock are accounted for as equity instruments. We estimated the aggregate fair value of the common stock warrants on issuance date to be $0.3 million, which was recorded in additional paid-in capital on the consolidated balance sheets. No common stock warrants were granted or exercised during the years ended January 31, 2016 and 2017 and the six months ended July 31, 2017 (unaudited).

9. Equity Incentive Plans

2008 and 2016 Stock Plan

        In 2008 and 2016, we adopted the 2008 Stock Incentive Plan as amended, or the 2008 Plan, and the 2016 Equity Incentive Plan, or the 2016 Plan, for the purpose of granting stock-based awards to employees, directors, and consultants, including stock options and other stock-based awards including restricted stock units, or RSUs. With the establishment of the 2016 Plan in December 2016, all shares available for grant under the 2008 Plan were transferred to the 2016 Plan. We no longer grant any stock-based awards under the 2008 Plan and any shares underlying stock options cancelled under the 2008 Plan will be automatically transferred to the 2016 Plan. Stock options granted under the stock option plans may be either incentive stock options, or ISOs, or nonstatutory stock options, or NSOs. ISOs may be granted to employees and NSOs may be granted to employees, directors, or consultants. As of January 31, 2017, we made one ISO grant, all other stock options outstanding were granted as NSOs. The exercise prices of the stock option grants must be not less than 100% of the fair value of the common stock on the grant date as determined by the Board of Directors. If, at the date of grant, the optionee owns more than 10% of the total combined voting power of all classes of outstanding stock, or a 10% stockholder, the exercise price must be at least 110% of the fair value of the common stock on the date of grant as determined by the Board of Directors. Options granted are exercisable over a maximum term of 10 years from the date of grant or five years from the date of grant for ISOs granted to any 10% stockholder. Stock option awards generally vest over a period of four years with 25% vesting on the one year anniversary of the award and the remainder vesting monthly over the next 36 months of the grantee's service to the Company. All outstanding restricted stock awards were fully vested in January 2014, and no restricted stock awards were granted during the years ended January 31, 2016 and 2017. During the six months ended July 31, 2017 (unaudited), 25,000 RSUs were granted under the 2016 Plan. Our Board of Directors determines the vesting schedule for all equity awards. We generally perform a valuation analysis of our common stock on a quarterly basis.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Equity Incentive Plans (Continued)

        The following table summarizes stock option activity for the 2008 and 2016 Plans (in thousands, except share and per share data and years):

		Options Outstanding
	Shares Available for Grant	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance—January 31, 2015	1,083,312	8,527,384	$11.05	8.8	$50,720
Authorized	1,250,000	—	—
Options granted	(2,525,906)	2,525,906	17.05
Options exercised	—	(579,390)	5.36
Options forfeited and expired	1,151,619	(1,151,619)	9.65
Early exercised shares repurchased	15,408	—	—

Balance—January 31, 2016	974,433	9,322,281	13.20	8.3	8,459
Authorized	3,000,000	—	—
Options granted	(4,404,228)	4,404,228	6.74
Options exercised	—	(1,534,211)	5.43
Options forfeited and expired	1,101,701	(1,101,701)	11.09
Early exercised shares repurchased	6,354	—	—

Balance—January 31, 2017	678,260	11,090,597	6.47	8.2	21,717
Authorized (unaudited)	3,000,000	—	—
Options granted (unaudited)	(2,767,425)	2,767,425	9.06
Options exercised (unaudited)	—	(932,156)	6.40
Restricted stock units granted (unaudited)	(25,000)	—	—
Early exercised shares repurchased (unaudited)	10,359	—	—
Options forfeited and expired (unaudited)	493,170	(493,170)	7.34

Balance—July 31, 2017 (unaudited)	1,389,364	12,432,696	$7.02	8.1	$51,788

Options vested and exercisable—January 31, 2017		4,344,092	$6.21	7.3	$9,875

Options vested and exercisable—July 31, 2017 (unaudited)		4,722,644	$6.26	7.0	$23,300

        For the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), total estimated fair value for stock-based compensation awards granted to employees was $19.0 million, $11.7 million, $9.1 million and $10.9 million, respectively. The weighted-average grant-date fair value of options granted to employees for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), was $7.53 per share, $2.91 per share, $2.86 per share and $3.96 per share, respectively. The intrinsic value of options exercised for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), was determined to be $6.5 million, $2.9 million, $1.2 million and $2.4 million, respectively.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Equity Incentive Plans (Continued)

        The total grant date fair value of options vested for the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), was $11.6 million, $15.5 million, $8.0 million and $6.7 million, respectively. As of January 31, 2017 and July 31, 2017 (unaudited), we had stock-based compensation expenses of $36.7 million and $37.3 million, respectively, related to unvested stock options that we expect to recognize over a weighted-average period of 2.59 years and 2.63 years, respectively.

Stock Option Repricing

        On April 13, 2016, we amended all then-current employee and active non-employee stock options with an exercise price greater than $6.50 per share that remained outstanding and unexercised on such date to reprice their respective exercise prices to $6.50 per share, the fair market value of our common stock as of April 13, 2016, as determined by the Board of Directors. Pursuant to this repricing, options to purchase 6,898,736 shares of common stock were repriced, including options to purchase 3,303,786 shares of common stock held by our executive officers. We determined the total incremental compensation expenses related to the repriced awards was $10.7 million, of which $5.6 million was recorded in the year ended January 31, 2017 and $1.2 million in the six months ended July 31, 2017 (unaudited).

Early Exercise of Stock Options

        We allow employees and directors to exercise options granted prior to vesting. The unvested shares are subject to lapsing repurchase rights upon termination of employment. For early exercised stock options under the 2008 Plan, the repurchase price is at the original purchase price. For early exercised stock options under the 2016 Plan, the repurchase price is the lower of (i) the then-current fair market value of the common stock on the date of repurchase, and (ii) the original purchase price. The proceeds initially are recorded in other current and noncurrent liabilities from the early exercise of stock options and reclassified to common stock and paid-in capital as the repurchase right lapses.

        For the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), we issued common stock of 12,105, 240,678, 181,467 and 258,764 shares for stock options exercised prior to vesting, respectively. For the years ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), we repurchased 15,408, 6,354, 79 and 10,359 shares of common stock related to unvested stock options at the original exercise price due to the termination of employees. As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), 15,195, 118,059 and 289,730 shares held by employees and directors were subject to potential repurchase at an aggregate price of $0.2 million, $0.8 million and $2.1 million, respectively.

2016 China Stock Appreciation Rights Plan

        In April 2016, we adopted the 2016 China Stock Appreciation Rights Plan, or the China SAR Plan, for our employees in China. The China SAR Plan includes a service vesting condition and a performance vesting condition. The service vesting condition is generally over four years with 25% vesting on the one year anniversary of the award and the remainder vesting monthly over the next 36 months of the grantee's service to the Company. The performance vesting condition is defined as our common stock being publicly traded (a qualifying liquidity event). The China SAR Plan units are

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Equity Incentive Plans (Continued)

cash settled upon exercise and will be paid as a cash bonus equal to the difference between the strike price of the vested plan units and the then-current fair market value of common stock.

        For the year ended January 31, 2017, we granted 21,500 units of the China SAR Plan at a weighted average strike price of $6.78 per share. We granted no units under this plan for the six months ended July 31, 2017 (unaudited). All of the units granted in the year ended January 31, 2017 are still outstanding as of January 31, 2017 and July 31, 2017 (unaudited). We did not recognize any compensation expenses related to the China SAR Plan units because we did not believe the performance conditions to be probable until the occurrence of a qualifying liquidity event.

Restricted Stock Units

        During the six months ended July 31, 2017 (unaudited), we granted 25,000 RSUs to one of our directors with a total grant date fair value of $0.3 million. The RSUs vest on the one-year anniversary of the grant date in June 2018. No RSUs were vested as of July 31, 2017 (unaudited).

Determination of Fair Value

        The determination of the fair value of stock options on the date of grant using an option-pricing model is affected by the estimated fair value of our common stock, as well as assumptions regarding a number of complex and subjective variables. The variables used to calculate the fair value of stock options using the Black-Scholes option-pricing model include actual and projected employee stock option exercise behaviors, expected price volatility of our common stock, the risk-free interest rate and expected dividends. Each of these inputs is subjective and generally requires significant judgment to determine.

        Fair Value of Common Stock.    The fair value of common stock underlying the stock options has historically been determined by our Board of Directors, with input from our management. Because there has been no public market for our common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the options by considering a number of objective and subjective factors, including valuations of comparable companies, sales of redeemable convertible preferred stock, sale of common stock to unrelated third parties, operating and financial performance, the lack of liquidity of our capital stock, and general and industry-specific economic outlook. The fair value of the underlying common stock will be determined by the Board of Directors until such time as our common stock is listed on an established stock exchange or national market system.

        Expected Term.    The expected term represents the period that stock-based awards are expected to be outstanding. For option grants that are considered to be "plain vanilla," we determine the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, we estimate the expected term using historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

        Expected Volatility.    Since we do not have a trading history of our common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within our industry that we considers to be comparable to our own business over a period equivalent to the expected term of the stock option grants.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Equity Incentive Plans (Continued)

        Risk-Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option's expected term.

        Dividend Rate.    The expected dividend was assumed to be zero as we has never paid dividends and has no current plans to do so.

        The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Expected term (in years)	6.08	6.29	6.32	6.07
Expected volatility	43% - 45%	41% - 44%	42% - 44%	42% - 43%
Risk-free interest rate	1.5% - 1.9%	1.2% - 2.0%	1.2% - 2.0%	1.9% - 2.0%
Dividend yield	0%	0%	0%	0%

Stock-Based Compensation Expense

        Total stock-based compensation expense recognized in our consolidated statements of operations is as follows (in thousands):

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Cost of revenue—subscription	$282	$570	$294	$321
Cost of revenue—services	272	482	327	170
Sales and marketing	3,524	5,514	3,251	2,697
Research and development	4,034	5,755	3,312	2,567
General and administrative	4,675	8,683	5,099	3,616

Total stock-based compensation expense	$12,787	$21,004	$12,283	$9,371

10. Net Loss per Share Attributable to Common Stockholders

        The rights, including the liquidation and dividend rights, of the holders of Class A and Class B common stock are identical, except with respect to voting. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share attributed to common stockholders will, therefore, be the same for both Class A and Class B common stock on an individual or combined basis.

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Net Loss per Share Attributable to Common Stockholders (Continued)

        The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
				(Unaudited)
Net loss attributable to common stockholders	$(73,486)	$(86,681)	$(45,326)	$(45,769)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	11,240,696	12,211,711	11,763,154	13,386,109

Net loss per share attributable to common stockholders, basic and diluted	$(6.54)	$(7.10)	$(3.85)	$(3.42)

        The following weighted-average outstanding potentially dilutive common shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because the impact of including them would have been antidilutive:

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Redeemable convertible preferred stock (on an if-converted basis)	25,853,450	25,856,309	25,853,450	26,910,099
Redeemable convertible preferred stock warrants (on an if-converted basis)	54,604	54,604	54,604	44,514
Common stock warrants	122,043	122,043	122,043	122,043
Stock options to purchase Class B common stock	8,844,392	10,777,310	10,493,952	10,015,105
Stock options to purchase Class A common stock	—	52,663	—	1,681,243
Early exercised stock options	29,744	79,394	42,274	199,722

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Net Loss per Share Attributable to Common Stockholders (Continued)

  Unaudited Pro Forma Net Loss per Share Attributable to Common Stockholders

        A reconciliation of the numerator and denominator used in the calculation of unaudited pro forma basic and diluted loss per share is as follows (in thousands, except share and per share data):

	Year Ended January 31, 2017	Six Months Ended July 31, 2017
	(Unaudited)	(Unaudited)
Net loss attributable to common stockholders, basic and diluted	$(86,681)	$(45,769)
Change in fair value of convertible redeemable preferred stock warrant liability	(38)	(101)

Pro Forma net loss attributable to common stockholders used to compute pro forma net loss per share, basic and diluted	(86,719)	(45,870)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	12,211,711	13,386,109
Pro forma adjustments to reflect conversion of redeemable convertible preferred stock	25,856,309	26,910,099

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted	38,068,020	40,296,208

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(2.28)	$(1.14)

11. Income Taxes

        The components of loss before provision for income taxes were as follows (in thousands):

	Year Ended January 31,
	2016	2017
United States	$(44,218)	$(55,878)
Foreign	(28,826)	(30,084)

Total	$(73,044)	$(85,962)

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes (Continued)

        The components of the provision for income taxes were as follows (in thousands):

	Year Ended January 31,
	2016	2017
Current:
Federal	$—	$—
State	134	97
Foreign	310	626

Total	444	723
Deferred:
Federal	58	39
State	8	4
Foreign	(68)	(47)

Total	(2)	(4)

Provision for income taxes	$442	$719

        The items accounting for the difference between income taxes computed at the federal statutory income tax rate of 34% and the provision for income taxes consisted of the following (in thousands):

	Year Ended January 31,
	2016	2017
Income tax benefit at statutory rate	$(24,834)	$(29,228)
State taxes, net of federal benefit	141	101
Impact of foreign income taxes	6,767	7,053
Stock based compensation	827	1,796
Non-deductible expenses	368	531
Change in valuation allowance	17,197	19,390
Research and development credits	(894)	(775)
Prior year true ups	(103)	918
Other	973	933

Provision for income taxes	$442	$719

        At January 31, 2017, we had net operating loss, or NOL, carryforwards for federal, state and Irish income tax purposes of $175.6 million, $138.6 million and $119.3 million, respectively, which begin to expire in the year ending January 31, 2028 for federal purposes and for the year ending January 31, 2021 for state purposes. Ireland allows NOLs to be carried forward indefinitely. The deferred tax assets associated with the NOL carryforwards in each of these jurisdictions are subject to a full valuation allowance. Under Section 382 of the U.S. Internal Revenue Code of 1986, a corporation that experiences an "ownership change" is subject to a limitation on our ability to utilize our pre-change NOLs to offset future taxable income. In April 2017, we completed an analysis under Section 382 to evaluate whether there are any limitations on our NOLs through January 31, 2017 and concluded that any prior ownership changes do not limit the utilization of the NOLs before they expire assuming sufficient future federal and state taxable income. However, it is possible that we could experience a

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes (Continued)

future ownership change under Section 382 or other regulatory changes, such as suspension on the use of the NOLs, that could result in the expiration of our NOLs or otherwise cause them to be unavailable to offset future federal and state taxable income.

        Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax reporting purposes, as well as operating losses and tax credit carryforwards.

        Significant components of our deferred tax assets for federal and state income taxes are as follows at January 31, 2016 and 2017, respectively (in thousands):

	Year Ended January 31,
	2016	2017
Deferred tax assets:
Net operating loss carryforwards	$59,604	$82,762
Deferred revenue	2,446	1,683
Other liabilities and accruals	5,142	7,863
Depreciable assets	1,326	1,919
Other reserves	242	352

Gross deferred tax assets	68,760	94,579
Valuation allowance	(68,692)	(94,465)

Total deferred tax assets, net of valuation allowance	68	114

Deferred tax liability:
Goodwill	(66)	(108)

Total deferred tax liability	(66)	(108)

Net deferred tax assets	$2	$6

        Deferred tax assets are recognized when management believes it is more likely than not that they will be realized. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Due to the significant negative evidence resulting from losses since inception in the U.S. federal, U.S. state and Ireland jurisdictions, management maintains a full valuation allowance against the net deferred tax assets in these jurisdictions. The valuation allowance for deferred tax assets as of January 31, 2016 and January 31, 2017 was $68.7 million and $94.5 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.

        The calculation of our tax obligations involves dealing with uncertainties in the application of complex tax laws and regulations. ASC 740, Income Taxes, provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes (Continued)

technical merits. We have assessed our income tax positions and recorded tax benefits for all years subject to examination, based upon our evaluation of the facts, circumstances and information available at each period end. For those tax positions where we have determined there is a greater than 50% likelihood that a tax benefit will be sustained, we have recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is determined there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized.

        Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. As we expand internationally, we will face increased complexity, and our unrecognized tax benefits may increase in the future. We make adjustments to our reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

        The activity within our unrecognized gross tax benefits was as follows (in thousands):

	Year Ended January 31,
	2016	2017
Unrecognized tax benefits at beginning of year	$2,229	$3,411
Decreases in tax positions in prior years	—	(83)
Additions based on tax positions in the current year	1,182	1,072

Unrecognized tax benefits at end of year	$3,411	$4,400

        We have not provided for U.S. federal income and foreign withholding taxes on approximately $1.2 million of undistributed earnings from non-U.S. operations as of January 31, 2017 because we intend to reinvest such earnings indefinitely outside of the United States. If we were to distribute these earnings, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable due to the fact that the amount and timing of a hypothetical distribution is unknown.

        We are not currently under Internal Revenue Service, state, or foreign income tax examination. We do not anticipate any significant increases or decreases in our uncertain tax positions within the next twelve months. We file tax returns in the United States for federal, New York, California and other states. All tax years remain open to examination for both federal and state purposes as a result of the net operating loss and credit carryforwards. We file foreign tax returns in various locations. These foreign returns are open to examination for the years ending January 31, 2012 through January 31, 2016.

12. Segments

        We operate as one operating segment as we only report financial information on an aggregate and consolidated basis to our Chief Executive Officer, who is our chief operating decision maker. The

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Segments (Continued)

following table sets forth our total revenue by geographic areas based on the customers' location (in thousands):

	Year Ended January 31,		Six Months Ended July 31,
	2016	2017	2016	2017
			(Unaudited)
Americas	$45,231	$69,068	$30,686	46,920
Europe	17,685	29,139	13,073	18,922
APAC	2,355	3,151	1,360	2,148

Total	$65,271	$101,358	$45,119	67,990

        Customers located in the United States accounted for 69%, 65%, 66% and 65% of total revenue for the year ended January 31, 2016 and 2017 and the six months ended July 31, 2016 and 2017 (unaudited), respectively. Customers located in the United Kingdom accounted for 11%, 11%, and 10% for the year ended January 31, 2017 and the six months ended July 31, 2016 and 2017 (unaudited), respectively. No other country accounted for 10% or more of revenue for the periods presented.

        As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), substantially all of our long-lived assets were located in the United States.

13. Related Party Transactions

        All contracts with related parties are executed in ordinary course of business. There were no material related party transactions in the fiscal years ending January 31, 2016 or 2017 or the six months ended July 31, 2017 (unaudited). As of January 31, 2016 and 2017 and July 31, 2017 (unaudited), there were no material amounts payable to or amounts receivable from related parties.

14. Subsequent Events

        We have evaluated subsequent events through June 7, 2017, which is the date the annual audited consolidated financial statements were issued. In connection with the reissuance of the audited consolidated financial statements to reflect the 1-for-2 reverse stock split as described in Note 1, we have evaluated subsequent events through October 6, 2017, the date the audited consolidated financial statements were available to be reissued.

        On April 5, 2017, our Board of Directors authorized an additional 3,000,000 shares to our 2016 Plan which increased the number of shares of Class A common stock reserved for future issuance.

        In April 2017, we granted stock options to purchase an aggregate of 2,113,375 shares of Class A common stock with an exercise price of $8.40 per share. These stock options have a grant date fair value of $7.7 million that is expected to be recognized over a weighted-average requisite service period of four years.

15. Subsequent Events (unaudited)

        In preparing the unaudited interim consolidated financial statements as of July 31, 2017 and for the six months then ended, we have evaluated subsequent events through September 21, 2017, the date

MongoDB, Inc.

Notes to Consolidated Financial Statements (Continued)

15. Subsequent Events (unaudited) (Continued)

the unaudited interim consolidated financial statements were issued. In connection with the reissuance of the unaudited interim consolidated financial statements to reflect the 1-for-2 reverse stock split as described in Note 1, we have evaluated subsequent events through October 6, 2017, the date the unaudited interim consolidated financial statements were available to be reissued.

        In August 2017, we entered into non-cancellable capacity commitments with a hosting infrastructure vendor for a total value of $6.1 million over the next three years.

        In September 2017, we granted stock options to purchase an aggregate of 661,600 shares of Class A common stock with an exercise price of $13.50 per share. These stock options have a grant date fair value of $6.6 million that is expected to be recognized over a weighted-average requisite service period of four years.

        On October 5, 2017, the Company effected a 1-for-2 reverse stock split of its issued and outstanding shares of common stock and accordingly adjusted the conversion rate of its redeemable convertible preferred stock. All issued and outstanding share and per share amounts included in the accompanying unaudited consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented (see Note 1).

mongoDB.

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PERFORMANCE AT SCALE
Powering applications that process billions of recommendations for millions of travelers

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NEW REVENUE STREAMS
Handling massive scale, variety and velocity of data from millions of IoT devices, analyzed in real-time

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RESILIENCY AT SCALE
High availability and 5x improved performance for mission-critical $40B e-commerce engine

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FLEXIBILITY AT SCALE
Supporting rollout of >100 new features per month and deployment of >800 servers

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FASTER TIME TO MARKET
Up to 2X increase in developer productivity for over 70 applications across the company

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CLOUD APPS, NOT OPS
Ability to focus on applications instead of infrastructure yields 2X increase in developer productivity

BARCLAYS
POWERING DIGITAL TRANSFORMATION
Improved Resilience, Increased Developer Productivity and Reduced Time to Market